As filed with the Securities and Exchange Commission on February 9, 2024

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Prairie Operating Co.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1311	98-0357690
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

602 Sawyer Street, Suite 710

Houston, TX 77007

(713) 424-4247

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Edward Kovalik

Chief Executive Officer

602 Sawyer Street, Suite 710

Houston, TX 77007

(713) 424-4247

(Name, Address Including Zip Code, and Telephone Number Including Area Code, of Agent for Service)

COPIES TO:

T. Mark Kelly	David J. Miller
Joanna D. Enns	Samuel D. Rettew
Vinson & Elkins L.L.P.	Latham & Watkins LLP
845 Texas Avenue, Suite 4700	300 Colorado St., Suite 2400
Houston, TX 77002	Austin, TX 78701
(713) 758-2222	(737) 910-7590

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED FEBRUARY 9, 2024

The information contained in this preliminary prospectus is not complete and may be changed. No securities may be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

                 Shares

Prairie Operating Co.

Common Stock

This is an offering by Prairie Operating Co. (the “Company”) of             shares of the Company’s common stock, par value $0.01 per share (“Common Stock”). You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Common Stock is listed on Nasdaq under the symbol “PROP.” On February 7, 2024, the closing price of our Common Stock was $7.79.

Investing in our shares of Common Stock involves risks. See “Risk Factors” beginning on page 12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses to us	$	$

(1)	See “Underwriting” beginning on page 94 of this prospectus for additional information regarding total underwriting compensation. For example, we have agreed to reimburse the underwriters for certain expenses.

We have granted the underwriters an option for a period of 30 days from the date of this prospectus to purchase up to an additional           shares of our Common Stock from us at the initial public offering price, less the underwriting discounts and commissions.

The underwriters expect to deliver the shares of Common Stock on or about ,                   2024.

Truist Securities
KeyBanc Capital Markets
Clear Street	Johnson Rice & Company

, 2024

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ABOUT THIS PROSPECTUS

Neither we nor the underwriters have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website described below under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Unless otherwise indicated, all references to “Prairie,” the “Company,” “we,” “us” and “our” mean Prairie Operating Co. and its consolidated subsidiaries. Capitalized terms used but not defined where used are defined under the section entitled “Frequently Used Terms.”

BASIS OF PRESENTATION

On May 3, 2023, the Company completed its Merger with Prairie LLC pursuant to the terms of the Merger Agreement, pursuant to which, among other things, Merger Sub merged with and into Prairie LLC, with Prairie LLC surviving and continuing to exist as a Delaware limited liability company and a wholly owned subsidiary of the Company. In addition, in connection with the Merger Closing, the Company consummated the purchase of oil and gas leases from Exok pursuant to the Exok Agreement. The information contained herein pertaining to the Company after the Merger reflects the combined basis of the Company, Prairie LLC and the assets purchased from Exok.

On October 12, 2023, the Company filed a Certificate of Amendment to its Certificate of Incorporation with the Delaware Secretary of State to effect a reverse stock split of outstanding shares of the Company’s Common Stock, par value $0.01 per share at an exchange ratio of 1:28.5714286. The Reverse Stock Split became effective on October 16, 2023. Unless otherwise noted, all per share and share amounts presented herein have been retroactively adjusted for the effect of the Reverse Stock Split.

On January 11, 2024, we entered into the NRO Agreement to acquire the Central Weld Assets for total consideration of $94.5 million, subject to certain closing price adjustments and other customary closing conditions. The Company expects the NRO Acquisition to close in the first half of 2024, subject to customary closing conditions, with an economic effective date of February 1, 2024. The Company expects to fund the transaction with the proceeds from this offering, cash on hand and proceeds from exercises of Warrants, if any. References to “Prairie,” the “Company,” “we,” “us” and “our” refer only to Prairie Operating Co. and its consolidated subsidiaries and do not refer to NRO or its consolidated subsidiaries. For further description of the NRO Acquisition, see “Description of the NRO Acquisition” below.

On January 23, 2024, we entered into the Crypto Divestiture Agreement with the Crypto Purchaser, pursuant to which we sold the Mining Equipment to the Crypto Purchaser for total consideration of $2 million, including $1 million in cash and $1 million in deferred cash payments. All historical financial information presented and incorporated by reference herein reflects the financial information of the Company prior to the Crypto Sale unless otherwise indicated herein. For further description of the Crypto Sale, see “Description of the Crypto Sale” below.

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The Company is providing the unaudited pro forma condensed combined financial and reserve information to aid in the analysis of the financial aspects of this offering, the NRO Acquisition, Crypto Sale, Merger, Series D PIPE and Exok Transaction (the “Transactions”). The unaudited pro forma condensed combined financial information presents the combination of historical financial information of the Company, Prairie LLC and NRO, adjusted to give effect to the Transactions and certain subsequent events thereto described in Note 2 of the “Unaudited Pro Forma Condensed Combined Financial Information” (the “Subsequent Events”). The unaudited pro forma condensed combined balance sheet as of September 30, 2023 reflects the historical balance sheet of the Company as of September 30, 2023 on a pro forma basis as if the Transactions and the Subsequent Events had been consummated on September 30, 2023. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and the year ended December 31, 2022 reflect the historical statements of operations of Prairie LLC, the historical statements of operations of the Company and the historical consolidated statements of operations of NRO, as applicable, for such periods on a pro forma basis as if the Transactions and Subsequent Events had been consummated on January 1, 2022. The supplemental unaudited combined oil and natural gas reserves and standardized measure information presents the combination of reserve information of NRO based on reports prepared by NRO’s reserve engineers and NRO’s production as of December 31, 2022. The Company did not have any reserves as of December 31, 2022.

Reports prepared by each of NRO and the Company’s independent reserve engineers, effective December 31, 2022 and February 1, 2024, respectively, are incorporated by reference herein from the Company’s Amendment to its Current Report on Form 8-K/A, dated February 9, 2024. The assumptions of the NRO and Company reserve reports differ with respect to the Central Weld Assets insofar as such reports rely on distinct drilling programs, capital expenditures and lease operating expenses. Historical production and reserve data presented in the sections entitled “Summary Pro Forma Combined Proved Reserves and Production Data” and “Information about NRO,” and Note 7 of the “Unaudited Pro Forma Condensed Combined Financial Information” with respect to the Central Weld Assets is derived from NRO’s reserve report dated effective December 31, 2022. Current production and reserve data included in this prospectus is derived from the Company’s reserve report, dated effective February 1, 2024.

The unaudited pro forma condensed combined financial and reserve information for the Company in this prospectus is presented for illustrative purposes only, is based on certain assumptions, addresses a hypothetical situation and reflects limited historical financial data. Therefore, the unaudited pro forma condensed combined financial and reserve information are not necessarily indicative of what the Company’s actual financial position or results of operations would have been had the NRO Acquisition been completed on the dates indicated, or of the future consolidated results of operations or financial position of the Company. Accordingly, the Company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial and reserve information included in this prospectus. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

INDUSTRY AND MARKET DATA

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications or other published independent sources. Although we believe these third-party sources are reliable as of their respective dates, neither we nor the underwriters have independently verified the accuracy or completeness of this information. Some data is also based on our good faith estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any third-party publications.

NON-GAAP FINANCIAL MEASURES

PV-10 is a non-GAAP financial measure. PV-10 is derived from the Standardized Measure of Discounted Future Net Cash Flows (“Standardized Measure”), which is the most directly comparable GAAP financial measure for proved reserves. PV-10 is a computation of the Standardized Measure on a pre-tax basis. PV-10 is equal to the Standardized Measure at the applicable date, before deducting future income taxes, discounted at 10%. We believe that the presentation of PV-10 is relevant and useful to our investors as supplemental disclosure to the Standardized Measure, or after-tax amount, because it presents the discounted future net cash flows attributable to our reserves before considering future corporate income taxes and our current tax structure. While the Standardized Measure is dependent on the unique tax situation of each company, PV-10 is based on prices and discount factors that are consistent for all companies.

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FREQUENTLY USED TERMS

Unless the context indicates otherwise, the following terms have the following meanings when used in this prospectus:

“Atlas” means Atlas Power Hosting, LLC.

“Atlas MSA” means the Master Services Agreement, dated February 16, 2023, by and between Atlas and the Company.

“Board” means the board of directors of the Company.

“Boe/d” means barrel of oil equivalent, using the ratio of six Mcf of natural gas to one barrel of crude oil or condensate, per day.

“CDPHE” means the Colorado Department of Public Health and Environment.

“CECMC” means the Colorado Energy and Carbon Management Commission, formerly the Colorado Oil and Gas Conservation Commission.

“Central Weld Assets” means the Oil and Gas Leases, Mineral Fee Interests, producing Wells and Units (each as defined in the NRO Agreement), in each case located in the DJ Basin in Weld County, Colorado, as well as appurtenant records and equipment and other properties, to be purchased from NRO pursuant to the NRO Agreement.

“Charter” means the Company’s Second Amended and Restated Certificate of Incorporation.

“Closing” means the closing of the NRO Acquisition pursuant to the NRO Agreement.

“Common Stock” means the Company’s common stock, par value $0.01 per share.

“Company,” “we,” “our” or “us” means Prairie Operating Co., a Delaware corporation, and its consolidated subsidiaries following the Merger and Creek Road Miners, Inc. and its consolidated subsidiaries prior to the Merger.

“Crypto Divestiture Agreement” means the asset purchase agreement, dated January 23, 2024, by and between the Company and the Crypto Purchaser.

“Crypto Purchaser” means a private purchaser.

“Crypto Sale” means the sale of the Mining Equipment and the assignment of all of the Company’s rights and obligations under the Atlas MSA, pursuant to the Crypto Divestiture Agreement.

“DGCL” means the General Corporation Law of the State of Delaware.

“DJ Basin” means the Denver-Julesburg Basin.

“E&P” means exploration and production of oil, natural gas and NGLs.

“E&P Assets” means the Genesis Assets and the Central Weld Assets.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exok” means Exok, Inc., an Oklahoma corporation.

“Exok Affiliates” means those certain affiliates of Exok that received equity consideration in connection with the Exok Option Purchase.

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“Exok Agreement” means the Amended and Restated Purchase and Sale Agreement, dated as of May 3, 2023, by and among the Company, Prairie LLC and Exok.

“Exok Option Purchase” means the optional purchase of oil and gas leases, including all of Exok’s right, title and interest in, to and under certain undeveloped oil and gas leases in Weld County, Colorado, together with certain other associated assets, data and records.

“Exok Transaction” means the purchase of oil and gas leases, including all of Exok’s right, title and interest in, to and under certain undeveloped oil and gas leases located in Weld County, Colorado, together with certain other associated assets, data and records from Exok for $3,000,000 by the Company pursuant to the Exok Agreement.

“Exok Warrants” means the warrants to purchase 670,499 shares of Common Stock at an exercise price of $6.00 per share issued to the Exok Affiliates on August 14, 2023.

“FERC” means Federal Energy Regulatory Commission.

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time.

“Genesis Assets” means the oil and gas leases located in the DJ Basin in Weld County, Colorado, purchased from Exok pursuant to the Exok Agreement and the Genesis Bolt-on Assets.

“Genesis Bolt-on Acquisition” means the acquisition of the Genesis Bolt-on Assets from a private party on February 5, 2024, with an effective date of January 31, 2024.

“Genesis Bolt-on Assets” means the oil and gas leases located in the DJ Basin in Weld County, Colorado, acquired from a private party effective as of January 31, 2024.

“IRS” means the Internal Revenue Service.

“Mbbl” means one thousand barrels of oil.

“Mboe” means one thousand barrels of oil equivalent.

“Mcf” means one thousand cubic feet.

“Merger” means the merger of Merger Sub with and into Prairie LLC, with Prairie LLC surviving and continuing to exist as a Delaware limited liability company and a wholly owned subsidiary of the Company pursuant to the Merger Agreement.

“Merger Agreement” means the Amended and Restated Agreement and Plan of Merger, dated as of May 3, 2023, by and among the Company, Merger Sub and Prairie LLC.

“Merger Closing” means the closing of the transactions contemplated by the Merger Agreement.

“Merger Closing Date” means May 3, 2023.

“Merger Effective Time” means the effective time of the Merger.

“Merger Sub” means Creek Road Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company.

“Mining Equipment” means all of the Company’s cryptocurrency miners sold pursuant to the Crypto Divestiture Agreement.

“MMboe” means one million barrels of oil equivalent.

“MMcf” means one million cubic feet.

“Nasdaq” means the Nasdaq Capital Market securities exchange.

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“NGA” means the Natural Gas Act of 1938 and the rules and regulations promulgated thereunder.

“NGLs” means natural gas liquids.

“NGPA” means the Natural Gas Policy Act of 1978, as amended, and the rules and regulations promulgated thereunder.

“NRD” means Nickel Road Development LLC, a Delaware limited liability company.

“NRO” means Nickel Road Operating LLC, a Delaware limited liability company.

“NRO Acquisition” means the purchase of the Central Weld Assets by the Company, pursuant to the NRO Agreement.

“NRO Agreement” means the Asset Purchase Agreement, dated January 11, 2024, by and among the Company, Prairie LLC, NRO and NRD.

“O’Neill Trust” means Narrogal Nominees Pty Ltd ATF Gregory K O’Neill Family Trust.

“Prairie LLC” means Prairie Operating Co., LLC, a Delaware limited liability company.

“Preferred Stock” means the Company’s preferred stock, par value $0.01 per share, including the Series D Preferred Stock and Series E Preferred Stock.

“Reverse Stock Split” means the reverse stock split of the Company’s Common Stock, effected on October 16, 2023, at a ratio of 1:28.5714286.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series D A Warrants” means the Series A warrants to purchase 3,475,250 shares of Common Stock at an exercise price of $6.00 per share issued to Series D PIPE Investors in the Series D PIPE on May 3, 2023.

“Series D B Warrants” means the Series B warrants to purchase 3,475,250 shares of Common Stock at an exercise price of $6.00 per share issued to Series D PIPE Investors in the Series D PIPE on May 3, 2023.

“Series D PIPE” means the sale of an aggregate of approximately $17.38 million of Series D Preferred Stock and Series D PIPE Warrants in a private placement pursuant to the Series D Securities Purchase Agreements in connection with the Merger.

“Series D PIPE Investors” means the investors in the Series D PIPE.

“Series D PIPE Preferred Stock” means the Series D Preferred Stock issued in the Series D PIPE.

“Series D PIPE Warrants” means, collectively, the Series D A Warrants and the Series D B Warrants.

“Series D Preferred Stock” means the 17,376.25 shares of Series D Preferred Stock, par value $0.01 per share, with a conversion price of $5.00 per share, subject to certain adjustments, issued to the Series D PIPE Investors in the Series D PIPE on May 3, 2023.

“Series D Securities Purchase Agreements” means the Securities Purchase Agreements, dated May 3, 2023, by and between the Company and each of the Series D PIPE Investors.

“Series E A Warrants” means the Series A warrants to purchase 4,000,000 shares of Common Stock at an exercise price of $6.00 per share issued to the Series E PIPE Investor in the Series E PIPE on August 14, 2023.

“Series E B Warrants” means the Series B warrants to purchase 4,000,000 shares of Common Stock at an exercise price of $6.00 per share issued to the Series E PIPE Investor in the Series E PIPE on August 14, 2023.

“Series E PIPE” means the sale of an aggregate of approximately $20.0 million of Series E Preferred Stock and Series E PIPE Warrants in a private placement pursuant to a securities purchase agreement, dated as of August 15, 2023, by and between the Company and the O’Neill Trust.

“Series E PIPE Investor” means O’Neill Trust, as the sole investor in the Series E PIPE.

“Series E PIPE Warrants” means, collectively, the Series E A Warrants and the Series E B Warrants.

“Series E Preferred Stock” means the 20,000 shares of Series E Preferred Stock, par value $0.01 per share, with a conversion price of $5.00 per share, subject to certain adjustments, issued to the Series E PIPE Investor in the Series E PIPE on August 14, 2023.

“Warrants” means, collectively, the Series D PIPE Warrants, the Series E PIPE Warrants and the Exok Warrants.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein or therein contain statements that are forward-looking and as such are not historical facts. These forward-looking statements include, without limitation, statements regarding future financial performance, business strategies, expansion plans, future results of operations, estimated revenues, losses, projected costs, prospects, plans and objectives of management. These forward-looking statements are based on our management’s current expectations, estimates, projections and beliefs, as well as a number of assumptions concerning future events, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus or in the documents incorporated by reference, words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” “project” or the negative of such terms or other similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus and in any document incorporated by reference in this prospectus may include, for example, statements about:

●	our ability to successfully finance and consummate the NRO Acquisition;

●	this offering, the timing thereof and the use of proceeds therefrom;

●	estimates of oil and natural gas reserves of the Genesis Assets and the Central Weld Assets;

●	estimates of the future oil and natural gas production of the Genesis Assets and the Central Weld Assets, including estimates of any increases or decreases in production;

●	the receipt of the deferred purchase price pursuant to the Crypto Sale;

●	the availability and adequacy of cash flow to meet our requirements;

●	the availability of additional capital for our operations;

●	changes in our business and growth strategy, including our ability to successfully operate and expand our business;

●	changes or developments in applicable laws or regulations, including with respect to taxes;

●	actions taken or not taken by third-parties, including our contractors and competitors; and

●	our future financial performance following the NRO Acquisition and Crypto Sale.

The forward-looking statements contained in this prospectus and any documents incorporated by reference herein are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to:

●	our and NRO’s ability to satisfy the conditions to the NRO Acquisition in a timely manner or at all, including our ability to successfully finance the NRO Acquisition;

●	our ability to recognize the anticipated benefits of the Crypto Sale and NRO Acquisition, which may be affected by, among other things, competition and our ability to grow and manage growth profitably following the Crypto Sale and NRO Acquisition;

●	our ability to fund our development and drilling plan using generated free cash flow without utilizing leverage;

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●	the possibility that the Company may be unable to achieve expected free cash flow accretion, production levels, drilling, operational efficiencies and other anticipated benefits within the expected time-frames, or at all, and to successfully integrate NRO’s operations with those of the Company;

●	our integration of NRO’s operations with those of the Company may be more difficult, time-consuming or costly than expected;

●	our operating costs, customer loss and business disruption may be greater than expected following the proposed transaction or the public announcement of the proposed transaction;

●	our ability to integrate the Central Weld Assets and any other businesses we acquire;

●	our ability to grow our operations, and to fund such operations, on the anticipated timeline or at all;

●	uncertainties inherent in estimating quantities of oil, natural gas and NGL reserves and projecting future rates of production and the amount and timing of development expenditures;

●	commodity price and cost volatility and inflation;

●	the ability to obtain and maintain necessary permits and approvals to develop our assets;

●	safety and environmental requirements that may subject us to unanticipated liabilities;

●	changes in the regulations governing our business, the Genesis Assets and the Central Weld Assets, including, but not limited to, those pertaining to the environment, our drilling program and the pricing of our future production;

●	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

●	general economic, financial, legal, political, and business conditions and changes in domestic and foreign markets;

●	the risks related to the growth of the Company’s business;

●	the effects of competition on the Company’s future business; and

●	other factors detailed under the section entitled “Risk Factors” and in our periodic filings with the SEC.

Additionally, our discussions of certain environmental, social and governance (“ESG”) matters and issues herein are informed by various standards and frameworks (including standards for the measurement of underlying data), and the interests of various stakeholders. As such, the discussions may not necessarily be “material” under the federal securities laws for SEC reporting purposes. Furthermore, much of this information is subject to methodological considerations or information, including from third-parties, that is still evolving and subject to change. For example, our disclosures based on any standards may change due to revisions in framework requirements, availability of information, changes in our business or applicable government policies, or other factors, some of which may be beyond our control.

Our SEC filings are available publicly on the SEC website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Accordingly, forward-looking statements in this prospectus and in any document incorporated herein by reference should not be relied upon as representing our views as of any subsequent date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

All forward-looking statements, expressed or implied, included in this prospectus and the documents incorporated by reference herein are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

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SUMMARY

This summary highlights information included elsewhere in, or incorporated by reference into, this prospectus. This summary does not contain all of the information that you should consider before investing in our Common Stock. You should carefully read the entire prospectus, together with the additional information described under “Information Incorporated by Reference,” before investing in our Common Stock.

The Company

We are an independent oil and gas company focused on the acquisition and development of crude oil, natural gas and natural gas liquids. We currently hold attractive acreage in the DJ Basin of Colorado that our experienced management team intends to develop, deploying next-generation technology and techniques in an environmentally efficient manner. In addition to growing production through our drilling operations, we also seek to grow our business through accretive acquisitions, focusing on assets with the following criteria: (i) producing reserves, with associated undeveloped bolt-on acreage; (ii) ample, high rate-of-return inventory of drilling locations that can be developed with cash flow reinvestment; (iii) strong well-level economics; (iv) liquids-rich assets; and (v) accretive valuation. Our goal is to fully fund our growth plan through cash flows from operations.

Our Assets

In 2023, in connection with the Merger, we acquired oil and gas leases covering approximately 3,158 net mineral acres in, on and under 4,494 gross acres from Exok for $3.0 million and subsequently exercised our contractual option to acquire approximately an additional 20,328 net mineral acres in, on and under 32,536 gross acres in a separate transaction for approximately $23.0 million. We funded these acquisitions through private placements of Common Stock, Preferred Stock, and warrants. The acquisition for the additional 20,328 mineral acres closed on August 15, 2023. We also recently acquired a 1,280 acre drillable spacing unit (“DSU”) and eight PUDs in the Genesis Bolt-on Acquisition offsetting our existing assets. We refer to the assets acquired in these transactions as our “Genesis Assets.” In all, the total Genesis Assets include 24,351 net mineral acres in, on and under 37,985 gross acres. In addition, and as described further below, we recently entered into a definitive agreement with NRO to acquire producing acreage and PUDs that are complementary to our existing acreage, which we refer to as the “Central Weld Assets.”

Our existing Genesis Assets and the Central Weld Assets we expect to acquire in the NRO Acquisition are located in Weld County, Colorado, within the DJ Basin, which has produced oil, natural gas and NGLs for over fifty years and is known for its substantial liquids-rich reserves, extensive production history, high recovery rates in relation to drilling and completion costs, and multiple productive horizons. Our existing assets are prospective for, and the Central Weld Assets produce primarily from, the Niobrara and Codell formations, where we focus on utilizing unconventional horizontal drilling.

As of February 7, 2024, our assets are comprised of the Genesis Assets — approximately 24,351 net mineral acres in, on and under approximately 37,985 gross undeveloped acres and situated in a rural area of northern Weld County, Colorado. In addition, on January 11, 2024, we entered into a definitive agreement to acquire the Central Weld Assets for total consideration of $94.5 million. The Central Weld Assets strategically expand our core operating area, increase our inventory of high rate-of-return drilling locations, and provide additional optionality to our 2024 drill schedule. Upon consummation of the NRO Acquisition, our assets will include the Central Weld Assets — over 5,500 net mineral acres in, on and under approximately 5,936 gross acres of proved developed and proved undeveloped acreage situated in a rural area of central Weld County, Colorado.

We believe that the location of both our Genesis Assets and the Central Weld Assets will allow for efficient development of our acreage in accordance with Colorado’s stringent regulatory requirements. We intend to employ leading-edge technologies and techniques to efficiently develop our oil and natural gas assets in the DJ Basin while minimizing environmental and community impacts of our activities.

Our independent reserve engineer has used the activity of large operators on adjacent or nearby drilling locations in the same horizontal formations, geologic data, type logs and core samples to assess the quality of both our Genesis Assets and the Central Weld Assets. We believe this analysis of our Genesis Assets and the Central Weld Assets will help reduce the uncertainty often associated with efficiently and effectively developing assets in new areas. Furthermore, the production associated with the Central Weld Assets provides a roadmap for future development thereof. We believe using state-of-the-art drilling techniques in the DJ Basin and deploying the latest in next-generation drilling technology and completion techniques will lead to competitive well-level economics when compared to other U.S. onshore conventional basins. A modern horizontal well in the DJ Basin can be drilled in as few as four days.

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Our Genesis Assets are characterized by crude oil and natural gas leases that have varying expiration dates, some with options to extend ranging from one to four years. Approximately 70% of the net leasehold of our Genesis Assets is held under fee leases, with the remaining 30% held under State of Colorado leases and includes no federal leases. The net leasehold of the Central Weld Assets is 100% held under fee leases.

The NRO Acquisition will add over 5,500 net mineral acres in, on and under approximately 5,936 gross acres and 62 fully permitted proven undeveloped drilling locations. The Central Weld Assets are 84% liquids weighted and produced approximately 2,973 net Boe/d for the month ended December 31, 2023. Upon the Closing of the NRO Acquisition, the Company expects to have production of approximately 3,462 Boe/d as of April 1, 2024 and proved reserves as shown in the tables below:

Central Weld Assets:(1)

Reserve Category	Well Count	Net Oil (Mbbl)	Net Gas (MMcf)	Net NGL (Mbbl)	Net Equiv. (Mboe)	PV-10 ($000s)(2)
Estimated Proved Developed	26	2,655	7,878	1,349	5,317	$103,895
Estimated Proved Undeveloped	62	8,838	23,862	4,107	16,922	$149,521
Total Proved	88	11,493	31,740	5,456	22,239	$253,416

(1)	Based on reserve report by Cawley, Gillespie & Associates, Inc. for the Central Weld Assets, as of February 1, 2024 using SEC pricing as of December 31, 2023.
(2)	PV-10 is a non-GAAP financial measure derived from the Standardized Measure. See section entitled “Non-GAAP Financial Measures.”

Genesis Assets:

Reserve Category	Well Count	Net Oil (Mbbl)	Net Gas (MMcf)	Net NGL (Mbbl)	Net Equiv. (Mboe)	PV-10 ($000s)(1)
Estimated Proved Undeveloped(2)	8	1,472	3,532	580	2,640	$39,732
Estimated Possible Undeveloped(3)	420	92,733	181,542	28,835	151,825	$2,023,240

(1)	PV-10 is a non-GAAP financial measure derived from the Standardized Measure. See section entitled “Non-GAAP Financial Measures.”
(2)	Consists of Genesis Bolt-on Assets. Based on reserve report by Cawley, Gillespie & Associates, Inc. for the Genesis Bolt-on Assets, as of February 1, 2024 using SEC pricing as of December 31, 2023.
(3)	Consists of Genesis Assets acquired in the Exok Transaction and the Exok Option Purchase. Based on reserve report by Cawley, Gillespie & Associates, Inc. for the Genesis Assets, as of February 1, 2024 using SEC pricing as of December 31, 2023. See “Risk Factors—Our estimated oil, natural gas and NGLs reserves are based on many assumptions that may prove to be inaccurate. Any material inaccuracies in the reserve estimates or the underlying assumptions will materially affect the quantities and present value of our reserves.”

Being in the early stages of development, we currently have no oil and gas production or revenue. However we intend to grow production rapidly following the NRO Acquisition. In the months immediately following the Closing of the NRO Acquisition, we intend to swiftly develop the inventory of 62 PUD locations in the Central Weld Assets. All 62 PUD locations in the Central Weld Assets have approved permits, and we are seeking 72 permits for the development of possible locations in our Genesis Assets. Our plan is to drill between            and            wells in 2024 and between            and            wells in 2025, which we expect will rapidly grow our production and free cash flow, allowing us to increase our activity in 2025 and beyond. Of the undeveloped permitted locations in the Central Weld Assets, 10% are in Niobrara A, 26% are in Niobrara B, 30% are in Niobrara C and 34% are in the Codell.

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Our Permitting Process

We believe that we are ideally positioned to execute on our development plan of our Genesis Assets and the Central Weld Assets after the Closing of the NRO Acquisition. Critical to our development plan is an effective approach to ensuring well permits are received in a timely manner. For further information on our permitting process, see “Regulation of Oil and Natural Gas Industry—Our Permitting Process.”

With respect to our Genesis Assets, on November 27, 2023 we announced that we had submitted a WOGLA application for sites within the Genesis OGDP (“Genesis 1”) and had begun the application process for our second OGDP (“Genesis 2”). On February 1, 2024, the Burnett and Oasis locations within Genesis 1 were approved by the Weld County hearings officer for the Genesis 1 WOGLA permits. Genesis 1 and Genesis 2 encompass up to 72 wells and 48 wells, respectively, from two pads each, with each pad developing nine-square miles of subsurface minerals. The two pads in Genesis 1 are expected to develop up to 18 three-mile lateral wells and 54 two-mile lateral wells. In Genesis 2, the two pads are expected to develop up to 16 and 32 three-mile lateral wells, respectively. Following the September 15, 2023 submission of Genesis 1 with the CECMC for the Burnett and Oasis locations, a hearing before the CECMC for approval is scheduled to take place on March 13, 2024.

With respect to the Central Weld Assets, 62 wells on four pads have been fully permitted across seven operated DSUs and there are 18 wells that can be permitted from an additional location. The Company expects to begin its application process for the additional permits in the first quarter of 2024.

With respect to our identified well locations across both of our Genesis Assets and the Central Weld Assets, the following table summarizes current permitting status:

	Genesis Assets		Central Weld Assets
	Expected Three Mile Lateral Count	Expected Two Mile Lateral Count	Expected Two Mile Lateral Count	Expected One Mile Lateral Count
WOGLA Approved(1)	18	54	—	—
CECMC Application Submitted(1)	18	54	—	—
CECMC Fully Permitted	—	8	58	4

(1)	Excludes fully permitted wells.

Our Business Strategy

Our primary objective is to deliver stockholder value by executing the following business strategies:

●	Deliver growth and generate long-term production, reserves and cash flow through the development of our extensive drilling inventory and acreage. We intend to develop our acreage base initially by selecting drilling locations which we believe are lower risk and will offer competitive returns. Based on the production history of adjacent properties, geologic data and industry activity in the area, and ready access to midstream takeaway capacity, we believe the Central Weld Assets are an ideal addition to our portfolio. Through the conversion of our resource base to both producing and undeveloped proved reserves, we seek to increase our long-term production, reserves and cash flow while generating favorable returns on invested capital. For the month ended December 31, 2023, the Central Weld Assets produced an average of 2,973 net Boe/d (84%) liquids. For the year ended December 31, 2023, these assets produced net income of $ million. We intend to utilize our cash flow to support the rapid development of the existing inventory of 62 PUD locations included in the Central Weld Assets and the eight PUD locations included in the Genesis Bolt-on Assets. We are also seeking an additional 72 permits for the development of possible locations in our Genesis Assets. Our current development plan contemplates drilling between and wells in 2024 and between and wells in 2025, which we believe will rapidly grow our production and free cash flow, further allowing us to increase our activity in 2025 and beyond.

●	Fund our drilling operations utilizing internally generated cash flows and limit the use of leverage to other short-term working capital obligations. We seek to maintain our existing conservative financial position and intend to develop our position primarily through available cash flow from operations and supplemented by proceeds from this offering and the exercise of outstanding warrants, if any. We intend to establish a reserve-based, revolving credit facility primarily to support our hedging program. We aim to allocate capital in a disciplined manner and proactively manage our cost structure to achieve our business objectives. Consistent with our disciplined approach to financial management, we expect to maintain an active hedging program that seeks to reduce our exposure to the impact of downside commodity price volatility, to protect our cash flows and allow us to be able to execute our annual development program, while still maintaining flexibility.

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●	Maximize our returns and capital efficiency by employing the latest technology and best operating practices. Our senior management team has extensive experience in deploying the latest horizontal drilling and completion methodologies to drive increased well and field-level returns and intends to implement such methodologies in our development program. We also intend to utilize the latest technology in three-dimensional (“3-D”) seismic mapping and geo-steering to reduce unplanned departures from the drilling zone to decrease drilling times and potentially improve well results. On the surface, we expect industry best practices such as “twinning,” where two rigs and frac crews are deployed on adjacent wells, to reduce pad occupancy time, the amount of support equipment required, and the overall surface impact of our operations. Additionally, through applying industry best practices, we expect to substantially improve our drilling techniques on the Central Weld Assets, which we expect will yield a substantial increase in the overall estimated ultimate recovery compared to the prior generation of wells on this acreage. Our management team believes these techniques will drive operational improvements and result in a substantial reduction of time from spud to well completion. We expect these approaches will allow us to increase our drilling efficiency and maximize our cash flows and returns.

●	Strategically pursue reserves that are accretive to our existing assets and leasehold acquisitions with economics comparable to our existing inventory. We intend to use our extensive experience in acquiring assets to supplement our development and existing properties with accretive acquisitions. We actively review acquisition opportunities on an ongoing basis to grow our acreage position through opportunistic acquisitions. Our management team has a demonstrated track record of identifying and cost-effectively executing on attractive resource development opportunities. Our management and technical teams have successfully sourced, evaluated and executed numerous acquisitions prior to and since joining the Company, and we expect to continue to identify and opportunistically lease or acquire additional acreage and producing assets to add to our multi-year drilling inventory. We have pursued a strategy driven by geological data to establish large, contiguous leasehold positions and plan to strategically expand those positions through bolt-on acquisitions over time.

●	Proactively engage in matters relating to regulation, the environment, safety and community relations. We proactively engage with state, local and federal regulatory agencies, and local communities in an attempt to minimize our footprint and surface impact while maximizing the efficiency of the development of our assets. Our development approach prioritizes avoidance, minimization or mitigation of potential impacts on the environment, community and wildlife. We seek to minimize surface impacts through consolidation of drilling locations and use of drilling rigs that allow us to drill longer laterals and capture more acreage from a single location. When choosing a location, we conduct a thorough analysis to understand the potential impacts to both human and wildlife receptors, and we develop best management practices and measures to mitigate that impact. We also place an operational emphasis on minimizing impacts through utilizing technology and innovation, including utilizing an electric drilling rig powered by the grid, a low emitting and quiet frac fleet and fully electrified facilities. Our facility design does not include hydrocarbon storage tanks and will utilize flow meters to eliminate many pieces of equipment, further reducing our surface footprint and emissions profile. We are committed to maximizing the use of pipelines to transport hydrocarbons and water to and from our locations, limiting the use of trucks. We intend to equip our facilities with extensive emissions monitoring, robust leak detection and repair programs.

Our Competitive Strengths

●	Attractive undeveloped acreage position in Weld County. Our Genesis Assets include approximately 24,351 net mineral acres in, on and under approximately 37,985 gross acres and the Central Weld Assets include 5,500 additional net mineral acres in, on and under approximately 5,936 gross acres, all of which are located in Weld County, Colorado. We believe this acreage is highly prospective, derisked and should yield compelling well level economics relative to the greater DJ Basin based on existing offset and legacy vertical data and reserve reports. Northern and central Weld County is an ideal place to conduct development due to (i) its distance from major urban centers; (ii) its significant connection to midstream and electrical markets; (iii) its terrain, consisting of minimal elevation changes and numerous options for well sites; and (iv) a history of prolific hydrocarbon development.

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●	Inventory of eight drill-ready PUD locations with 62 approved permitted PUD locations in Central Weld Assets. Upon the Closing of the NRO Acquisition, we expect to have access to an additional 62 proved undeveloped locations with approved permits that will facilitate rapid development of these locations that are part of the Central Weld Assets, with an additional eight permits related to the Genesis Bolt-on Assets for a total of 70 permitted, PUD locations. This inventory of development locations is already supported by nearby wells with existing production established from the Niobrara and Codell formations. The permits pertaining to the Central Weld Assets and Genesis Bolt-on Assets represent PUD reserves of MMboe and MMboe, respectively, as of December 31, 2023. We plan to develop approximately of these locations in 2024 and of these locations in 2025. We expect these newly drilled wells to add PUD reserves and locations to support our future development activities.

●	Recent consolidation in the U.S. onshore upstream market has created a unique growth opportunity for us as fewer companies are engaged in middle market M&A. In recent years, mergers and consolidations among large oil and gas companies have reduced the number of U.S. onshore upstream operators. We believe that the current operators are focused on large transactions rather than acquisitions of smaller, privately held oil and gas assets. Furthermore, larger companies may seek to selectively divest smaller, non-core asset packages. We consider this a substantial opportunity to make additional highly accretive and impactful acquisitions of production, reserves and leaseholds that larger operators will pass over because of their size and scale or that may not be near-term in their development programs.

●	Highly experienced and successful management team. With an average of 32 years of experience in the industry, our management team has a successful track record of taking companies from early growth stages to mature public companies. Having worked in multiple U.S. onshore and offshore oil and gas basins, our management and operational teams bring decades of engineering, finance, legal and regulatory experience in publicly traded E&P companies. The technical team brings experience managing drilling and operations in the DJ Basin, Permian Basin, Eagle Ford and Mid-Continent regions. Our team has also overseen the drilling of long lateral, high intensity completion horizontal wells in major unconventional oil and gas plays.

●	Balance sheet with ample liquidity and minimal leverage. Currently and at the completion of this offering, we will have no debt outstanding. We expect to enter into a revolving credit facility primarily to support our hedging program, but we do not intend to utilize such facility to fund our drilling program. We believe our approach to leverage will permit us to grow production while mitigating adverse impacts of commodity price volatility. We expect that limiting our use of leverage will provide flexibility to slow our development pace when commodity prices are not supportive and to accelerate when prices rise. In the near term, we intend to primarily deploy our cash flow towards development.

●	Access to substantial midstream takeaway capacity, service providers and electrification. There is ample takeaway infrastructure in place within several miles of our Genesis Assets, including multiple midstream operators. The Central Weld Assets are fully connected to natural gas gathering systems and we believe there is pipeline takeaway capacity to ensure we are able to sell our hydrocarbons to market. Additionally, our assets have access to electrification, which we believe plays a pivotal role in maintaining low operating costs, keeps field emissions to a minimum and supports highly efficient next-generation drilling and completion technologies. In addition, the Company has access to full field drilling and completion services and equipment in Weld County, including drilling rigs, completion crews and completion materials, necessary for a full scale development program.

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Recent Developments

NRO Acquisition

On January 11, 2024, we entered into the NRO Agreement with NRO and NRD, to acquire the Central Weld Assets for total consideration of $94.5 million, subject to certain closing price adjustments and other customary closing conditions. The Purchase Price (as defined below) consists of $83.0 million in cash and $11.5 million in deferred cash payments. We deposited $9.0 million of the Purchase Price into an escrow account on January 11, 2024, which will be released to NRO upon the earlier of the date of the Closing and August 15, 2024. Portions of such deposit are subject to earlier release under certain circumstances if the Closing of the NRO Acquisition has not occurred on or prior to June 17, 2024. The Company expects the NRO Acquisition to close in the first half of 2024, subject to customary closing conditions, with an economic effective date of February 1, 2024. The Company expects to fund the transaction with the proceeds from this offering, cash on hand and proceeds from exercises of Warrants, if any. The Closing of the NRO Acquisition is dependent on the consummation of this offering or our ability to raise sufficient capital from another source. However, the consummation of this offering is not contingent on the Closing of the NRO Acquisition. For further description of the NRO Acquisition, see “Description of the NRO Acquisition” below. See “Risk Factors—We may not consummate the NRO Acquisition, and this offering is not conditioned on the consummation of the NRO Acquisition on the terms currently contemplated or at all.”

Crypto Sale

On January 23, 2024, we entered into the Crypto Divestiture Agreement with the Crypto Purchaser, pursuant to which we sold all of the Mining Equipment to the Crypto Purchaser for total consideration of $2 million, including $1 million in cash and $1 million in deferred cash payments (the “Deferred Purchase Price”), to be paid out of (i) 20% of the net monthly revenues received by the Crypto Purchaser associated with or otherwise attributable to the Mining Equipment until the aggregate amount of such payments equals $250,000 and (ii) thereafter, 50% of the net monthly revenues received by the Crypto Purchaser associated with or otherwise attributable to the Mining Equipment until the aggregate amount of such payments equals the Deferred Purchase Price, plus accrued interest. In addition to the sale of the Mining Equipment, we assigned, and the Crypto Purchaser assumed, all of our rights and obligations under the Atlas MSA. For further description of the Crypto Sale, see “Description of the Crypto Sale” below.

Genesis Bolt-on Acquisition

On February 5, 2024, the Company acquired a 1,280-acre DSU and eight PUD drilling locations in the DJ Basin from a private seller for $900,000. The Genesis Bolt-on Assets offset the other Genesis Assets held by the Company in northern Weld County, Colorado.

Nasdaq Listing

On December 21, 2023, the Company received approval to list its Common Stock on Nasdaq. Trading of our shares of Common Stock on Nasdaq under the ticker symbol “PROP” commenced at the opening of trading on Thursday, December 28, 2023.

Corporate Information

We were originally incorporated in the State of Delaware on May 2, 2001. On May 3, 2023, we consummated the Merger pursuant to the Merger Agreement and changed our name to Prairie Operating Co. In connection with the Merger, we effectuated a series of restructuring transactions to simplify our ownership structure and to raise capital to acquire the Genesis Assets, and to support our future development of acquired assets. For a description of our legacy operations, see “Description of the Crypto Sale.” The mailing address of the Company’s principal executive office is 602 Sawyer Street, Suite 710, Houston, Texas 77007, and its phone number is (713) 424-4247. Our website address is www.prairieopco.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

Implications of a Smaller Reporting Company

We are a “smaller reporting company” as defined under the Securities Act and Exchange Act. We may continue to be a smaller reporting company so long as either (i) the market value of shares of our Common Stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of shares of our Common Stock held by non-affiliates is less than $700 million. As a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation, and, if we are a smaller reporting company under the requirements of (ii) above, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

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Summary Risk Factors

Investing in our securities involves risks. Before you make a decision to buy our securities, you should carefully consider the specific risks set forth under the heading “Risk Factors” immediately following this prospectus summary. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. These risks include, but are not limited to, the following:

●	We may not consummate the NRO Acquisition, and this offering is not conditioned on the consummation of the NRO Acquisition on the terms currently contemplated or at all.

●	We do not currently have sufficient funds or committed financing necessary to consummate the NRO Acquisition and the NRO Agreement does not include a financing condition.

●	We may be unsuccessful in integrating the Central Weld Assets or in realizing all or any part of the anticipated benefits of the NRO Acquisition.

●	We cannot assure you that our diligence review of the NRO Acquisition has identified all material risks associated with the transaction.

●	We may not achieve the perceived benefits of the Crypto Sale and the NRO Acquisition and the market price of our Common Stock following these transactions may decline.

●	The NRO Acquisition may be completed on different terms from those contained in the NRO Agreement.

●	Certain of the E&P assets are undeveloped properties and there is no assurance that we will be able to successfully drill producing wells. If undeveloped E&P Assets are not commercially productive of crude oil or natural gas, any funds spent on exploration and production may be lost.

●	The development of our estimated PUDs may take longer and may require higher levels of capital expenditures than we currently anticipate. Therefore, our estimated PUDs may not be ultimately developed or produced.

●	The Company has no history of drilling producing oil and gas wells and there can be no assurance that we will successfully establish oil and gas operations or profitably produce oil, natural gas or NGLs.

●	Oil, natural gas and NGLs prices are highly volatile. An extended decline in commodity prices may adversely affect our business, financial condition or results of operations and our ability to meet our capital expenditure obligations and financial commitments.

●	Our plan to develop and operate the E&P Assets will require substantial additional capital, which we may be unable to raise on acceptable terms in the future.

●	We intend to enter into hedging arrangements as we grow our production and therefore we will be exposed to fluctuations in the price of oil, natural gas and NGLs and will be affected by continuing and prolonged declines in such prices. Any future hedging activities that we may engage in may result in financial losses or could reduce our income.

●	Drilling locations that we decide to drill may not yield oil or natural gas in commercially viable quantities.

●	Certain of the undeveloped leasehold acreage of the Central Weld Assets is subject to leases that will expire over the next several years unless production is established on units containing the acreage.

●	Our estimated oil, natural gas and NGLs reserves are based on many assumptions that may prove to be inaccurate. Any material inaccuracies in the reserve estimates or the underlying assumptions will materially affect the quantities and present value of our reserves.

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●	To market our oil and natural gas production, we are dependent upon obtaining access to midstream infrastructure. If we are unable to obtain such access on commercially reasonable terms or at all, we would be unable to market and sell our production and our business and financial position would be materially and adversely affected.

●	We will face strong competition from other oil and gas companies.

●	Government regulation and liability for oil and natural gas operations may adversely affect our business and results of operations.

●	All of the E&P Assets are located in the DJ Basin, making us vulnerable to risks associated with operating primarily in a single geographic area.

●	Our operations will be subject to federal, state and local laws and regulations related to environmental and natural resources protection and occupational health and safety, which may expose us to significant costs and liabilities and result in increased costs and additional operating restrictions or delays.

●	Our oil and gas exploration, production, and development activities may be subject to a series of risks related to climate change and energy transition initiatives, including physical risks.

●	We have historically incurred significant losses, and may be unable to generate profitability. Our ability to successfully operate and expand our business is dependent on the consummation of the NRO Acquisition or our ability to raise additional capital to support our drilling program on our existing assets.

●	We need to manage growth in operations to maximize our potential growth and achieve our expected revenues. Our failure to manage growth can cause a disruption of our operations that may result in the failure to generate revenues at levels we expect.

●	We depend on the services of a small number of key personnel, and may not be able to operate and grow our business effectively if we lose their services or are unable to attract qualified personnel in the future.

●	Past performance by members of the Company’s management team may not be indicative of an ability to complete the NRO Acquisition or of future performance of the Company.

●	The unaudited pro forma condensed combined financial information and pro forma combined proved reserves and production data included in this prospectus may not be representative of our future results or operations.

●	There may be conflicts of interest between certain of our officers and directors and our non-management stockholders.

●	You will incur immediate and substantial dilution.

●	The conversion or exercise, as applicable, of the outstanding Series D Preferred Stock, Series E Preferred Stock, Series D PIPE Warrants, Series E PIPE Warrants, Non-Compensatory Options and Exok Warrants could substantially dilute your investment and adversely affect the market price of our Common Stock.

●	Insiders have substantial control over the Company, and they could delay or prevent a change in our corporate control even if our other stockholders want it to occur.

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The Offering

The summary below describes the principal terms of this offering. Certain of the terms and conditions described below are subject to important limitations and exceptions.

Issuer	Prairie Operating Co.

Common Stock offered by us	shares (or shares if the underwriters exercise their option to purchase additional shares in full).

Common Stock outstanding immediately after this offering(i)	shares (or shares if the underwriters exercise their option to purchase additional shares in full).

Use of proceeds	We expect to receive approximately $ of net proceeds from the sale of shares of our Common Stock offered by us, after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to finance the NRO Acquisition.

Listing and trading symbol	Shares of our Common Stock trade on Nasdaq under the symbol “PROP.”

Risk Factors	You should carefully read and consider the information set forth under the heading “Risk Factors” and all other information set forth in this prospectus before deciding to invest in our Common Stock.

(i)	The number of shares of our Common Stock to be outstanding immediately after this offering as shown above is based on shares outstanding as of , 2024, and excludes, in each case as of , 2024:

●	shares of Common Stock that are reserved for future issuance under the A&R LTIP;
●	shares of Common Stock represented by restricted stock units and performance-based restricted stock units that have been granted and are unvested pursuant to the A&R LTIP;
●	shares of Common Stock that are reserved for future issuance upon exercise of the Series D A Warrants;
●	shares of Common Stock that are reserved for future issuance upon exercise of the Series D B Warrants;
●	shares of Common Stock that are reserved for future issuance upon exercise of the Series E A Warrants;
●	shares of Common Stock that are reserved for future issuance upon exercise of the Series E B Warrants;
●	shares of Common Stock that are reserved for future issuance upon exercise of the Exok Warrants;
●	shares of Common Stock that are reserved for future issuance upon exercise of the pre-existing warrants remaining after the consummation of the Merger (the “Legacy Warrants”);
●	shares of Common Stock that are reserved for future issuance upon conversion of the Series D Preferred Stock; and
●	shares of Common Stock that are reserved for future issuance upon conversion of the Series E Preferred Stock.

Unless otherwise indicated, all information in this prospectus supplement assumes the underwriters do not exercise their option to purchase additional shares of our Common Stock.

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Summary Unaudited Pro Forma Condensed Combined Financial Information

The following summary unaudited pro forma condensed combined balance sheet gives effect to the NRO Acquisition and other subsequent events as if they had occurred on December 31, 2023, while the unaudited pro forma condensed combined statements of operations data for the year ended December 31, 2023 are presented as if the NRO Acquisition and other subsequent events had occurred on January 1, 2023. The following summary unaudited pro forma condensed combined financial information should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information” beginning on page 46 and the related notes and the section in this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nickel Road Operating LLC” beginning on page 58, the Company’s audited historical consolidated financial statements and related notes for the year ended December 31, 2023, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Prairie Operating Co.” for the year ended December 31, 2023, and NRO’s audited consolidated financial statements for the year ended December 31, 2023, all of which are incorporated by reference herein.

The summary unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the Company’s financial position or results of operations actually would have been had such transactions and events occurred as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the Company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the Section entitled “Risk Factors” beginning on page 12. The unaudited pro forma condensed consolidated financial information does not reflect the impacts of any potential operational efficiencies, revenue enhancements, cost savings or economies of scale that the Company may achieve as a result of the transactions and events.

As of December 31, 2023
Selected Balance Sheet Data (at period end)	Prairie Operating Co. (Historical)	Nickel Road (Historical)	Pro Forma Adjustments(1)	Combined Pro Forma

Assets
Cash and cash equivalents	$	$	$	$
Total other current assets
Total property and equipment, net
Other assets
Total assets	$	$	$	$
Liabilities, Members’ Capital, Mezzanine Equity and Stockholders’ Equity
Total current liabilities	$	$	$	$
Total long-term liabilities
Total liabilities
Members’ capital
Mezzanine equity
Total stockholders’ equity
Total liabilities, members’ capital, mezzanine equity and stockholders’ equity	$	$	$	$

(1)	Reflects adjustments for the Transactions and Subsequent Events, as further described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

For the Year Ended December 31, 2023
	Prairie Operating Co. (Historical)	Creek Road Miners, Inc. (Historical)	Nickel Road (Historical)	Pro Forma Adjustments (1)	Combined Pro Forma
Selected Statements of Operations Data:
Total revenues	$	$	$	$	$
Income (loss) from continuing operations	$	$	$	$	$
Income (loss) per share, basic	$	$			$
Income (loss) per share, diluted	$	$			$

(1)	Reflects adjustments for the Transactions and Subsequent Events, as further described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

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Summary Pro Forma Combined Proved Reserves and Production Data

The following table presenting the estimated pro forma combined net proved developed and undeveloped reserves as of December 31, 2023 and February 1, 2024 represents the respective estimates made as of December 31, 2023 and February 1, 2024 by the Company and NRO before the NRO Acquisition. These estimates have not been updated for changes in development plans or other factors, which have occurred or may occur subsequent to December 31, 2023, the NRO Acquisition or the Genesis Bolt-on Acquisition. The reserve estimates shown below for each of December 31, 2023 and February 1, 2024 were determined using the average first day of the month price for each of the preceding 12 months for oil and natural gas for the year ended December 31, 2023. The following table presenting production data provides the estimated pro forma combined net proved developed and undeveloped reserves as of December 31, 2023, giving effect to the NRO Acquisition as if it had been completed on December 31, 2023.

The following summary pro forma reserve and production information has been prepared for illustrative purposes only and is not intended to be a projection of future results of the Company. Future results may vary significantly from the results reflected because of various factors, including those discussed in “Risk Factors” beginning on page 12. The summary pro forma reserve and production information should be read in conjunction with “Unaudited Pro Forma Condensed Consolidated Financial Information” beginning on page 46 and the related notes.

	As of December 31, 2023				As of February 1, 2024(1)
	Prairie	Nickel Road(2)	Genesis Bolt-on	Pro Forma Combined	Prairie	Nickel Road(2)	Genesis Bolt-on	Pro Forma Combined
Estimated Proved Developed Reserves:
Oil (Bbl)
Natural Gas (Mcf)
Natural Gas Liquids (Bbl)
Total (Boe)(3)
Estimated Proved Undeveloped Reserves:
Oil (Bbl)
Natural Gas (Mcf)
Natural Gas Liquids (Bbl)
Total (Boe)(3)
Estimated Proved Reserves:
Oil (Bbl)
Natural Gas (Mcf)
Natural Gas Liquids (Bbl)
Total (Boe)(3)

(1)	Based on reserve report by the Company’s independent reserve engineers, Cawley, Gillespie & Associates, Inc., for the pro forma reserves of the Company, as of February 1, 2024 using SEC pricing as of December 31, 2023.
(2)	Represents reserves associated with the assets acquired from NRO.
(3)	Assumes a ratio of 6 Mcf of natural gas per Boe.

Production for the Year Ended December 31, 2023:	Prairie	Nickel Road(1)	Pro Forma Combined
Oil (Bbl)
Natural Gas (Mcf)
Natural Gas Liquids (Bbl)
Total (Boe)(2)

(1)	Represents production data associated with the assets acquired from NRO.
(2)	Assumes a ratio of 6 Mcf of natural gas per Boe.

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RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein, the risks set forth in our Annual Report on Form 10-K, filed with the SEC on March 31, 2023 under the heading “Risk Factors” and the risks set forth in our subsequent Quarterly Reports on Form 10-Q and other filings we make with the SEC from time to time, which are incorporated by reference herein, together with other information in this prospectus and the information incorporated by reference herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement and any document incorporated by reference are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Risks Related to the NRO Acquisition

We may not consummate the NRO Acquisition, and this offering is not conditioned on the consummation of the NRO Acquisition on the terms currently contemplated or at all.

We expect the NRO Acquisition to close in the first half of 2024, but such acquisition is subject to a number of closing conditions. Satisfaction of some of these conditions is beyond our control. If these conditions are not satisfied or waived, the NRO Acquisition will not be completed. Certain of the conditions that remain to be satisfied include, but are not limited to:

●	the accuracy of the representations and warranties of each party (subject to specified materiality standards);

●	the compliance by each party in all material respects with their respective covenants; and

●	that no event of Force Majeure or Material Adverse Effect (in each case as defined in the NRO Agreement) shall have occurred, in each case the result of which is that we are unable to secure satisfactory financing with respect to the NRO Acquisition.

As a result, the NRO Acquisition may not close as scheduled, or at all. The closing of this offering is not conditioned on, and is expected to be consummated before, the Closing of the NRO Acquisition. Accordingly, if you decide to purchase Common Stock in this offering, you should be willing to do so whether or not we complete the NRO Acquisition. If we fail to complete the NRO Acquisition, our management will have broad discretion in the use of proceeds from this offering, and may use such proceeds in ways in which you do not approve.

Failure to complete the NRO Acquisition or any delays in completing the NRO Acquisition, including as a result of a failure to complete this offering, could have significant adverse impacts on our business, including the following:

●	we may experience negative reactions from the financial markets, including a negative impact on our stock price;

●	we may experience negative reactions from our current or future customers, distributors, suppliers, vendors, landlords, employees, joint venture partners and other business partners;

●	we will still be required to pay certain significant costs relating to the NRO Acquisition, such as legal, accounting, advisor and printing fees;

●	we may be unable to recover the Deposit (as defined below) depending on the circumstances of the failure to complete the NRO Acquisition;

●	we may have foregone certain business opportunities, including other acquisitions and other aspects of our development plan, that, absent the NRO Agreement, may have been pursued;

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●	matters relating to the NRO Acquisition required and continue to require substantial commitments of time and resources by the Company’s management, which may have resulted in the distraction of the Company’s management from other aspects of our development plan, the beginning of the Company’s operations and the pursuit of other business opportunities that could have been beneficial to the Company; and

●	litigation that may arise as a result of any termination or delay in completion of the NRO Acquisition for failure to perform the Company’s obligations under the NRO Agreement.

If the NRO Acquisition is not completed, the risks described above may materialize and they may have a material adverse effect on our results of operations, cash flows, financial position and stock price.

We do not currently have sufficient funds or committed financing necessary to consummate the NRO Acquisition and the NRO Agreement does not include a financing condition.

Pursuant to the NRO Agreement, we deposited $9.0 million of the Purchase Price (the “Deposit”) into an escrow account on January 11, 2024. At Closing, the Deposit will be released to NRO with a corresponding credit to the Purchase Price. In the event the Closing has not occurred in accordance with the terms of the NRO Agreement prior to June 17, 2024, and (i) such delay has not occurred as a result of the failure of NRO to materially perform, when required, any of NRO’s covenants or obligations pursuant to the NRO Agreement, (ii) all conditions precedent to the obligations of NRO, as set forth in the NRO Agreement, have been satisfied or have been waived by NRO and (iii) in our reasonable discretion, there has been no event of Force Majeure or Material Adverse Effect (each as defined below), such that we are, or will be, unable to secure satisfactory financing with respect to the NRO Acquisition, then the Deposit is subject to release to NRO, for so long as such foregoing conditions continue on such dates, in $3,000,000 installments on each of June 17, 2024, July 15, 2024 and August 12, 2024. In the event Closing has not occurred prior to August 15, 2024 as a result of the failure by us to materially perform any of our covenants or obligations under the NRO Agreement, NRO shall receive the entirety of the Deposit, which shall be the sole and exclusive remedy available to NRO for any such failure to consummate the Closing.

The NRO Agreement contains customary representations, warranties, covenants and agreements. As a condition to Closing, we represented that we will have, by the date of the Closing, sufficient cash in immediately available funds with which to pay the cash component of the Purchase Price and otherwise will be able to consummate the NRO Acquisition and perform our obligations under the NRO Agreement. We may terminate the NRO Agreement at any time prior to the Closing upon the occurrence of an event of Force Majeure or Material Adverse Effect, in each case the result of which that we determine, in our reasonable discretion, that we are, or will be, unable to secure satisfactory financing with respect to the NRO Acquisition.

For an impediment to our ability to secure satisfactory financing with respect to the NRO Acquisition to constitute an event of “Force Majeure,” the impediment must be an unforeseeable circumstance which is beyond the control of us or NRO, or any unavoidable event, even if foreseeable, as a result of which we or NRO are unable to perform our obligations, in whole or in part, under the NRO Agreement. Such circumstances include, but are not limited to: (i) acts of God; (ii) flood, fire, earthquake or explosion; (iii) current or future war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riots, or other civil unrest; (iv) actions, embargoes, or blockades in effect on or after the date of the NRO Agreement; (v) declared national or regional emergency; or (vi) epidemic, pandemic or other similar outbreak or infection. For such an impediment to constitute a “Material Adverse Effect,” such impediment must be a change, development, or effect (individually or in the aggregate), whether foreseeable or unforeseeable, which, when taken as a whole is, or is reasonably likely to be, materially adverse (a) to the business, assets, value, results of operations or conditions (financial or otherwise) of us or NRO, the Central Weld Assets, or the assets or properties of us or NRO, or (b) to the ability of us or NRO to perform on a timely basis any material obligation under the NRO Agreement or any agreement, instrument or document entered into or delivered in connection therewith. Changes, developments or effects relating to: (x) the economy in general (including any effects on the economy arising as a result of acts of terrorism), (y) changes in commodity prices for hydrocarbons or other changes affecting the U.S. oil and gas industry generally, or (z) the announcement of the NRO Acquisition, shall not be deemed to constitute a Material Adverse Effect and shall not be considered in determining whether a Material Adverse Effect has occurred. Neither any delay in the effectiveness of the Registration Statement of which this prospectus forms a part, nor our inability, in and of itself, to satisfy our obligations to secure financing for the NRO Acquisition, will constitute an event constituting a Material Adverse Effect.

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We intend to fund the NRO Acquisition with a portion of the proceeds from this offering. Accordingly, if this offering is not completed, the consummation of the NRO Acquisition may be delayed or may not occur. If this offering is not completed, we may be required to seek alternative financing arrangements to fund the NRO Acquisition, and such financing may not be available on favorable terms, or at all. If we are unable to secure financing and an event of Force Majeure or Material Adverse Effect has not occurred, we will be in breach of the NRO Agreement, will not receive the benefits of the Central Weld Assets and the Deposit will be released to NRO.

We may be unsuccessful in integrating the Central Weld Assets or in realizing all or any part of the anticipated benefits of the NRO Acquisition.

We believe that the NRO Acquisition will complement our growth strategy by providing operational and financial scale and increasing free cash flow. However, achieving these goals requires, among other things, realization of the targeted synergies expected from the acquisition, and there can be no assurance that we will be able to successfully integrate the Central Weld Assets or otherwise realize the expected benefits of the NRO Acquisition. This growth and the anticipated benefits of the NRO Acquisition may not be realized fully or at all, or may take longer to realize than expected. Difficulties in integrating the Central Weld Assets may result in the Company performing differently than expected, or in operational challenges or failures to realize anticipated efficiencies. Potential difficulties in realizing the anticipated benefits of the NRO Acquisition includes, but is not limited to, the following:

●	disruptions of relationships with customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners as a result of uncertainty associated with the NRO Acquisition;

●	difficulties integrating our existing business with the Central Weld Assets in a manner that permits us to achieve the full revenue and cost savings anticipated from the NRO Acquisition;

●	the potential for unexpected costs, delays or challenges that may arise in integrating the Central Weld Assets into our existing business;

●	limitations on our ability to realize any expected cost savings and operating synergies from the NRO Acquisition;

●	difficulties integrating vendors and business partners;

●	discovery of previously unknown liabilities following the NRO Acquisition for which we cannot receive reimbursement under any applicable indemnification provisions;

●	performance shortfalls at the Company as a result of the diversion of management’s attention to integration efforts; and

●	disruption of, or the loss of momentum in, the Company’s ongoing business.

We have incurred, and expect to continue to incur, a number of costs associated with completing the NRO Acquisition and this offering. The elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the Central Weld Assets, may not initially offset integration-related costs or achieve a net benefit in the near term, or at all.

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We cannot assure you that our diligence review of the NRO Acquisition has identified all material risks associated with the transaction. Additionally, following the consummation of the NRO Acquisition, if certain risks arise, the Company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Before entering into the NRO Agreement, we performed a due diligence review of NRO and its business and operations, including an inspection of the Central Weld Assets, which we believe to be generally consistent with industry practices; however, we cannot assure you that our due diligence review identified all material issues and our assessments of the Central Weld Assets and our estimates are inherently uncertain. As a result, we may be forced to later write-down or write-off assets, restructure our operations or incur impairment or other charges that could result in losses. Even if our due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. These risks that may not have arisen in the scope of our due diligence review of NRO, include, but are not limited to, title, production, environmental or other problems. Even though these charges may be non-cash items and may not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the Company following the completion of the NRO Acquisition or its securities. In addition, charges of this nature may impair our ability to obtain future financing on favorable terms or at all. Moreover, the Company may have limited recourse against NRO for certain risks or liabilities incurred after the consummation of the NRO Acquisition. Accordingly, any of our stockholders who choose to remain stockholders of the Company following the NRO Acquisition could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value.

We may not achieve the perceived benefits of the Crypto Sale and the NRO Acquisition and the market price of our Common Stock following these transactions may decline.

The market price of our Common Stock may decline as a result of the Crypto Sale or the NRO Acquisition for a number of reasons, including if investors react negatively to the prospects of the Company’s business; the effect of the Crypto Sale or the NRO Acquisition on the Company’s business and prospects is not consistent with the expectations of our management or of financial or industry analysts; or the Company does not achieve the perceived benefits of the Crypto Sale or the NRO Acquisition as rapidly or to the extent anticipated by our management or financial or industry analysts.

We expect to incur significant transaction costs in connection with the NRO Acquisition, which may be in excess of those currently anticipated.

We have incurred and are expected to continue to incur a number of non-recurring costs associated with negotiating and completing the NRO Acquisition, integrating the Central Weld Assets and achieving desired synergies. These costs have been, and will continue to be, substantial and, in many cases, will be borne by us whether or not the NRO Acquisition is consummated. A substantial majority of non-recurring expenses will consist of transaction costs and include, among others, fees paid to financial, legal, accounting and other advisors. We will also incur costs related to formulating and implementing integration plans, including facilities and systems consolidation costs. We will continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in connection with the NRO Acquisition and the integration of the Central Weld Assets. While we have assumed that a certain level of expenses would be incurred, there are many factors beyond our control that could affect the total amount or the timing of the expenses. The elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the Central Weld Assets, may not offset integration-related costs and achieve a net benefit in the near term, or at all. The costs described above and any unanticipated costs and expenses, many of which will be borne by us even if the NRO Acquisition is not consummated, could have an adverse effect on our financial condition and operating results.

The NRO Acquisition may be completed on different terms from those contained in the NRO Agreement.

Prior to the completion of the NRO Acquisition, we and NRO may, by mutual agreement, amend or alter the terms of the NRO Agreement, including with respect to, among other things, the consideration payable by us to NRO or any covenants and agreements with respect to NRO’s operations during the pendency thereof. Any such amendments or alterations may have negative consequences to us.

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The market price for our Common Stock following the NRO Acquisition, if consummated, may be affected by factors different from those that historically have affected or currently affect our Common Stock.

If the NRO Acquisition is consummated, our financial position may differ from our financial position before the completion of the NRO Acquisition, and our results of operations may be affected by some factors that are different from those currently affecting our results of operations or those currently affecting the results of operations of NRO. Accordingly, the market price and performance our Common Stock is likely to be different from the performance of our Common Stock in the absence of the NRO Acquisition. For a discussion of the business of NRO and important factors to consider in connection with the business, see “Information About NRO.”

Securities class action and derivative lawsuits may be brought against us in connection with the NRO Acquisition, which could result in substantial costs.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on our liquidity and financial condition.

Risks Related to the E&P Assets

The Genesis Assets currently have no producing properties and there is no assurance that we will be able to successfully drill producing wells. If the Genesis Assets are not commercially productive of crude oil or natural gas, any funds spent on exploration and production may be lost.

All of the Genesis Assets are in the pre-production stage and there is no assurance that we will be able to obtain the requisite permits to begin drilling or successfully drill producing wells. The Genesis Assets are not currently connected to the electrical grid or transportation, nor have we engaged service providers or contractors, necessary for the productive development of the assets and there is no assurance that we will be able to obtain the electrification, transportation or services necessary at economic costs, if at all. We are dependent on establishing sufficient reserves at the Genesis Assets for additional cash flow and a return of our investment. If the Genesis Assets are not economic, all of the funds that we have invested, or will invest, will be lost. In addition, the failure of the Genesis Assets to produce commercially may make it more difficult for us to raise additional funds in the form of additional sale of our equity securities or working interests in other property in which we may acquire an interest.

The Central Weld Assets currently have both producing and undeveloped properties and there is no assurance that we will be able to further develop and exploit the producing properties or successfully drill producing wells. If we are unable to further develop and exploit the producing properties or drill producing wells, any funds spent on the NRO Acquisition or in the exploration, development and production of the Central Weld Assets may be lost.

Certain of the Central Weld Assets are producing, permitted properties and certain of the Central Weld Assets are undeveloped. There is no assurance that we will be able to further develop and exploit the producing properties, nor successfully drill producing wells of the undeveloped properties. We are dependent on further developing, exploiting and establishing sufficient reserves at the Central Weld Assets for additional cash flow and a return of our investment. If we are unable to further develop or exploit the Central Weld Assets or if the Central Weld Assets are not economic, all of the funds that we have invested, or will invest, will be lost. In addition, the failure of the Central Weld Assets to further produce commercially may make it more difficult for us to raise additional funds in the form of additional sale of our equity securities or working interests in other property in which we may acquire an interest.

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The development of our estimated PUDs may take longer and may require higher levels of capital expenditures than we currently anticipate. Therefore, our estimated PUDs may not be ultimately developed or produced.

All of the reserves attributable to the Genesis Assets are undeveloped and all reserves associated therewith, other than in respect of the Genesis Bolt-on Assets, are classified as possible reserves. As of December 31, 2023, approximately 76% of the total estimated proved reserves of the Central Weld Assets were classified as proved undeveloped. Development of these proved undeveloped reserves may take longer and require higher levels of capital expenditures than we currently anticipate. Delays in the development of our reserves, increases in costs to drill and develop such reserves, or decreases in commodity prices will reduce the value of our estimated PUDs and future net revenues estimated for such reserves and may result in some projects becoming uneconomic. In addition, delays in the development of reserves could require us to reclassify our PUDs as unproved reserves.

The Company has no history of drilling producing oil and gas wells and there can be no assurance that we will successfully establish oil and gas operations or profitably produce oil, natural gas or NGLs.

The Company has not successfully drilled a producing oil and gas well nor successfully produced hydrocarbons, and we have no ongoing drilling operations or revenues from drilling operations. Oil and gas exploration and production has a high degree of risk. The future development of a significant portion of our properties will require obtaining permits and financing. As a result, we are subject to all of the risks associated with establishing new drilling operations and business enterprises, including, among others:

●	the need to obtain necessary environmental and other governmental approvals and permits, the timing and conditions of those approvals and permits, and litigation concerning those approvals and permits;

●	the availability and cost of funds to finance the drilling and development of our properties;

●	the timing and cost, which can be considerable, of the supporting infrastructure to our oil and gas drilling operations;

●	the ability to obtain midstream offtake capacity for our future oil and gas production;

●	drainage resulting from the development of offsetting properties from other operators in the area;

●	commodity prices and our ability to find suitable customers for our future production;

●	inflation and potential increases in costs of labor, power, supplies, services and other support; and

●	the availability of skilled labor and equipment to support our drilling operations.

There is no assurance that our drilling activities will result in the successful production of oil, natural gas or NGLs. Moreover, there is no assurance that even if we are able to successfully produce oil, natural gas or NGLs that such production would be economical for commercial production. Oil and gas production is dependent upon a number of factors and significantly influenced by the technical skill of our operations personnel involved. The commercial viability of our possible future production is also dependent upon a number of factors which are beyond our control, including the quality of our oil, natural gas and NGLs, commodity prices, government policies and regulation, and environmental protection requirements. There is no certainty that the expenditures that have been made and may be made in the future by the Company related to the acquisition and development of our properties will result in commercially viable production and the Company’s past and future expenditures may be partially or entirely lost.

Since we have no operating history related to the exploration and production of oil and gas assets, investors have no basis to evaluate our ability to operate profitably as an E&P business.

We have not generated any revenue in the exploration and production of oil and gas assets to date which, following the Crypto Sale, is our sole business segment. We face many of the risks commonly encountered by other new businesses, including the lack of an established operating history, need for additional capital and personnel, and competition. There is no assurance that our business will be successful or that we can ever operate profitably. We may not be able to effectively manage the demands required of a new business, such that we may be unable to implement our business plan or achieve profitability.

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Oil, natural gas and NGLs prices are highly volatile. An extended decline in commodity prices may adversely affect our business, financial condition or results of operations and our ability to meet our capital expenditure obligations and financial commitments.

Following the acquisition and development of the E&P Assets, our revenues, profitability and cash flows will depend upon the prices for oil, natural gas and NGLs. The prices we may receive for oil, natural gas and NGLs production are volatile and a decrease in prices can materially and adversely affect our financial results and impede our growth, including our ability to maintain or increase our borrowing capacity, to repay current or future indebtedness and to obtain additional capital on attractive terms. Changes in oil, natural gas and NGLs prices have a significant impact on the amount of oil, natural gas and NGLs that we can produce economically, the value of our reserves and on our cash flows. Historically, world-wide oil, natural gas and NGLs prices and markets have been subject to significant change and may continue to change in the future. During the year ended December 31, 2023, the average West Texas Intermediate (“WTI”) spot price was $77.58, as compared to an average price of $94.90 for the year ended December 31, 2022 and $68.16 for the year ended December 31, 2021. The average Henry Hub natural gas spot price during the year ended December 31, 2023, was $2.54 as compared to an average of $6.42 for the year ended December 31, 2022 and $3.60 for the year ended December 31, 2021.

Prices for oil, natural gas and NGLs may fluctuate widely in response to relatively minor changes in supply and demand, market uncertainty and a variety of additional factors that are beyond our control, such as:

●	the domestic and foreign supply of and demand for oil, natural gas and NGLs;

●	the price and quantity of foreign imports of oil, natural gas and NGLs;

●	the ability of and actions taken by the Organization of the Petroleum Exporting Countries (“OPEC”) and Russia (together with OPEC and other allied producing countries, “OPEC+”) and other oil-producing nations in connection with their arrangements to maintain oil prices and production controls;

●	political and economic conditions and events in foreign oil and natural gas producing countries, including embargoes, continued hostilities in the Middle East and other sustained military campaigns, the armed conflict in Ukraine and associated economic sanctions on Russia, conditions in South America, Central America, China and Russia, and acts of terrorism or sabotage;

●	the proximity of our production to and capacity of oil, natural gas and NGLs pipelines and other transportation and storage facilities;

●	the level of consumer product demand;

●	the value of the dollar relative to the currencies of other countries;

●	the impact of energy consumption, supply, and conservation policies and activities by governmental authorities, international agreements, and non-governmental organizations to limit, restrict, suspend or prohibit the performance or financing of oil, natural gas and NGLs exploration, production, development or marketing activities;

●	U.S. and non-U.S. governmental regulations, including environmental initiatives and taxation;

●	overall domestic and global economic conditions;

●	the impact on worldwide economic activity of an epidemic, outbreak or other public health events;

●	the price and availability of alternative fuels;

●	technological advances affecting energy consumption, energy conservation and energy supply;

●	stockholder activism or activities by non-governmental organizations to restrict the exploration, development and production of oil, natural gas and NGLs to minimize emissions of carbon dioxide, a greenhouse gas; and

●	weather conditions.

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Our plan to develop and operate the E&P Assets will require substantial additional capital, which we may be unable to raise on acceptable terms or at all in the future.

While we currently expect to develop and operate the E&P Assets utilizing cash flow from operations, we may be unable to do so. Obtaining permits and approvals, seismic data, as well as exploration, development and production activities entail considerable costs, and, to the extent we are unable to fund such costs utilizing cash flow from operations, we may need to raise substantial additional capital, through future private or public equity offerings, strategic alliances or other alternative arrangements.

Our future capital requirements will depend on many factors, including:

●	the scope, rate of progress and cost of our exploration, appraisal, development and production activities;

●	oil and natural gas prices;

●	our ability to obtain the requisite permits and approvals to begin drilling, and potential litigation related to obtaining such permits and approvals;

●	our ability to locate and acquire hydrocarbon reserves;

●	our ability to produce oil or natural gas from those reserves;

●	the terms and timing of any drilling and other production-related arrangements that we may enter into;

●	the cost and timing of governmental approvals and/or concessions; and

●	the effects of competition by larger companies operating in the oil and gas industry.

If we raise additional capital through equity financing, the ownership percentage of our existing stockholders would be diluted, and new investors may demand rights, preferences or privileges senior to those of existing stockholders. While we do not intend to finance our operations by relying on debt financing, if we were to raise additional capital through debt financing, the financing may involve covenants that restrict our business activities. If we are not successful in raising additional capital, we may be unable to continue our future exploration, development and production activities.

We intend to enter into hedging arrangements as we grow our production and therefore we will be exposed to fluctuations in the price of oil, natural gas and NGLs and will be affected by continuing and prolonged declines in such prices. Any future hedging activities we may engage in may result in financial losses or could reduce our income.

Oil, natural gas, and NGL prices are volatile. We intend, in the future, to hedge a significant portion of oil and natural gas production to reduce our exposure to adverse fluctuations in these prices. We are currently not hedged and therefore are exposed to price volatility and may be subject to significant reduction in prices, which would have a material negative impact on our results of operations. In the future, we intend to enter into derivative arrangements for a portion of our oil, natural gas, and NGL production, including swaps, collars and other instruments. Derivative arrangements would expose us to the risk of financial loss in some circumstances, including when: (i) production is less than the volume covered by the derivative instruments; (ii) the counterparty to the derivative instrument defaults on its contract obligations; or (iii) there is an increase in the differential between the underlying price in the derivative instrument and actual prices received. These types of derivative arrangements may limit the benefit we would receive from increases in the prices for oil and natural gas and may expose us to cash margin requirements. If oil, natural gas and NGL prices upon settlement of derivative swap contracts exceed the price at which commodities have been hedged, we will be obligated to make cash payments to counterparties, which could, in certain circumstances, be significant.

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Drilling for and producing oil and gas wells is a high-risk activity with many uncertainties that could adversely affect our business, financial condition or results of operations.

Drilling oil and gas wells, including development wells, involves numerous risks, including the risk that we may not encounter commercially productive oil, natural gas and NGLs reserves (including “dry holes”). We must incur significant expenditures to drill and complete wells, the costs of which are often uncertain. It is possible that we will make substantial expenditures on drilling and not discover reserves in commercially viable quantities. Specifically, we often are uncertain as to the future cost or timing of drilling, completing and operating wells, and our drilling operations and those of our third-party operators may be curtailed, delayed or canceled. The cost of our drilling, completing and operating wells may increase and our results of operations and cash flows from such operations may be impacted, as a result of a variety of factors, including:

●	unexpected drilling conditions;

●	title problems;

●	pressure or irregularities in formations;

●	worker protection and workplace safety, including equipment failures or accidents;

●	adverse weather conditions, such as winter storms and flooding, and changes in weather patterns including due to climate change;

●	compliance with, or changes in, environmental laws and regulations relating to climate change, air emissions, hydraulic fracturing and disposal of produced water, drilling fluids and other wastes, laws and regulations imposing conditions and restrictions on drilling and completion operations, including as related to induced seismicity, and other laws and regulations, such as tax laws and regulations;

●	the availability and timely issuance of required governmental permits, approvals and licenses, or litigation concerning such permits, approvals and licenses;

●	the availability of, costs associated with and terms of contractual arrangements for properties, including mineral licenses and leases, pipelines, rail cars, crude oil hauling trucks and qualified drivers and related services, facilities and equipment to gather, process, compress, store, transport and market crude oil, natural gas and related commodities;

●	compliance with environmental and other regulatory requirements; and

●	environmental hazards, such as natural gas leaks, oil and produced water spills, pipeline or tank ruptures, encountering naturally occurring radioactive materials, and unauthorized discharges of brine, well stimulation and completion fluids, toxic gases or other pollutants into the air, surface and subsurface environment.

A failure to recover our investment in the E&P Assets, increases in the costs of our drilling operations or those of third-party operators, and/or curtailments, delays or cancellations of our drilling operations or those of our third-party operators in each case due to any of the above factors or other factors, may materially and adversely affect our business, financial condition and results of operations.

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We intend to pursue the development of our properties in the DJ Basin through horizontal drilling and completion. Horizontal development operations can be more operationally challenging and costly relative to vertical drilling operations.

Horizontal drilling is generally more complex and more expensive on a per well basis than vertical drilling. As a result, there is greater risk associated with a horizontal well program. Risks associated with our horizontal drilling program include, but are not limited to, the following, any of which could materially and adversely impact the success of our horizontal drilling program and, thus, our cash flows and results of operations:

●	successfully drilling and maintaining the wellbore to planned total depth;

●	landing our wellbore in the desired hydrocarbon reservoir;

●	effectively controlling the level of pressure flowing from particular wells;

●	staying in the desired hydrocarbon reservoir while drilling horizontally through the formation;

●	running our casing through the entire length of the wellbore;

●	running tools and equipment consistently through the horizontal wellbore;

●	successful design and execution of the fracture stimulation process;

●	preventing downhole communications with other wells, or, in the alternative, disruption from non-simultaneous operations;

●	successfully cleaning out the wellbore after completion of the final fracture stimulation stage; and

●	designing and maintaining efficient forms of artificial lift throughout the life of the well.

Ultimately, the success of these drilling and completion techniques can only be evaluated over time as more wells are drilled and production profiles are established over a sufficiently long time period. If our drilling results are less than anticipated or we are unable to execute our drilling program because of capital constraints, lease expirations, access to gathering systems, limited takeaway capacity, or depressed natural gas and oil prices, the return on our investment in these areas may not be as attractive as anticipated. Further, as a result of any of these developments, we could incur material impairments of our oil and gas properties and the value of our undeveloped acreage could decline in the future.

Multi-well pad drilling and project development may result in volatility in our operating results.

We intend to utilize and NRO has historically utilized multi-well pad drilling and project development where practical. Project development may involve more than one multi-well pad being drilled and completed at one time in a relatively confined area. Wells drilled on a pad or in a project may not be brought into production until all wells on the pad or project are drilled and completed. Problems affecting one pad or a single well could adversely affect production from all of the wells on the pad or in the entire project. As a result, multi-well pad drilling and project development can cause delays in the scheduled commencement of production, or interruptions in ongoing production. These delays or interruptions may cause declines or volatility in our operating results due to timing as well as declines in oil and natural gas prices. Further, any delay, reduction or curtailment of our development and producing operations, due to operational delays caused by multi-well pad drilling or project development, or otherwise, could result in the loss of acreage through lease expirations.

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Additionally, infrastructure expansion, including more complex facilities and takeaway capacity, could become challenging in project development areas. Managing capital expenditures for infrastructure expansion could cause economic constraints when considering design capacity.

Drilling locations that we decide to drill may not yield oil or natural gas in commercially viable quantities.

Our potential drilling locations are in various stages of evaluation, ranging from a location that is ready to drill to a location that will require substantial additional evaluation. There is no way to predict in advance of drilling and testing whether any particular location will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable. Prior to drilling, the use of 2-D and 3-D seismic technologies, various other technologies, and the study of producing fields in the same area will still not enable us to know conclusively whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in sufficient quantities to be economically viable. In addition, the use of 2-D or 3-D seismic data and other technologies requires greater pre-drilling expenditures than traditional drilling strategies, and we could incur greater drilling and testing expenses as a result of such expenditures which may result in reduction in our returns or increase our losses. Even if sufficient amounts of oil or natural gas exist, we may damage the potentially productive hydrocarbon bearing formation or experience mechanical difficulties while drilling or completing the well, resulting in a reduction in production from the well or abandonment of the well. If we drill any dry holes in our current or future drilling locations, our profitability and the value of our properties will likely be reduced. We cannot assure you that the analogies we draw from available data from other wells, more fully explored locations, or producing fields will be applicable to our drilling locations. Further initial production rates reported by us or other operators may not be indicative of future or long-term production rates. In sum, the cost of drilling, completing, and operating any well is often uncertain, and new wells may not be productive.

Certain of the undeveloped leasehold acreage of the Central Weld Assets is subject to leases that will expire over the next several years unless production is established on units containing the acreage.

The terms of our oil and gas leases often stipulate that the lease will terminate if not held by production, rentals, or otherwise some form of an extension payment to extend the term of the lease. For our non-producing oil and gas leases, including the undeveloped acreage included in the Central Weld Assets, if production in paying quantities is not established on units containing leases during the next year, then approximately 180 net acres will expire in 2024, approximately 80 net acres will expire in 2025, and approximately 234 net acres will expire in 2026 and thereafter. While some expiring leases may contain predetermined extension payments, other expiring leases will require us to negotiate new leases at the time of lease expiration. Further, existing leases which are currently held by production may unexpectedly encounter operational, political, regulatory, or litigation challenges which could result in their termination. It is possible that market conditions at the time of negotiation could require us to agree to new leases on less favorable terms to us than the terms of the expired leases or cause us to lose the leases entirely. If our leases expire, we will lose our right to develop the related properties.

Our future results of operations are highly dependent on our ability to find, develop or acquire additional reserves.

Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Unless we conduct successful ongoing exploration and development activities or continually acquire properties containing proved reserves, our proved reserves will decline as those reserves are produced. Our future reserves and production, and therefore our future cash flow and results of operations, are highly dependent on our success in efficiently developing our current reserves and economically finding or acquiring additional recoverable reserves. We may not be able to develop, find, or acquire sufficient additional reserves to replace our current and future production. If we are unable to replace our current and future production, the value of our reserves will decrease, and our business, financial condition, and results of operations would be materially and adversely affected.

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Our estimated oil, natural gas and NGLs reserves are based on many assumptions that may prove to be inaccurate. Any material inaccuracies in the reserve estimates or the underlying assumptions will materially affect the quantities and present value of our reserves.

Numerous uncertainties are inherent in estimating quantities of oil, natural gas and NGLs reserves. The process of estimating oil, natural gas and NGLs reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, engineering and economic data for each reservoir, including assumptions regarding future oil, natural gas and NGLs prices, subsurface characterization, production levels and operating and development costs. Our estimates of possible reserves and related projections for the Genesis Assets and the Central Weld Assets, respectively, as of December 31, 2023 were prepared by Cawley, Gillespie & Associates, Inc. (“CG&A”). CG&A conducted a detailed review of the Genesis Assets and the Central Weld Assets for the period covered by its reserve report using information provided by us and, with respect to the Central Weld Assets, by NRO.

Over time, we may make material changes to reserve estimates taking into account the results of actual drilling, testing and production. As a result of the uncertainties, estimated quantities of oil, natural gas and NGLs reserves and projections of future production rates and the timing of development expenditures may prove to be inaccurate. Over time, we may make material changes to our reserve estimates. Any significant variance in our assumptions and actual results could greatly affect our estimates of reserves, the economically recoverable quantities of oil, natural gas and NGLs attributable to any particular group of properties, the classifications of reserves based on risk of non-recovery and estimates of future net cash flows. A significant portion of our reported reserves and associated future cash flows are deemed possible. Estimates of possible reserves, and the future cash flows related to such estimates, are also inherently imprecise and are more uncertain than estimates of proved and probable reserves, respectively, and the respective future cash flows related to such estimates, but have not been adjusted for risk due to that uncertainty. Because of such uncertainty, estimates of possible reserves, and the future cash flows related to such estimates, may not be comparable to estimates of proved and probable reserves, respectively, and the respective future cash flows related to such estimates, and should not be summed arithmetically with estimates of either proved or probable reserves, respectively, and the respective future cash flows related to such estimates.

When producing an estimate of the amount of oil, natural gas and NGLs that is recoverable from a particular reservoir, an estimated quantity of possible reserves is an estimate that might be achieved, but only under more favorable circumstances than are likely. Estimates of possible reserves are also continually subject to revisions based on production history, results of additional exploration and development, price changes and other factors. When deterministic methods are used, the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves. Possible reserves may be assigned to areas of a reservoir adjacent to probable reserve where data control and interpretations of available data are progressively less certain. Frequently, this will be in areas where geoscience and engineering data are unable to define clearly the area and vertical limits of commercial production from the reservoir. Possible reserves also include incremental quantities associated with a greater percentage of recovery of the hydrocarbons in place than the recovery quantities assumed for probable reserves. Possible reserves may be assigned where geoscience and engineering data identify directly adjacent portions of a reservoir within the same accumulation that may be separated from proved areas by faults with displacement less than formation thickness or other geological discontinuities and that have not been penetrated by a wellbore, and we believe that such adjacent portions are in communication with the known (proved) reservoir. Possible reserves may be assigned to areas that are structurally higher or lower than the proved area if these areas are in communication with the proved reservoir.

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The Standardized Measure of our estimated reserves contained in this prospectus and in the footnotes to our financial statements may not be an accurate estimate of the current fair value of our estimated reserves.

Standardized Measure is a reporting convention that provides a common basis for comparing oil and natural gas companies subject to the rules and regulations promulgated by the SEC. Standardized Measure requires the use of specific pricing as specified by the SEC, as well as prevailing operating and development costs as of the date of computation. Consequently, it may not reflect the prices ordinarily received or that will be received for oil, natural gas or NGL production because of varying market conditions, nor may it reflect the actual costs we will incur to develop and produce from the E&P Assets. Accordingly, estimates included herein of future net cash flow may be materially different from the future net cash flows that are ultimately received. Therefore, the Standardized Measure of estimated reserves included in this prospectus should not be construed as necessarily accurate estimates of the current fair value of our proved reserves.

To market our oil and natural gas production, we are dependent upon obtaining access to midstream infrastructure, including truck transportation, pipelines, transmission and/or storage and processing facilities. If we are unable to obtain such access on commercially reasonable terms or at all, we would be unable to market and sell our production and our business and financial position would be materially and adversely affected.

The marketing of oil and natural gas production depends in large part on the availability, proximity and capacity of pipelines and storage facilities, gathering systems and other transportation, processing, fractionation, refining and export facilities, as well as the existence of adequate markets. Transportation space on the gathering systems and pipelines we utilize is occasionally limited or unavailable due to repairs or improvements to facilities or due to space being utilized by other companies that have priority transportation agreements. Additionally, new fields may require the construction of gathering systems and other transportation facilities. These facilities may require us to spend significant capital that would otherwise be spent on drilling. We rely, and expect to rely in the future, on facilities developed and owned by third parties in order to store, process, transmit and sell our production. Our plans to develop and sell our reserves could be materially and adversely affected by the inability or unwillingness of third parties to provide sufficient facilities and services to us on commercially reasonable terms or otherwise. If these facilities are unavailable to us on commercially reasonable terms or otherwise, we could be forced to shut in some production or delay or discontinue drilling plans and commercial production following a discovery of hydrocarbons. The availability of markets is beyond our control. If market factors dramatically change, the impact on our revenues could be substantial and could materially and adversely affect our ability to produce and market oil and natural gas.

Our access to transportation options can also be affected by U.S. federal and state regulation of oil and natural gas production and transportation, general economic conditions and changes in supply and demand. The interstate transportation and sale for resale of natural gas are subject to federal regulation, including regulation of the terms, conditions and rates for interstate transportation, storage and various other matters, primarily by FERC. Federal and state regulations govern the price and terms for access to natural gas pipeline transportation. FERC’s regulations for interstate natural gas transmission in some circumstances may also affect the intrastate transportation of natural gas. FERC regulates the rates, terms and conditions applicable to the interstate transportation of natural gas by pipelines under the NGA as well as under Section 311 of the NGPA. Since 1985, FERC has implemented regulations intended to increase competition within the natural gas industry by making natural gas transportation more accessible to natural gas buyers and sellers on an open-access, nondiscriminatory basis.

Our sales of oil and NGLs are also affected by the availability, terms and costs of transportation. The rates, terms, and conditions applicable to the interstate transportation of oil and NGLs by pipelines are regulated by FERC under the Interstate Commerce Act. FERC has implemented a simplified and generally applicable ratemaking methodology for interstate oil and NGL pipelines to fulfill the requirements of Title XVIII of the Energy Policy Act of 1992 comprised of an indexing system to establish ceilings on interstate oil and NGL pipeline rates. Intrastate oil pipeline transportation rates are subject to regulation by state regulatory commissions. The basis for intrastate oil pipeline regulation, and the degree of regulatory oversight and scrutiny given to intrastate oil pipeline rates, varies from state to state. Insofar as effective interstate and intrastate rates are equally applicable to all comparable shippers, we believe that the regulation of oil transportation rates will not affect our operations in any materially different way than such regulation will affect the operations of our competitors.

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Further, interstate and intrastate common carrier oil pipelines must provide service on a non-discriminatory basis. Under this open access standard, common carriers must offer service to all shippers requesting service on the same terms and under the same rates. When oil pipelines operate at full capacity, access is governed by prorationing provisions set forth in the pipelines’ published tariffs. Accordingly, we believe that access to oil pipeline transportation services generally will be available to us to the same extent as to our competitors.

As an alternative to pipeline transportation, any transportation of our crude oil and NGLs by rail will also be subject to regulation by the Pipeline and Hazardous Materials Safety Administration (“PHMSA”) and the Federal Railroad Administration (“FRA”) of the Department of Transportation (“DOT”) under the Hazardous Materials Regulations at 49 CFR Parts 171-180, including Emergency Orders by the FRA and new regulations being proposed by the PHMSA, arising due to the consequences of train accidents and the increase in the rail transportation of flammable liquids.

We will face strong competition from other oil and gas companies.

We will encounter competition from other oil and gas companies in all areas of our operations, including the acquisition of exploratory prospects and proven properties. Our competitors include major integrated oil and gas companies and numerous independent oil and gas companies, individuals and drilling and income programs. Many of our competitors are large, well-established companies that have been engaged in the oil and gas business much longer than we have and possess substantially larger operating staffs and greater capital resources than we do. These companies may be able to pay more for exploratory projects and productive oil and gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, these companies may be able to expend greater resources on the existing and changing technologies that we believe are and will be increasingly important to attaining success in the industry. Such competitors may also be in a better position to secure oilfield services and equipment on a timely basis or on favorable terms. These companies may also have a greater ability to continue drilling activities during periods of low oil and gas prices, such as the current commodity price environment, and to absorb the burden of current and future governmental regulations and taxation. We may not be able to conduct our operations, evaluate and select suitable properties and consummate transactions successfully in this highly competitive environment.

Government regulation and liability for oil and natural gas operations may adversely affect our business and results of operations.

Our exploration, production and development activities are subject to extensive federal, state, and local government regulations, which may change from time to time. Matters subject to regulation include discharge permits for drilling operations, drilling bonds and other financial assurance, reports concerning operations, the spacing of wells, unitization and pooling of properties, and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas from wells below actual production capacity in order to conserve supplies of oil and natural gas. These laws and regulations may affect the costs, manner, and feasibility of our operations by, among other things, requiring us to make significant expenditures in order to comply and restricting the areas available for oil and gas production. Failure to comply with these laws and regulations may result in substantial liabilities to third-parties or governmental entities. We are also subject to changing and extensive tax laws, the effects of which cannot be predicted. The implementation of new, or the modification of existing, laws or regulations, could have a material adverse effect on us, such as by imposing, penalties, fines and/or fees, taxes and tariffs on carbon that could have the effect of raising prices to the end user and thereby reducing the demand for our products.

All of the E&P Assets are located in the DJ Basin, making us vulnerable to risks associated with operating primarily in a single geographic area.

All of the current E&P assets are located in the DJ Basin in Colorado. Because our assets are not as diversified geographically as many of our competitors, the success of our operations and our profitability may be disproportionately exposed to the effect of any regional events, including natural disasters, government regulations and midstream interruptions. For example, bottlenecks in processing and transportation have occurred in some recent periods in the Wattenberg Field in the DJ Basin and these adverse effects may be disproportionately severe to us compared to our more geographically diverse competitors. Similarly, the concentration of our assets within a small number of formations exposes us to risks, such as changes in field-wide rules that could adversely affect development activities or production relating to those formations. Such an event could have a material adverse effect on our results of operations and financial condition. In addition, the demand for, and cost of, drilling rigs, equipment, supplies, chemicals, personnel and oilfield services often increase as a result of numerous factors including increases in exploration and production activity, supply chain problems, and labor shortages. Any shortages or increased costs could delay or adversely affect our development and exploration operations or cause us to incur significant expenditures that are not provided for in our capital forecast, which could have a material adverse effect on our business, financial condition or results of operations. All of the producing properties and reserves included in the Central Weld Assets are located in the DJ Basin. As a result, the transaction increased the risks we face with respect to the geographic concentration of our properties.

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In addition, seasonal weather conditions and natural disasters could severely disrupt normal operations and harm our business. During periods of heavy snow, ice, wind or rain, we may be unable to move our equipment between locations, thereby reducing our ability to provide services and generate revenues, or we could suffer weather-related damage to our facilities and equipment, resulting in delays in operations. Our exploration activities may also be affected during such periods of adverse weather conditions. Additionally, extended drought conditions in our operating regions could impact our ability or our customers’ ability to source sufficient water or increase the cost for such water. As a result, a natural disaster or inclement weather conditions could severely disrupt the normal operation of our business and adversely impact our financial condition and results of operations.

Moreover, climate change may result in various physical risks, such as the increased frequency or intensity of extreme weather events or changes in meteorological and hydrological patterns, that could adversely impact our operations. Such physical risks may result in damage to our facilities or otherwise adversely impact our operations, such as if facilities are subject to water use curtailments in response to drought, or demand for our products, such as to the extent warmer winters reduce the demand for energy for heating purposes, which may ultimately reduce demand for the products we provide. Such physical risks may also impact our suppliers, which may adversely affect our ability to provide our products. Extreme weather conditions can interfere with our operations and increase our costs, and damage resulting from extreme weather may not be fully insured.

Our operations will be subject to federal, state and local laws and regulations related to environmental and natural resources protection and occupational health and safety, which may expose us to significant costs and liabilities and result in increased costs and additional operating restrictions or delays.

Our oil, natural gas and NGLs exploration, production and development operations will be subject to stringent federal, state, local and other applicable laws and regulations governing worker health and safety, the release or disposal of materials into the environment or otherwise relating to environmental protection. Numerous governmental entities, including the U.S. Environmental Protection Agency (the “EPA”), the U.S. Occupational Safety and Health Administration, and analogous state agencies, including the CDPHE and the CECMC, have the power to enforce compliance with these laws and regulations. These laws and regulations may, among other things, require the acquisition of permits to conduct drilling; govern the amounts and types of substances that may be released into the environment; limit or prohibit construction or drilling activities in environmentally-sensitive areas such as wetlands, wilderness areas or areas inhabited by endangered or threatened species; require investigatory and remedial actions to mitigate pollution conditions; impose obligations to reclaim and abandon well sites and pits; impose seasonal limitations on our ability to conduct operations due to wildlife migration patterns or other similar concerns; and impose specific criteria addressing worker protection. Compliance with such laws and regulations may impact our operations and production, require us to install new or modified emission controls on equipment or processes, incur longer permitting timelines, restrict the areas in which some or all operational activities may be conducted, and incur significantly increased capital or operating expenditures, which costs may be significant. The regulatory burden on the oil and gas industry increases the cost of doing business in the industry and consequently affects profitability.

Additionally, certain environmental laws impose strict, joint and several liability for costs required to remediate and restore sites where hydrocarbons, materials or wastes have been stored or released. Failure to comply with these laws and regulations may also result in the assessment of sanctions, including administrative, civil and criminal penalties, the imposition of investigatory, remedial and corrective action obligations or the incurrence of capital expenditures, the occurrence of restrictions, delays or cancellations in the permitting, development or expansion of projects and the issuance of orders enjoining some or all of our operations in affected areas. Moreover, accidental spills or other releases may occur in the course of our operations, and we cannot assure you that we will not incur significant costs and liabilities as a result of such spills or releases, including any third-party claims for damage to property, natural resources or persons. We may not be able to fully recover such costs from insurance. One or more of these developments that impact us, our service providers or our customers could have a material adverse effect on our business, results of operations and financial condition and reduce demand for our products.

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Certain interest groups generally opposed to the development of oil and gas, and hydraulic fracturing in particular, have from time to time advanced various options for ballot initiatives aimed at significantly limiting or preventing the development of oil and gas. For example, following the failure of several ballot initiatives to restrict oil and gas development, Colorado passed a law in April 2019 (Senate Bill 19-181) that, among other things, changes the mission of the CECMC from fostering oil and gas development to instead focus on environmental protection, directs the CECMC and various state agencies to consider new rules imposing stricter environmental controls on the oil and gas industry, and provides local governments with the authority to promulgate their own regulations on oil and gas development. Pursuant to this statutory change, the CECMC has issued new rules relating to the agency’s new mission—formerly “fostering” oil and gas development, now “regulating” it—including, among other things, increasing oil and gas setbacks to a minimum of 2,000 feet from schools and childcare facilities, prohibiting routine venting and flaring, and increasing wildlife protections. Additional rules will also address cumulative impacts through a new state regulatory program and will completely revise state permitting procedures. In May 2023, Colorado passed a law (House Bill 1294) that requires the CECMC to promulgate rules addressing cumulative impacts of oil and gas operations by April 28, 2024. CECMC is currently assessing draft rules pursuant to this law, which, if finalized as proposed, would require regulators to consider cumulative impacts of oil and gas operations in permitting decisions and increase scrutiny on the project’s proximity to other industrial sites, residential areas and school areas, disproportionately impacted (“DI”) communities, and “cumulatively impacted communities.” The draft rules would also set GHG emissions intensity targets for oil and gas operators and require regulators to consider such targets in their cumulative impacts analysis, as well as the potential to restrict operations during the summer in Ozone Nonattainment Areas. While the ultimate impact of the new Colorado laws and related rules is currently unknown, these laws or passage or enactment of other similar legislation could have a material adverse effect on our operations in Colorado.

The general trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment. There can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation, and actual future expenditures may be materially different from the amounts we currently anticipate. Revised or additional regulations that result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from our customers, could have a material adverse effect on our business, financial position, results of operations and prospects.

Our oil and gas exploration, production, and development activities may be subject to a series of risks related to climate change and energy transition initiatives.

The threat of climate change continues to attract considerable attention in the United States and around the world. Numerous proposals have been made and could continue to be made at the international, national, regional and state levels of government to monitor and limit emissions of greenhouse gases (“GHGs”). These efforts have included consideration of cap-and-trade programs, carbon taxes, GHG disclosure obligations and regulations that directly limit GHG emissions from certain sources. President Biden has identified addressing climate change as a priority under his administration and has issued, and may continue to issue, executive orders related to that goal. For example, in January 2024, the Biden administration announced a temporary pause on the U.S. Department of Energy’s (“DOE”) review of pending applications for authorization to export LNG to countries that have not entered into free trade agreements (“FTAs”) with the United States (so-called non-FTA countries) until the DOE updates its underlying analyses for such authorizations using more current data to account for considerations like potential energy cost increases for consumers and manufacturers or the latest assessment of the impact of GHG emissions. While this pause may not directly impact our exploration, production and development activities, it may affect the demand for our products, which could have a material adverse effect on our business and financial position.

Also at the federal level, the EPA has adopted rules that, among other things, establish construction and operating permit reviews for GHG emissions from certain large stationary sources, require the monitoring and annual reporting of GHG emissions from certain petroleum and natural gas system sources, and impose new standards reducing methane emissions from oil and gas operations through limitations on venting and flaring and the implementation of enhanced emission leak detection and repair requirements. In December 2023 the EPA finalized more stringent methane rules for new, modified, and reconstructed facilities, known as OOOOb, as well as standards for existing sources for the first time ever, known as OOOOc. Under the final rules, states have two years to prepare and submit their plans to impose methane emission controls on existing sources. The presumptive standards established under the final rules are generally the same for both new and existing sources and include enhanced leak detection survey requirements using optical gas imaging and other advanced monitoring to encourage the deployment of innovative technologies to detect and reduce methane emissions, reduction of emissions by 95% through capture and control systems, zero-emission requirements for certain devices, and the establishment of a “super emitter” response program that would allow third parties to make reports to the EPA of large methane emission events, triggering certain investigation and repair requirements. Fines and penalties for violations of these rules can be substantial.

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In addition, the U.S. Congress may continue to consider and pass legislation related to the reduction of GHG emissions, including methane and carbon dioxide. For example, the Inflation Reduction Act of 2022 (the “IRA”), which appropriates significant federal funding for renewable energy initiatives and, for the first time ever, imposes a fee on GHG emissions from certain facilities, was signed into law in August 2022. The methane emissions charge would start in calendar year 2024 at $900 per ton of methane, increase to $1,200 in 2025, and be set at $1,500 for 2026 and each year after. Calculation of the fee is based on certain thresholds established in the IRA. In January 2024, the EPA issued a proposed rule to implement the waste emissions charge with a proposed effective date in 2025 for reporting year 2024 emissions. The methane charge and the incentives for renewable energy infrastructure development could impose additional costs on our operations and further accelerate the transition of the economy away from the use of oil and natural gas towards lower- or zero-carbon emissions alternatives. Furthermore, the SEC has proposed rules that, among other matters, will establish a framework for the reporting of climate risks.

States have also implemented or are considering implementing laws and regulations that would require climate-related disclosures, which could result in additional costs to comply with disclosure requirements as well as increase costs of and restrictions on access to capital. Separately, enhanced climate related disclosure requirements could lead to reputational or other harm with customers, regulators, investors or other stakeholders and could also increase our litigation risks relating to alleged climate-related damages resulting from our operations, statements alleged to have been made by us or others in our industry regarding climate change risks, or in connection with any future disclosures we may make regarding reported emissions, particularly given the inherent uncertainties and estimations with respect to calculating and reporting GHG emissions. From time to time, the SEC has also focused additional scrutiny on existing climate-change related disclosures in public filings, increasing the potential for enforcement if the SEC were to allege an issuer’s existing climate disclosures were misleading or deficient. These ongoing regulatory actions and the emissions fee and funding provisions of the IRA could increase operating costs within the oil and gas industry and accelerate the transition away from fossil fuels, which could in turn adversely affect our business and results of operations.

At the international level, the United Nations-sponsored Paris Agreement, though non-binding, calls for signatory nations to limit their GHG emissions through individually-determined reduction goals every five years after 2020. In February 2021, President Biden recommitted the United States to long-term international goals to reduce emissions, including those under the Paris Agreement. President Biden announced in April 2021 a new, more rigorous nationally determined emissions reduction level of 50 to 52 percent from 2005 levels in economy-wide net GHG emissions by 2030. Moreover, the international community convenes annually at the Conference of the Parties to negotiate further pledges and initiatives, such as the Global Methane Pledge (a collective goal to reduce global methane emissions by 30 percent from 2020 levels by 2030). The impacts of these orders, pledges, agreements and any legislation or regulation promulgated to fulfill the United States’ commitments under the Paris Agreement or other international agreements cannot be predicted at this time. In December 2023, at the 28th Conference of the Parties, the parties signed onto an agreement to transition away from fossil fuels in energy systems and increase renewable energy capacity, though no timeline for doing so was set. While non-binding, the agreements coming out of these conferences could result in increased pressure among financial institutions and various stakeholders to reduce or otherwise impose more stringent limitations on funding for, and increase potential opposition to, the exploration and production of fossil fuels.

Litigation risks are also increasing, as a number of states, municipalities, environmental organizations and other plaintiffs have sought to bring suits against oil and natural gas exploration and production companies in state or federal court, alleging, among other things, that such energy companies created public nuisances by producing fuels that contributed to global warming effects, such as rising sea levels, and therefore, are responsible for roadway and infrastructure damages as a result, or alleging that the companies have been aware of the adverse effects of climate change for some time but defrauded their investors by failing to adequately disclose those impacts. Involvement in such a case, regardless of the substance of the allegations, could have adverse reputational and financial impacts and an unfavorable ruling in any such case could significantly impact our operations and could have an adverse impact on our financial condition or operations.

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There are also increasing financial risks for oil and gas producers as certain shareholders, bondholders and lenders may elect in the future to shift some or all of their investments into non-fossil fuel energy related sectors. Certain institutional lenders who provide financing to fossil-fuel energy companies have shifted their investment practices to those that favor “clean” power sources, such as wind and solar, making those sources more attractive, and some of them may elect not to provide funding for fossil fuel energy companies in the short or long term. Many of the largest U.S. banks have made “net zero” carbon emission commitments and have announced that they will be assessing financed emissions across their portfolios and taking steps to quantify and reduce those emissions. Additionally, there is also the possibility that financial institutions will be pressured or required to adopt policies that limit funding for fossil fuel energy companies. For example, in 2021 the Glasgow Financial Alliance for Net Zero (“GFANZ”) announced that commitments from over 450 firms across 45 countries had resulted in over $130 trillion in capital committed to net zero goals. The various sub-alliances of GFANZ generally require participants to set short-term, sector-specific targets to transition their financing, investing, and/or underwriting activities to net zero by 2050. Additionally, there is the possibility that financial institutions will be required to adopt policies that limit funding for fossil fuel energy companies. In late 2020, the Federal Reserve joined the Network for Greening the Financial System, a consortium of financial regulators focused on addressing climate-related risks in the financial sector. More recently, in November 2021, the Federal Reserve issued a statement in support of the efforts of the Network for Greening the Financial System to identify key issues and potential solutions for the climate-related challenges most relevant to central banks and supervisory authorities. In September 2022, the Federal Reserve announced that six of the largest U.S. largest banks will participate in a pilot climate scenario analysis exercise, which took place throughout 2023, to enhance the ability of firms and supervisors to measure and manage climate-related financial risk. While we cannot predict what policies may result from these developments, such efforts could make it more difficult to secure funding for exploration and production business activities on favorable terms, or at all. Although there has been recent political support to counteract these initiatives, these and other developments in the financial sector could lead to some lenders restricting access to capital for or divesting from certain industries or companies, including the oil and gas sector, or requiring that borrowers take additional steps to reduce their GHG emissions. Any material reduction in the capital available to us or our fossil fuel-related customers could make it more difficult to secure funding for exploration, development, production, transportation, and processing activities, which could reduce the demand for our products and services.

Our oil and gas exploration, production, and development activities may be subject to physical risks related to potential climate change impacts.

Increasing concentrations of GHGs in the Earth’s atmosphere may produce climate changes that could have significant physical effects, such as increased frequency and severity of storms, droughts, wildfires, and floods and other climatic events, as well as chronic shifts in temperature and precipitation patterns. These climatic developments have the potential to cause physical damage to our assets or those of our vendors and suppliers and could disrupt our supply chains, and thus could have an adverse effect on our business, financial position, operations and prospects.

Additionally, changing meteorological conditions, particularly temperature, may result in changes to the amount, timing, or location of demand for energy or its production. While our operational consideration of changing climatic conditions and inclusion of safety factors in design is intended to reduce the uncertainties that climate change and other events may potentially introduce, our ability to mitigate the adverse impacts of these events depends in part on the effectiveness of our facilities and disaster preparedness and response and business continuity planning, which may not have considered or be prepared for every eventuality.

Our business and ability to secure financing may be adversely impacted by increasing stakeholder and market attention to ESG matters.

Businesses across all industries are facing increasing scrutiny from stakeholders related to their ESG practices. Businesses that are perceived to be operating in contrast to investor or stakeholder expectations and standards, which are continuing to evolve, or businesses that are perceived to have not responded appropriately to the growing concern for ESG issues, regardless of whether there is a legal requirement to do so, may suffer from reputational damage and the business, financial condition, and/or stock price of such business entity could be materially and adversely affected. Increasing attention to climate change, societal expectations on companies to address climate change, investor and societal expectations regarding voluntary ESG-related disclosures, increasing mandatory ESG disclosures, and consumer demand for alternative forms of energy may result in increased operating and compliance costs, reduced demand for our products, reduced profits, increased legislative and judicial scrutiny, investigations and litigation, reputational damage, and negative impacts on our access to capital markets. To the extent that societal pressures or political or other factors are involved, it is possible that we could be subject to additional governmental investigations, private litigation or activist campaigns as stockholders may attempt to effect changes to our business or governance practices.

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While we may elect to seek out various voluntary ESG targets in the future, such targets are aspirational. We may not be able to meet such targets in the manner or on such a timeline as initially contemplated, including as a result of unforeseen costs or technical difficulties associated with achieving such results. Similarly, while we may decide to participate in various voluntary ESG frameworks and certification programs, such participation may not have the intended results on our ESG profile. In addition, voluntary disclosures regarding ESG matters, as well as any ESG disclosures currently required or required in the future, could result in private litigation or government investigation or enforcement action regarding the sufficiency or validity of such disclosures. Moreover, failure or a perception of failure to implement ESG strategies or achieve ESG goals or commitments, including any GHG emission reduction or carbon intensity goals or commitments, could result in private litigation and damage our reputation, cause investors or consumers to lose confidence in us, and negatively impact our operations and goodwill. Notwithstanding our election to pursue aspirational ESG-related targets in the future, we may receive pressure from investors, lenders or other groups to adopt more aggressive climate or other ESG-related goals, but we cannot guarantee that we will be able to implement such goals because of potential costs, technical or operational obstacles or other market or technological developments beyond our control.

Restrictions and regulations regarding hydraulic fracturing could result in increased costs, delays and cancellations in our planned oil, natural gas and NGLs exploration, production and development activities.

Our operations will include hydraulic fracturing activities. Hydraulic fracturing is typically regulated by state oil and gas commissions, but the practice continues to attract considerable public, scientific and governmental attention in certain parts of the country, resulting in increased scrutiny and regulation, including by federal agencies. Many states have adopted rules that impose new or more stringent permitting, public disclosure or well construction requirements on hydraulic fracturing activities. For example, Colorado requires the disclosure of chemicals used in hydraulic fracturing and recently extended setback requirements for drilling activities. Local governments may also impose, or attempt to impose, restrictions on the time, place, and manner in which hydraulic fracturing activities may occur. Some state and local authorities have considered or imposed new laws and rules related to hydraulic fracturing, including temporary or permanent bans, additional permit requirements, operational restrictions, and chemical disclosure obligations on hydraulic fracturing in certain jurisdictions or in environmentally sensitive areas. The EPA has also asserted federal regulatory authority over certain aspects of hydraulic fracturing. For example, in December 2023, the EPA issued final rules that update new source performance standard requirements and that will impose more stringent controls on methane and volatile organic compounds emissions from oil and gas development and production operations, including hydraulic fracturing and other well completion activity. Additionally, certain federal and state agencies have evaluated or are evaluating potential impacts of hydraulic fracturing on drinking water sources or seismic events. These ongoing studies could spur initiatives to further regulate hydraulic fracturing or otherwise make it more difficult and costly to perform hydraulic fracturing activities. Any new or more stringent federal, state, local or other applicable legal requirements such as presidential executive orders or state or local ballot initiatives relating to hydraulic fracturing that impose restrictions, delays or cancellations in areas where we plan to operate could cause us to incur potentially significant added costs to comply with such requirements or experience delays, curtailment, or preclusion from the pursuit of exploration, development or production activities.

Our planned oil, natural gas and NGLs exploration and production activities could be adversely impacted by restrictions on our ability to obtain water or dispose of produced water.

Our operations will require water for our planned oil and natural gas exploration during drilling and completion activities. Our access to water may be limited due to reasons such as prolonged drought, private third party competition for water in localized areas or our inability to acquire or maintain water sourcing permits or other rights as well as governmental regulations or restrictions adopted in the future. For example, the Governor of Colorado recently signed into law HB 1242 which places restrictions on the use of fresh water for oil and gas operations and requires oil and gas operators to report their water use. Any difficulty or restriction on locating or contractually acquiring sufficient amounts of water in an economical manner could adversely impact our planned operations.

Additionally, we must dispose of the fluids produced during oil and natural gas production, including produced water. We may choose to dispose of produced water into deep wells by means of injection, either directly ourselves or through third party contractors. While we may seek to reuse or recycle produced water instead of disposing of such water, our costs for disposing of produced water could increase significantly as a result of increased regulation or if reusing and recycling water becomes impractical. Disposal wells are regulated pursuant to the Underground Injection Control (“UIC”) program established under the federal Safe Drinking Water Act and analogous state laws. The UIC program requires permits from the EPA or an analogous state agency for construction and operation of such disposal wells, establishes minimum standards for disposal well operations, and restricts the types and quantities of fluids that may be disposed.

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In recent years, wells used for the disposal by injection of flowback water or certain other oilfield fluids below ground into non-producing formations have been associated with an increased number of seismic events, with research suggesting that the link between seismic events and wastewater disposal may vary by region and local geology. The U.S. geological survey has recently identified Colorado as one of six states with the most significant hazards from induced seismicity. Concerns by the public and governmental authorities have prompted several state agencies to require operators to take certain prescriptive actions or limit disposal volumes following unusual seismic activity. The CECMC requires operators to monitor and evaluate for seismicity risks in certain situations. Other states have from time to time suspended disposal well permits or otherwise restricted activity in certain areas in response to seismic activity. For example, in both New Mexico and Texas, state regulatory agencies have implemented seismicity response programs that have resulted in state regulators suspending or curtailing disposal well injection operations and imposing additional seismic monitoring and reporting requirements on disposal well operators. Restrictions on produced water disposal well injection activities or suspensions of such activities, whether due to the occurrence of seismic events or other regulatory actions could increase our costs to dispose of produced water and adversely impact our results of operations.

Laws and regulations pertaining to the protection of threatened and endangered species and their habitats could delay, restrict or prohibit our planned oil, natural gas and NGLs exploration and production operations and adversely affect the development and production of our reserves.

The Endangered Species Act (“ESA”) and comparable state laws protect endangered and threatened species and their habitats. Under the ESA, the U.S. Fish and Wildlife Service may designate critical habitat areas that it believes are necessary for survival of species listed as threatened or endangered. Similar protections are offered to migratory birds under the Migratory Bird Treaty Act of 1918. Such designations could require us to develop mitigation plans to avoid potential adverse effects to protected species and their habitats, and our oil and gas operations may be delayed, restricted or prohibited in certain locations or during certain seasons, such as breeding and nesting seasons, when those operations could have an adverse effect on the species. Moreover, the future listing of previously unprotected species as threatened or endangered in areas where we are operating in the future could cause us to incur increased costs arising from species protection measures or could result in delays, restrictions or prohibitions on our planned development and production activities.

Certain U.S. federal income tax deductions currently available with respect to natural gas and oil exploration and development may be eliminated as a result of future legislation.

From time to time, legislation has been proposed that would, if enacted into law, make significant changes to U.S. tax laws, including certain key U.S. federal income tax provisions currently available to oil and gas companies. Such legislative changes have included, but have not been limited to, (i) the repeal of the percentage depletion allowance for natural gas and oil properties, (ii) the elimination of current deductions for intangible drilling and development costs and (iii) an extension of the amortization period for certain geological and geophysical expenditures. Although these provisions were largely unchanged with the enactment of the IRA, Congress could consider, and could include, some or all of these proposals as part of future tax reform legislation. Moreover, other more general features of any additional tax reform legislation, including changes to cost recovery rules, may be developed that also would change the taxation of oil and gas companies. It is unclear whether these or similar changes will be enacted in future legislation and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals or any similar changes in U.S. federal income tax laws could eliminate or postpone certain tax deductions that currently are available with respect to oil and gas development or increase costs, and any such changes could have an adverse effect on our financial position, results of operations and cash flows.

We may not be able to use a portion of our net operating loss carryforwards and other tax attributes to reduce our future U.S. federal and state income tax obligations, which could adversely affect our cash flows.

We currently have U.S. federal and state net operating loss (“NOL”) carryforwards. Our ability to use these tax attributes to reduce our future U.S. federal and state income tax obligations depends on many factors, including our future taxable income, which cannot be assured. In addition, our ability to use NOL carryforwards and other tax attributes may be subject to significant limitations under Section 382 and Section 383 of the Internal Revenue Code of 1986, as amended (the “Code”). Under those sections of the Code, if a corporation undergoes an “ownership change” (as defined in the Code), the corporation’s ability to use its pre-change NOL carryforwards and other tax attributes may be substantially limited.

Determining the limitations under Section 382 of the Code is technical and complex. A corporation generally will experience an ownership change if one or more stockholders (or groups of stockholders) who are each deemed to own at least 5% of the corporation’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. We may in the future undergo an ownership change under Section 382 of the Code. If an ownership change occurs, our ability to use our NOL carryforwards and other tax attributes to reduce our future U.S. federal and state income tax obligations may be materially limited, which could adversely affect our cash flows.

Risks Related to the Company

We have historically incurred significant losses, and may be unable to generate profitability. Our ability to successfully operate and expand our business is dependent on the consummation of the NRO Acquisition or our ability to raise additional capital to support our drilling program on our existing assets.

Historically, we have relied upon cash from financing activities to fund substantially all of the cash requirements of our activities and have incurred significant losses and experienced negative cash flow. For the nine months ended September 30, 2023, we incurred a net loss of $55,626,937, and for the year ended December 31, 2022, we incurred a net loss of $461,520. We had stockholders’ deficit of $64,047,831 and members’ deficit of $381,520 as of September 30, 2023 and December 31, 2022, respectively. Furthermore, we sold all of our revenue-generating assets in the Crypto Sale. We do not currently have sufficient capital to consummate the NRO Acquisition or to complete any of our existing assets. As a result, until we are able to raise additional capital to consummate the NRO Acquisition or enable us to drill wells on our existing properties, we will be unable to generate any revenue. We cannot predict if we will be able to raise the necessary capital and, even if we are able to raise sufficient funds to complete the NRO Acquisition or commence drilling operations and production on our assets, whether such production will be profitable. We may continue to incur losses for an indeterminate period of time and may be unable to sustain profitability. An extended period of losses and negative cash flow may prevent us from successfully operating and expanding our business. We may be unable to sustain or increase our profitability on a quarterly or annual basis.

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We will require significant additional capital to fund our growing operations; we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

We may not have sufficient capital to fund our future operations without significant additional capital investments, including the planned drilling of oil and gas wells. If adequate additional financing is not available on reasonable terms or at all, we may not be able to carry out our corporate strategy and we would be forced to modify our business plans (e.g., limit our growth, and/or decrease or eliminate capital expenditures), any of which may adversely affect our financial condition, results of operations and cash flow. Such reduction could materially adversely affect our business and our ability to compete. There can be no assurance that financing will be available in a timely manner or in amounts or on terms acceptable to the Company, or at all.

The Company’s ability to obtain external financing in the future may be subject to a variety of uncertainties, including its future financial condition, results of operations, cash flows and the liquidity of international capital and lending markets. We may need to undertake equity, equity-linked or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Common Stock. Any debt financing that we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, including the ability to pay dividends. This may make it more difficult for us to obtain additional capital and to pursue business opportunities. A large amount of bank borrowings and other debt may result in a significant increase in interest expense while at the same time exposing the Company to increased interest rate risks.

We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and respond to business challenges could be significantly impaired, and our business may be adversely affected. Our capital needs will depend on numerous factors, including, without limitation, our profitability, and the amount of our capital expenditures, including acquisitions. Moreover, the costs involved may exceed those originally contemplated. Failure to obtain intended economic benefits could adversely affect our business, financial condition and operating performances.

We need to manage growth in operations to maximize our potential growth and achieve our expected revenues. Our failure to manage growth can cause a disruption of our operations that may result in the failure to generate revenues at levels we expect.

In order to maximize potential growth, we may have to expand our operations. Such expansion will place a significant strain on our management and our operations. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

We depend on the services of a small number of key personnel, and may not be able to operate and grow our business effectively if we lose their services or are unable to attract qualified personnel in the future.

Our success depends in part upon the continued service of a small number of key personnel. They are critical to the overall management of the Company, and our strategic direction. We rely heavily on them because they have substantial experience with the Company and our business strategies. Our ability to retain them is therefore very important to our future success. We have employment agreements with our key personnel, but these employment agreements do not ensure that they will not voluntarily terminate their employment with us. The loss of any key personnel would require the remaining key personnel to divert immediate attention to seeking a replacement. Competition for senior management personnel is intense, and our inability to find a suitable replacement for any departing key personnel in a timely basis could adversely affect our ability to operate and grow our business.

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Past performance by members of the Company’s management team may not be indicative of an ability to complete the NRO Acquisition or of future performance of the Company.

Past performance and operational experience of our management team and their affiliates is not a guarantee of the Company’s ability to complete the NRO Acquisition nor, if consummated, a guarantee that the intended benefits of the NRO Acquisition will be achieved or that we will be able to successfully develop and operate the Genesis Assets. You should not rely on the historical record of our management team or their affiliates’ performance as indicative of the future performance of the Company or of an investment in our Common Stock.

We will rely on key contracts and business relationships, and if our current or future business partners or contracting counterparties fail to perform or terminate any of their contractual arrangements with us for any reason or cease operations, or should we fail to adequately identify key business relationships, our business could be disrupted and our reputation may be harmed.

If any of our current or future business partners or contracting counterparties fails to perform or terminates their agreement(s) with us for any reason, or if our current or future business partners or contracting counterparties with which we have short-term agreements refuse to extend or renew the agreement or enter into a similar agreement, our ability to carry on operations may be impaired. In addition, we will depend on the continued operation of long-term business partners and contracting counterparties and on maintaining good relations with them. If one of our future long-term partners or counterparties is unable (including as a result of bankruptcy or a liquidation proceeding) or unwilling to continue operating in the line of business that is the subject of our contract, we may not be able to obtain similar relationships and agreements on terms acceptable to us or at all. If a current or future partner or counterparty fails to perform or terminates any of the agreements with us or discontinues operations, and we are unable to obtain similar relationships or agreements, such events could have an adverse effect on our operating results and financial condition.

Terrorist attacks, cyberattacks and threats could have a material adverse effect on our business, financial condition and results of operations.

Terrorist attacks or cyberattacks may significantly affect the energy industry, including our operations and those of our suppliers and customers, as well as general economic conditions, consumer confidence and spending and market liquidity. Cyber incidents, including deliberate attacks, have increased in frequency globally. Strategic targets, such as energy related assets, may be at greater risk of future attacks than other targets in the United States. We depend on digital technology in many areas of our business and operations, including recording financial and operating data, oversight and analysis of our operations and communications with the employees supporting our operations and our customers or service providers. We also collect and store sensitive data in the ordinary course of our business, including personally identifiable information as well as our proprietary business information and that of our customers, suppliers, investors and other stakeholders. The secure processing, maintenance and transmission of information is critical to our operations, and we monitor our key information technology systems in an effort to detect and prevent cyberattacks, security breaches or unauthorized access. Despite our security measures, our information technology systems may undergo cyberattacks or security breaches including as a result of employee error, malfeasance or other threat vectors, which could lead to the corruption, loss, or disclosure of proprietary and sensitive data, misdirected wire transfers, and an inability to: perform services for our customers; complete or settle transactions; maintain our books and records; prevent environmental damage; and maintain communications or operations. Significant liability to the Company or third parties may result. We are not able to anticipate, detect or prevent all cyberattacks, particularly because the methodologies used by attackers change frequently or may not be recognized until an attack is already underway or significantly thereafter, and because attackers are increasingly using technologies specifically designed to circumvent cybersecurity measures and avoid detection. Cybersecurity attacks are also becoming more sophisticated and include, but are not limited to, ransomware, credential stuffing, spear phishing, social engineering, use of deepfakes (i.e., highly realistic synthetic media generated by artificial intelligence) and other attempts to gain unauthorized access to data for purposes of extortion or other malfeasance.

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Our information and operational technologies, systems and networks, and those of our vendors, suppliers, customers and other business partners, may become the target of cyberattacks or information security breaches that result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of proprietary and other information, or adversely disrupt our business operations. Advances in computer capabilities, discoveries in the field of artificial intelligence, cryptography, or other developments may result in a compromise or breach of the technology we use to safeguard confidential, personal, or otherwise protected information. As cyberattacks continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any vulnerabilities to cyberattacks. In particular, our implementation of various procedures and controls to monitor and mitigate security threats and to increase security for our personnel, information, facilities and infrastructure may result in increased capital and operating costs. A cyberattack or security breach could result in liability resulting from data privacy or cybersecurity claims, liability under data privacy laws, regulatory penalties, damage to our reputation, long-lasting loss of confidence in us, or additional costs for remediation and modification or enhancement of our information systems to prevent future occurrences, all of which could have a material and adverse effect on our business, financial condition or results of operations. To date, we have not experienced any material losses relating to cyberattacks; however, there can be no assurance that we will not suffer such losses in the future. No security measure is infallible. Consequently, it is possible that any of these occurrences, or a combination of them, could have a material adverse effect on our business, financial condition and results of operations.

The terms of indebtedness we may incur in the future, including our anticipated revolving credit facility, may restrict our future business and operations.

While we currently do not have any long-term debt obligations and our goal is to operate with limited leverage, we intend to enter into a revolving credit facility primarily to support our hedging activities in connection with the consummation of this offering and the NRO Acquisition, and may incur other indebtedness in the future. The revolving credit facility may contain covenants limiting our ability to pay dividends, incur indebtedness, grant liens, make acquisitions, make investments or dispositions, engage in transactions with affiliates and enter into hedging and derivative arrangements, as well as covenants requiring us to maintain certain financial ratios and tests. In addition, the borrowing base under a credit facility may be subject to periodic review by our lenders. Difficulties in the credit markets may cause the banks to be more restrictive when redetermining the borrowing base. We can make no assurances that we will be able to enter into a credit facility.

Our ability to pay interest and principal on our indebtedness and to satisfy our other obligations will depend on our future operating performance, our financial condition and the availability of refinancing indebtedness, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond our control. We may not be able to generate sufficient cash flows to pay the interest on our debt and future working capital, and borrowings or equity financing may not be available to pay or refinance such debt. If we are unable to generate sufficient cash flows to satisfy our debt obligations or contractual commitments, or to refinance our debt on commercially reasonable terms, our business and financial condition could materially and adversely be affected.

Acquisitions, joint ventures or similar strategic relationships may disrupt or otherwise have a material adverse effect on our business and financial results.

As part of our strategy, we may explore strategic acquisitions and combinations, or enter into joint ventures or similar strategic relationships. These transactions are subject to the following risks:

●	Acquisitions, joint ventures or similar relationships may cause a disruption in our ongoing business, distract our management and make it difficult to maintain our standards, controls and procedures;

●	We may not be able to integrate successfully the services, products, and personnel of any such transaction into our operations;

●	We may not derive the revenue improvements, cost savings and other intended benefits of any such transaction; and

●	There may be risks, exposures and liabilities of acquired entities or other third parties with whom we undertake a transaction, which may arise from such third parties’ activities prior to undertaking a transaction with us.

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Acquisitions may result in significant impairment charges and may operate at losses. We can provide no assurance that future acquisitions, joint ventures or strategic relationships will be accretive to our business overall or will result in profitable operations.

The unaudited pro forma condensed combined financial information and pro forma combined proved reserves and production data included in this prospectus may not be representative of our future results or operations.

The unaudited pro forma information included in this prospectus is constructed from our consolidated historical financial statements and operating results and the financial statements and operating results of the Company and NRO and adjusted to reflect the impact of the Merger, the Exok Transaction, the Crypto Sale and certain other Subsequent Events, as well as the anticipated impact of this offering. Such unaudited pro forma information does not purport to be indicative of our future results of operations following the NRO Acquisition and this offering. Therefore, such unaudited pro forma information may not be representative of our future results or operations. The unaudited pro forma information included in this prospectus is also based in part on certain assumptions that we believe are reasonable. We cannot assure you, however, that our assumptions will prove to be accurate. Accordingly, the pro forma information included in this prospectus may not be indicative of what our results of operations and financial condition would have been had the applicable events occurred during the periods presented, or what our results of operations and financial conditions will be in the future.

We may not realize the full benefit of the Crypto Sale for a variety of reasons, including the inability of the Crypto Purchaser to pay the Deferred Purchase Price due to a decrease in the price of Bitcoin or the actions of third parties.

On January 23, 2024, pursuant to the Crypto Divestiture Agreement, we sold all of our Mining Equipment and related assets for total consideration of $2 million, including $1 million in cash and $1 million in deferred cash payments, to be paid out of (i) 20% of the net monthly revenues received by the Crypto Purchaser associated with or otherwise attributable to the Mining Equipment until the aggregate amount of such payments equals $250,000 and (ii) thereafter, 50% of the net monthly revenues received by the Crypto Purchaser associated with or otherwise attributable to the Mining Equipment until the aggregate amount of such payments equals $1 million, plus accrued interest. In addition to the Mining Equipment, we assigned all our rights and obligations under the Atlas MSA to the Crypto Purchaser.

Since payment of the Deferred Purchase Price is dependent on the revenue generated by the Mining Equipment, we cannot predict the timing of when we will receive the Deferred Purchase Price, if at all. Our receipt of the Deferred Purchase Price is subject to numerous risks outside of our control, including:

●	The market price and liquidity of Bitcoin;

●	The cost of energy;

●	The global Bitcoin network processing hashrate;

●	Any Bitcoin “halving” events, the next of which is expected to occur in April 2024;

●	Laws and regulations that may adversely affect the use of Bitcoin as a crypto-currency; and

●	The actions of third parties, including Atlas.

While we no longer have direct exposure to the fluctuation and volatility of Bitcoin prices, we will remain indirectly exposed to such volatility until the Deferred Purchase Price has been paid in full. If the market price of Bitcoin decreases to the point where the Crypto Purchaser does not find it economically feasible to operate the Mining Equipment or if Atlas suspends operations of the Mining Equipment under the terms of the Atlas MSA, the payment, if any, of the Deferred Purchase Price may be delayed. Although the Crypto Divestiture Agreement requires the Crypto Purchaser to operate the Mining Equipment in the ordinary course of business until the Deferred Purchase Price is paid in full, delays in payment or failure to pay the Deferred Purchase Price due to the economic feasibility of mining Bitcoin or malfeasance of a third party may result in costly litigation. In addition, while we have a security interest in the Mining Equipment as collateral security for the prompt and complete payment and performance in full of the Crypto Purchaser’s obligations under the Crypto Divestiture Agreement, there can be no assurances that the remedies available to us in respect of such security interest will be sufficient. These risks and uncertainties may have a material adverse effect on our cash flows, business, results of operations and financial condition.

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Our Charter provides for indemnification of officers and directors at our expense and limits their liability, which may result in a major cost to us and harm the interests of our stockholders because corporate resources may be expended for the benefit of officers and/or directors.

Our Charter and applicable Delaware law provide for the indemnification of our directors and officers against attorney’s fees and other expenses incurred by them in any action to which they become a party arising from their association with or activities on our behalf. This indemnification policy could result in substantial expenditures by us that we will be unable to recoup.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification for liabilities arising under federal securities laws, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter, if it were to occur, is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our shares if such a market ever develops.

There may be conflicts of interest between certain of our officers and directors and our non-management stockholders.

Conflicts of interest create the risk that management may have an incentive to act adversely to the interests of other stockholders. A conflict of interest may arise between our officers and directors’ personal pecuniary interests and their fiduciary duty to our stockholders. Furthermore, our officers and directors’ own pecuniary interests may not align with their fiduciary duties to our stockholders. Edward Kovalik (Chief Executive Officer and Chairman of the Board), Gary C. Hanna (President and Director) and Paul Kessler (Director) have certain overriding royalty interests in the Genesis Assets. To avoid any potential conflict of interest with certain members of the Board and management owning certain overriding royalty interests under the Genesis Assets, all of the Company’s drilling programs will be approved by an independent committee of the Board on a quarterly basis.

Future litigation or governmental proceedings could result in material adverse consequences, including judgments or settlements.

From time to time, we may be involved in lawsuits, regulatory inquiries, governmental and other legal proceedings, such as title, royalty or contractual disputes, our oil and gas development activities, environmental liabilities, regulatory compliance matters, personal injury, property damage and employment litigation, in the ordinary course of our business. Many of these matters raise difficult and complicated factual and legal issues and are subject to uncertainties and complexities. The timing of the final resolutions to these types of matters is often uncertain. Additionally, the possible outcomes or resolutions to these matters could include adverse judgments or settlements, either of which could require substantial payments, adversely affecting our results of operations and liquidity. Irrespective of the outcome, legal proceedings or governmental investigations may adversely affect our business due to legal costs, diversion of resources and the attention of our management and employees, and other factors.

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We have identified a material weakness in our internal control over financial reporting. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

As disclosed in the Amendment to our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2023 and filed with the SEC on June 16, 2023, our Chief Executive Officer and Chief Financial Officer concluded that a material weakness in our internal control over financial reporting was present and that our disclosure controls and procedures were not effective as of March 31, 2023. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 as originally filed with the SEC on May 15, 2023 was not reviewed by our independent registered public accounting firm. Our prior independent registered public accounting firm had resigned and we subsequently engaged Ham, Langston & Brezina, L.L.P. (“HL&B”) as our new independent registered public accounting firm. HL&B reviewed the Amendment to our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2023 and filed with the SEC on June 16, 2023 as required. This material weakness has not been remediated and, as such, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were not effective as of September 30, 2023.

Our Chief Executive Officer, Chief Financial Officer, and senior leadership team are committed to remediating the material weakness in our internal control over financial reporting in a timely manner and with oversight from the Audit Committee of the board of directors of the Company. We have, among other actions, implemented actions to address the root cause of the material weakness. In conjunction with this remediation plan, during our fiscal quarter ended June 30, 2023, processes and procedures were implemented to ensure any information required to be disclosed in the reports that we file or submit under Exchange Act and is required to be presented is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.

We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls.

Due to the recent listing of our Common Stock on Nasdaq, we will incur materially increased costs and become subject to additional regulations and requirements.

Due to the recent listing of our Common Stock on Nasdaq, we will incur material legal, accounting and other expenses, including payment of annual exchange fees, to satisfy the continued listing standards for Nasdaq. In connection with the listing of our Common Stock on Nasdaq, we now must meet certain financial and liquidity criteria to maintain our listing, as well as standards of Board independence, committee composition and governance and Board diversity, only some of which criteria and standards include time periods to comply after listing. If we fail to meet any of Nasdaq’s listing standards, our Common Stock may be delisted. In addition, our Board may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our Common Stock from Nasdaq may materially impair our stockholders’ ability to buy and sell our Common Stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our Common Stock. The delisting of our Common Stock could significantly impair our ability to raise capital and the value of your investment.

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Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could result in a restatement of our financial statements, cause investors to lose confidence in our financial statements and our Company and have a material adverse effect on our business and stock price.

We produce our financial statements in accordance with GAAP. Effective internal controls are necessary for us to provide reliable financial reports to help mitigate the risk of fraud and to operate successfully as a publicly traded company. As a public company, we are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404. Further, Section 404 requires annual management assessments of the effectiveness of our internal controls over financial reporting. Testing and maintaining internal controls can divert our management’s attention from other matters that are important to our business. We may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. If we are unable to conclude that we have effective internal controls over financial reporting, investors could lose confidence in our reported financial information and our company, which could result in a decline in the market price of our Common Stock, and cause us to fail to meet our reporting obligations in the future, which in turn could impact our ability to raise additional financing if needed in the future.

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act, and the requirements of the Sarbanes-Oxley Act, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company, we are required to comply with laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act of 2002, related regulations of the SEC and the requirements of Nasdaq. Complying with these statutes, regulations and requirements occupy a significant amount of time of our board of directors and management and significantly increase our costs and expenses. We are required to:

●	institute a more comprehensive compliance function;

●	comply with rules promulgated by Nasdaq;

●	continue to prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;

●	establish internal policies, such as those relating to insider trading; and

●	involve and retain outside counsel and accountants in the above activities.

Furthermore, we must comply with Section 404 of the Sarbanes Oxley Act of 2002 for our annual reports on Form 10-K, including the requirement to have our independent registered public accounting firm attest to the effectiveness of our internal controls. Our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, operated or reviewed. Compliance with these requirements may strain our resources, increase our costs and distract management; and we may be unable to comply with these requirements in a timely or cost-effective manner.

We are a “smaller reporting company” and the reduced disclosure requirements applicable to smaller reporting companies may make our Common Stock less attractive to investors.

We are a “smaller reporting company” as defined under the Securities Act and Exchange Act and expect to remain a “smaller reporting company” for the foreseeable future. We are therefore entitled to rely on certain reduced disclosure requirements, such as the ability to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and reduced disclosure obligations regarding executive compensation, and, in certain circumstances, would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

We have utilized these exemptions and expect to continue to utilize these exemptions while we remain a smaller reporting company. These exemptions and reduced disclosures in our SEC filings due to our status as a smaller reporting company mean our auditors do not review our internal control over financial reporting and may make it harder for investors to analyze our results of operations and financial prospects. We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our Common Stock prices may be more volatile.

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Our amended and restated bylaws designate the state and federal courts located within the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

Our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the state and federal courts located within the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such court’s having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of the provisions of our amended and restated bylaws described in the preceding sentence. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and such persons. Alternatively, if a court were to find these provisions of our amended and restated bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Risks Related to the Offering and Ownership of our Common Stock

You will incur immediate and substantial dilution.

Prior stockholders have paid substantially less per share of our Common Stock than the price in this offering. The offering price per share of our Common Stock will be substantially higher than the as adjusted net tangible book value per share of outstanding Common Stock prior to completion of this offering. Based on our as adjusted net tangible book value as of September 30, 2023, and upon the issuance and sale of shares of our Common Stock by us at an offering price of $             per share (which is the midpoint of the estimated offering price range shown on the cover page of this prospectus), if you purchase our Common Stock in this offering, you will pay more for your shares than the amounts paid by our existing stockholders for their shares and you will suffer immediate dilution of approximately $           per share. Dilution is the amount by which the offering price paid by purchasers of our Common Stock in this offering will exceed the as adjusted net tangible book value per share of our Common Stock upon completion of this offering. If the underwriters exercise their option to purchase additional shares, you will experience additional dilution. You may experience additional dilution upon future equity issuances or upon the conversion or exercise, as applicable, of our outstanding Series D Preferred Stock, Series E Preferred Stock, Series D PIPE Warrants, Series E PIPE Warrants or Exok Warrants, shares of Common Stock reserved for future issuance under the A&R LTIP and shares of Common Stock represented by restricted stock units and performance-based restricted stock units that have been granted and are unvested pursuant to the A&R LTIP. See “Dilution.”

The conversion or exercise, as applicable, of the outstanding Series D Preferred Stock, Series E Preferred Stock, Series D PIPE Warrants, Series E PIPE Warrants, Non-Compensatory Options and Exok Warrants could substantially dilute your investment and adversely affect the market price of our Common Stock.

Following the Reverse Stock Split, Warrant Exercise (as defined below), and conversions and exercises through February 2, 2024, the Series D Preferred Stock are convertible into an aggregate of 4,115,426 shares of Common Stock and the Series D PIPE Warrants are exercisable for an aggregate of 4,785,500 shares of Common Stock. The Series E Preferred Stock are convertible into an aggregate of 4,000,000 shares of Common Stock and the Series E PIPE Warrants are exercisable for an aggregate of 8,000,000 shares of Common Stock. The Exok Warrants are exercisable for an aggregate of 670,499 shares of Common Stock. In addition, there are outstanding non-compensatory options to purchase an aggregate of 8,000,000 shares of Common Stock for $7.14 per share (the “Non-Compensatory Options”) which are only exercisable if specific production hurdles are achieved, pursuant to amended and restated non-compensatory option agreements entered into at the Merger Effective Time (collectively, the “Option Agreements”).

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In addition, sales of a substantial number of shares of Common Stock issued upon the conversion or exercise, as applicable, of the outstanding Series E Preferred Stock, Series E PIPE Warrants, Exok Warrants, Series D Preferred Stock, Series D PIPE Warrants, Non-Compensatory Options, or even the perception that such sales could occur, could adversely affect the market price of our Common Stock. The conversion or exercise of such securities could result in dilution in the interests of our other stockholders and adversely affect the market price of our Common Stock. For example, as a result of the Warrant Exercise, the Company issued an additional 2,000,000 shares of Common Stock to the O’Neill Trust, resulting in immediate dilution to existing stockholders of approximately 20%.

Upon the expiration of the lock-up agreements, a substantial number of shares of Common Stock will be eligible for resale into the public market. The underwriters of this offering may waive or release parties to the lock-up agreements entered into in connection with this offering, which could adversely affect the price of our Common Stock.

In connection with this offering, we, our directors and executive officers and holders of 5% or more of our Common Stock prior to this offering have each agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our or their shares of Common Stock from the date hereof for a period of         days. Upon the expiration of the lock-up agreements,             shares of Common Stock held by the stockholders and insiders will be eligible for resale, of which          would be subject to volume, manner of sale and other limitations under Rule 144. The resale of these shares in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Common Stock. These sales, or the possibility that these sales may occur, also may make it more difficult for us to sell equity securities in the future at a time and at a price we deem appropriate.

The underwriters may, at any time and without notice, release all or any portion of the shares of our Common Stock subject to the lock-up agreements entered into in connection with this offering. If the restrictions under the lock-up agreements are waived,                 shares of Common Stock will be available for resale into the public market, which could reduce the market value for our Common Stock.

Our Board has broad discretion to issue additional securities.

We are entitled under our Charter to issue up to 500,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, although these amounts may change in the future subject to stockholder approval. Shares of our preferred stock provide our Board broad authority to determine voting, dividend, conversion and other rights. Any additional stock issuances could be made at a price that reflects a discount or premium to the then-current market price of our Common Stock. In addition, in order to raise capital, we may need to issue securities that are convertible into or exchangeable for a significant amount of our Common Stock. Our Board may generally issue those shares of Common Stock and preferred stock, or convertible securities to purchase those shares, without further approval by our stockholders. Any preferred stock we may issue could have such rights, preferences, privileges and restrictions as may be designated from time-to-time by our Board, including preferential dividend rights, voting rights, conversion rights, redemption rights and liquidation provisions. We may also issue additional securities to our directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock incentive plans. The issuance of additional securities may cause substantial dilution to our stockholders.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our Common Stock or if our operating results do not meet their expectations, our stock price could decline.

The trading market for our Common Stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover our company downgrades our Common Stock or if our operating results do not meet their expectations, our stock price could decline.

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Insiders have substantial control over the Company, and they could delay or prevent a change in our corporate control even if our other stockholders want it to occur.

As of February 2, 2024, our executive officers and directors, collectively beneficially own approximately 40.76 of our outstanding shares of Common Stock and the O’Neill Trust beneficially owns 25% of our outstanding shares of Common Stock. These stockholders are able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent an outside party from acquiring or merging with our Company even if our other stockholders want it to occur. This may also limit your ability to influence the Company in other ways. In addition, certain investors own significant numbers of convertible securities, that if exercised or converted, could result in ownership of a significant portion of the outstanding shares of Common Stock of the Company. For example, assuming full exercise or conversion, as applicable, of their respective convertible securities and no exercise or conversion by other security holders, certain holders could acquire a controlling position in the Company’s Common Stock. The exercise or conversion, as applicable, of the Series D Preferred Stock, Series D PIPE Warrants, Series E Preferred Stock and Series E PIPE Warrants are subject to a beneficial ownership limitation of 4.99% of the outstanding shares of Common Stock, which may be increased by the holder upon written notice to the Company, to any specified percentage not in excess of 9.99%. The 9.99% beneficial ownership limitation may only be modified, amended or waived with the written consent of both the Company and the security holder. In November 2023, the O’Neill Trust entered into an agreement with the Company pursuant to which it amended the terms of each of its Series D PIPE Warrants and Series E PIPE Warrants to increase the beneficial ownership limitation from 9.99% to 25% and gave notice to the Company that it was increasing its beneficial ownership limitation to 25% with respect to each of its remaining warrants. The beneficial ownership limitation on the Series D Preferred Stock and Series E Preferred Stock remains at 4.99%, subject to increase to 9.99% by O’Neill Trust upon written notice to the Company. If such beneficial ownership limitation were to be amended or waived for the O’Neill Trust or other holders, certain holders would be able to convert their preferred shares or warrants for a significant portion of the outstanding shares of Common Stock of the Company, and such holders would be able to exercise significant control over all matters requiring stockholder approval. See the section entitled “Description of Securities” for more information regarding the beneficial ownership limitation provisions.

The trading price of our Common Stock has been, and is likely to continue to be, volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control.

The market price of our Common Stock has historically varied greatly, and is likely to continue to be volatile because of numerous factors, including:

●	further disagreements or price wars amongst OPEC+ members, including the effect thereof on global oil supply, oil storage capacity and oil prices;

●	a domestic or global economic slowdown that could affect our financial results and operations and the economic strength of our customers;

●	our ability to meet our working capital needs;

●	quarterly variations in operating results;

●	changes in financial estimates by us or securities analysts who may cover our stock or by our failure to meet the estimates made by securities analysts;

●	changes in market valuations of other similar companies;

●	announcements by us or our competitors of new products or of significant technical innovations, contracts, acquisitions, divestitures, strategic relationships or joint ventures;

●	changes in laws or regulations applicable to our business;

●	additions or departures of key personnel;

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●	changes in our capital structure, such as future issuances of debt or equity securities;

●	short sales, hedging and other derivative transactions involving our capital stock;

●	our limited public float and the relatively thin trading market for our Common Stock;

●	transactions in our common stock, by directors, officers, affiliates and other major investors; and

●	the other factors described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” included in this prospectus.

Furthermore, from time to time, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies.

These broad market and industry fluctuations, as well as general economic, political and market conditions, such as recessions, interest rate changes, international currency fluctuations or political unrest, may negatively impact the market price of our Common Stock. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. Any future securities litigation against us could result in substantial costs and divert our management’s attention and resources, and harm our business, financial condition, and results of operations.

Future sales of our Common Stock, or the perception that such future sales may occur, may cause our stock price to decline.

Sales of substantial amounts of our Common Stock in the public market, or the perception that these sales may occur, could cause the market price of our Common Stock to decline. In addition, the sale of such shares, or the perception that such sales may occur, could impair our ability to raise capital through the sale of additional Common Stock or preferred stock. Except for any shares purchased by our affiliates, all of the shares of Common Stock sold in this offering will be freely tradable.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the foreseeable future. Any return on your investment may be limited to increases in the market price of our Common Stock.

We have never paid cash dividends on our Common Stock and do not anticipate paying cash dividends on our Common Stock in the foreseeable future. The payment of dividends on our Common Stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the Board may consider relevant. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment might only occur if the market price of our Common Stock appreciates.

In addition, holders of our Common Stock do not have a right to dividends on such shares unless declared or set aside for payment by our Board. Under Delaware law, cash dividends on capital stock may only be paid from “surplus” or, if there is no “surplus,” from the corporation’s net profits for the then-current or the preceding fiscal year. Unless we operate profitably, our ability to pay dividends on our Common Stock would require the availability of adequate “surplus,” which is defined as the excess, if any, of net assets (total assets less total liabilities) over capital. Our business may not generate sufficient cash flow from operations to enable us to pay dividends on our Common Stock.

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USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $        million (or approximately $        million if the underwriters exercise in full their option to purchase additional shares of Common Stock from us), assuming an initial public offering price of $        per share (which is the midpoint of the estimated offering price range shown on the cover page of this prospectus).

We intend to use approximately $        of the net proceeds to us from this offering to finance the NRO Acquisition and the remainder for general corporate purposes. In the event that the NRO Acquisition is not consummated, we intend to use the net proceeds to us from this offering for general corporate purposes, which may include advancing our development and drilling program or financing other acquisitions. We may temporarily invest the net proceeds in short-term marketable securities until they are used for their stated purpose.

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DILUTION

If you invest in our Common Stock in this offering, your ownership interest in us will be diluted to the extent of the difference between the public offering price per share of our Common Stock and the as adjusted net tangible book value per share of our Common Stock after this offering. Dilution results from the fact that the per share offering price of the Common Stock is substantially in excess of the book value per share attributable to the shares of Common Stock held by existing stockholders.

Our pro forma net tangible book value as of September 30, 2023 was approximately $            , or $            per share of Common Stock, as adjusted to give effect to the Merger, the Reverse Stock Split, the Crypto Sale and certain other Subsequent Events. Pro forma net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of our Common Stock that will be outstanding immediately prior to the closing of this offering. After giving effect to the sale of shares in this offering at an assumed public offering price of $            , and after deducting estimated discounts, commissions and offering expenses, our adjusted pro forma net tangible book value as of September 30, 2023 would have been approximately $            , or $            per share. This represents an immediate increase in the net tangible book value of $            per share to our existing stockholders and an immediate dilution (i.e., the difference between the offering price and the adjusted pro forma net tangible book value after this offering) to new investors purchasing shares in this offering at a price of $            per share. The following table illustrates the per share dilution to new investors purchasing shares in this offering:

Assumed public offering price per share		$
Pro forma net tangible book value per share as of September 30, 2023	$
Increase per share attributable to new investors in this offering
Adjusted pro forma net tangible book value per share
Dilution in adjusted pro forma net tangible book value per share to new investors in this offering		$

If the underwriters exercise in full their option to purchase additional shares of Common Stock from us, the as adjusted pro forma net tangible book value per share after giving effect to the offering and the use of proceeds therefrom would be $             per share. This represents an increase in as adjusted pro forma net tangible book value of $            per share to existing stockholders and results in dilution in as adjusted pro forma net tangible book value of $            per share to investors purchasing shares in this offering at the public offering price.

The following table summarizes, on an adjusted pro forma basis as of September 30, 2023, the total number of shares of Common Stock owned by existing stockholders and to be owned by the new investors in this offering, the total consideration paid, and the average price per share paid by our existing stockholders and to be paid by the new investors in this offering at an assumed price of $            , calculated before deducting discounts, commissions and offering expenses:

	Shares acquired			Total consideration			Average price
	Number	Percent		Amount	Percent		per share
Existing stockholders			%	$		%	$
New investors in this offering			%	$		%	$
Total		100%		$	100%		$

If the underwriters were to fully exercise their option to purchase additional shares of our Common Stock, the percentage of shares of our Common Stock held by existing stockholders as of September 30, 2023 would be            % and the percentage of shares of our common stock held by new investors would be            %.

A $            increase or decrease in the assumed public offering price of $            per share would increase or decrease our adjusted pro forma net tangible book value as of September 30, 2023 by approximately $            , the adjusted pro forma net tangible book value per share after this offering by $            per share and the dilution in adjusted pro forma net tangible book value per share to new investors in this offering by $            per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts, commissions and offering expenses.

The discussion and tables above are based on            shares of our Common Stock outstanding as of September 30, 2023, and excludes            million shares of Common Stock issuable upon the conversion or exercise, as applicable, of the Series D Preferred Stock, Series D PIPE Warrants, Series E Preferred Stock, Series E PIPE Warrants, Exok Warrants and Legacy Warrants,            shares of Common Stock reserved for future issuance under the A&R LTIP and            shares of Common Stock represented by restricted stock units and performance-based restricted stock units that have been granted and are unvested pursuant to the A&R LTIP.

To the extent that outstanding Series D Preferred Stock, Series D PIPE Warrants, Series E Preferred Stock, Series E PIPE Warrants, Exok Warrants and Legacy Warrants are converted or exercised, as applicable, or we issue shares of Common Stock or grant restricted stock units or performance-based restricted stock units under the A&R LTIP, there will be further dilution to new investors.

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MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our Common Stock is currently listed on Nasdaq under the trading symbol “PROP.” On                 , 2024, the closing price of our Common Stock was $              . As of ,                 2024, there were           holders of record of our Common Stock.

Dividend Policy

We have not paid any cash dividends on our Common Stock to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. We do not anticipate declaring any cash dividends to holders of the Common Stock in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

In connection with the Merger and pursuant to the Merger Agreement, prior to the Merger Effective Time, the Board assumed Prairie LLC’s Long Term Incentive Plan and immediately following the Merger Effective Time, adopted the Amended and Restated Prairie Operating Co. Long Term Incentive Plan (the “A&R LTIP Plan”), which was an amendment and restatement of Prairie LLC’s Long Term Incentive Plan. Among other ministerial changes to reflect the Merger and conversion of all membership interests in Prairie LLC to shares of Common Stock, the A&R LTIP Plan provides for the assumption of shares remaining available for delivery as of immediately prior to the Merger Effective Time (as appropriately adjusted to reflect the Merger, resulting in 625,000 shares of Common Stock) such that such shares shall be available for awards under the A&R LTIP Plan to individuals who were employed by Prairie LLC or its affiliates prior to the Merger Effective Time. On August 25, 2023, in connection with the termination of the 2021 Incentive Stock Award Plan, a legacy Creek Road Miners, Inc. equity compensation plan that had previously been adopted in 2021, and the consolidation of the Company’s available equity incentive plans into one arrangement, the A&R LTIP was further amended and restated to provide for the delivery of up to 35 million shares of Common Stock pursuant to incentive awards granted thereunder. However, following the Reverse Stock Split, the number of shares available for delivery under the A&R LTIP has been adjusted to 1,225,000.

We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of Common Stock issued or issuable under the A&R LTIP Plan. Any such Form S-8 registration statement will become effective automatically upon filing. We expect that the initial registration statement on Form S-8 will cover shares of Common Stock underlying the A&R LTIP Plan. Once these shares are registered, they can be sold in the public market upon issuance, subject to applicable restrictions.

The following table summarizes our equity compensation plans as of December 31, 2023:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders (1)	547,574	—	677,426

(1)	Because all other equity compensation plans have been retired with no outstanding awards thereunder, equity compensation plans not approved by stockholders include only the A&R LTIP. The number of securities reflected in column (a) are comprised of 547,574 shares to be issued upon vesting and settlement of outstanding restricted stock units (“RSUs”) previously granted under the A&R LTIP, including any adjustments to reflect the Reverse Stock Split that are required by the A&R LTIP and the outstanding RSU awards.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

As previously disclosed, Prairie Operating Co. (the “Company”) entered into an asset purchase agreement, dated January 11, 2024 (the “NRO Agreement”), by and among the Company, Nickel Road Development LLC, Nickel Road Operating LLC (“NRO”) and Prairie Operating Co., LLC (“Prairie LLC”), to acquire the assets of NRO for total consideration of $94.5 million (the “Purchase Price”), subject to certain closing price adjustments and other customary closing conditions (the “NRO Acquisition”). The Purchase Price consists of $83.0 million in cash and $11.5 million in deferred cash payments. The Company deposited $9 million of the Purchase Price into an escrow account on January 11, 2024 (the “Deposit”), which will be released to NRO upon the earlier of the date of the closing of the NRO Acquisition pursuant to the NRO Agreement (the “Closing”) and August 15, 2024. Portions of the Deposit are subject to earlier release under certain circumstances if the Closing has not occurred on or prior to June 17, 2024.

The Company is providing the following unaudited pro forma condensed combined financial information to aid in the analysis of the financial aspects of the following:

(i)	the proposed issuance and sale of shares of common stock of the Company, par value $0.01 per share (“Common Stock”), in an underwritten public offering (the “Offering”);

(ii)	the NRO Acquisition;

(iii)	the sale of all of the Company’s cryptocurrency miners (the “Mining Equipment”) and the assignment of all of the Company’s rights and obligations under the Master Services Agreement, dated February 16, 2023, by and between Atlas Power Hosting, LLC and the Company, to a private purchaser pursuant to an asset purchase agreement, dated January 23, 2024 (the “Crypto Sale”);

(iv)	the merger of Creek Road Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub”), with and into Prairie LLC, with Prairie LLC surviving and continuing to exist as a Delaware limited liability company and a wholly owned subsidiary of the Company pursuant to that certain Amended and Restated Agreement and Plan of Merger, dated as of May 3, 2023, by and among the Company, Merger Sub and Prairie LLC (the “Merger”);

(v)	the Series D PIPE (as defined below); and

(vi)	the Exok Transaction (as defined below and collectively, with the Offering, the NRO Acquisition, the Crypto Sale, the Merger and the Series D PIPE, the “Transactions”).

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” and presents the combination of historical financial information of the Company and Prairie LLC, adjusted to give effect to the Transactions and subsequent events thereto (the “Subsequent Events”) as described in Note 2 below.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 combines the historical balance sheet of the Company as of September 30, 2023 on a pro forma basis as if the Transactions and the Subsequent Events, described in Note 2 below, had been consummated on September 30, 2023.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and the year ended December 31, 2022 combine the historical statements of operations of Prairie LLC, the historical statements of operations of the Company, and the historical consolidated statements of operations of NRO, as applicable, for such periods on a pro forma as if the Transactions and Subsequent Events, described in Note 2 below, had been consummated on January 1, 2022.

46

The unaudited pro forma condensed combined financial information is based on, and should be read in conjunction with:

(a)	the Company’s audited historical consolidated financial statements and related notes included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2023;

(b)	the Company’s unaudited historical condensed consolidated financial statements and related notes for the three and nine months ended September 30, 2023, included in its Quarterly Report on Form 10-Q for the period ended September 30, 2023, filed with the SEC on November 14, 2023;

(c)	Prairie LLC’s audited financial statements for the period from June 7, 2022 (date of inception) to December 31, 2022 and related notes included in the Company’s Amendment to its Current Report on Form 8-K/A, filed with the SEC on June 16, 2023;

(d)	the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Prairie Operating Co.” included in the Company’s Annual Report on Form 10-K for the fiscal year ended 2022, filed with the SEC on March 31, 2023, and in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2023, filed with the SEC on November 14, 2023;

(e)	NRO’s unaudited consolidated financial statements for the nine months ended September 30, 2023, included in the Company’s Amendment to its Current Report on Form 8-K/A, filed with the SEC on February 9, 2024;

(f)	NRO’s audited consolidated financial statements for the year ended December 31, 2022, included in the Company’s Amendment to its Current Report on Form 8-K/A, filed with the SEC on February 9, 2024; and

(g)	the section in this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nickel Road Operating LLC.”

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what the Company’s financial condition or results of operations would have been had the Transactions or Subsequent Events, described in Note 2 below, occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information do not project the Company’s future financial condition and results of operations. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this filing and certain assumptions that management believes are factually supportable and are expected to have a continuing impact on the Company’s results of operations, and are subject to change as additional information becomes available and analyses are performed.

Description of the Merger and Related Transactions

On May 3, 2023 (the “Merger Closing Date”), the Company completed the Merger, and upon consummation thereof, the Company changed its name from “Creek Road Miners, Inc.” to “Prairie Operating Co.” (the “Merger Closing”). Prior to the consummation of the Merger, the Company effectuated certain restructuring transactions in the following order and issued an aggregate of 3,375,288 shares of Common Stock (excluding shares reserved for issuance and unissued subject to certain beneficial ownership limitations) and 4,423 shares of Series D preferred stock, par value $0.01 per share (“Series D Preferred Stock”):

(i)	the Company’s Series A preferred stock, par value $0.0001 per share (“Series A Preferred Stock”), Series B preferred stock, par value $0.0001 per share (“Series B Preferred Stock”), and Series C preferred stock, par value $0.0001 per share (“Series C Preferred Stock”), plus accrued dividends, were converted, in the aggregate, into shares of Common Stock;

(ii)	the Company’s 12% senior secured convertible debentures (the “Original Debentures”), plus accrued but unpaid interest and a 30% premium, were exchanged, in the aggregate, for (a) the 12% amended and restated senior secured convertible debentures (collectively, the “AR Debentures”) in the principal amount of $1,000,000 in substantially the same form as their respective Original Debentures, (b) shares of Common Stock and (c) shares of Series D Preferred Stock;

47

(iii)	accrued fees payable to the certain members of the board of directors of the Company in the amount of $110,250 were converted into shares of Common Stock;

(iv)	accrued consulting fees of the Company in the amount of $318,750 payable to Bristol Capital, LLC (“Bristol Capital”) were converted into shares of Common Stock; and

(v)	all amounts payable pursuant to certain convertible promissory notes were converted into shares of Common Stock.

Prior to the Merger Closing, the Company’s then-existing warrants to purchase shares of Common Stock, warrants to purchase shares of Series B Preferred Stock and options to purchase shares of Common Stock were cancelled and retired and ceased to exist without the payment of any consideration to the holders thereof.

At the effective time of the Merger, all membership interests in Prairie LLC were converted into the right to receive each member’s pro rata share of 2,297,668 shares of Common Stock.

At the effective time of the Merger, the Company assumed and converted options to purchase membership interests of Prairie LLC outstanding and unexercised as of immediately prior to the effective time of the Merger into non-compensatory options to acquire 8,000,000 shares of Common Stock for $7.14 per share (“Non-Compensatory Options”), which are only exercisable if specific production hurdles are achieved, and the Company entered into option agreements at the effective time of the Merger with each of Gary C. Hanna, Edward Kovalik, Paul Kessler and a third-party investor. An aggregate of 2,000,000 Non-Compensatory Options are subject to be transferred to the Series D PIPE Investors (as defined below), based on their then percentage ownership of Series D Preferred Stock to the aggregate Series D Preferred Stock issued in connection with the Series D PIPE outstanding and held by all Series D PIPE Investors as of the Merger Closing Date, if the Company does not meet certain performance metrics by May 3, 2026.

In addition, in connection with the Merger Closing, the Company consummated the purchase of oil and gas leases, including all of the right, title and interest in, to and under certain undeveloped oil and gas leases in Weld County, Colorado in the DJ Basin of Exok, Inc., an Oklahoma corporation (“Exok”), together with certain other associated assets, data and records, consisting of approximately 3,158 net mineral acres in, on and under approximately 4,494 gross acres from Exok for $3,000,000 pursuant to that certain Amended and Restated Purchase and Sale Agreement, dated as of May 3, 2023 (the “Exok Agreement”), by and among the Company, Prairie LLC and Exok (the “Exok Transaction”).

To fund the Exok Transaction, the Company sold an aggregate of approximately $17.38 million of Series D Preferred Stock with a stated value of $1,000 per share and convertible into shares of Common Stock at a price of $5.00 per share, Series A warrants to purchase 3,475,250 shares of Common Stock at an exercise price of $6.00 per share (“Series D A Warrants”) and Series B warrants to purchase 3,475,250 shares of Common Stock at an exercise price of $6.00 per share (“Series D B Warrants”) in a private placement (the “Series D PIPE”) pursuant to securities purchase agreements, dated May 3, 2023, by and between the Company and each of the investors thereto (the “Series D PIPE Investors”).

The Merger has been accounted for as a reverse asset acquisition under existing GAAP. For accounting purposes, Prairie LLC was treated as acquiring Merger Sub in the Merger. See Note 1 for further discussion.

Accordingly, for accounting purposes, the financial statements of the Company represent a continuation of the financial statements of Prairie LLC with the acquisition being treated as the equivalent of Prairie LLC issuing stock for the net assets of the Company. On the Merger Closing Date, the assets and liabilities of the Company were recorded based upon relative fair values, with no goodwill or other intangible assets recorded.

The assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information. The pro forma adjustments do not consider borrowings, financings and other transactions that may have occurred subsequent to September 30, 2023 other than the Subsequent Events described in Note 2 below and reflected in the pro forma financial information, nor do they reflect anticipated financings or other transactions that may occur in the future, other than the Offering.

48

NRO Acquisition

On January 11, 2024, the Company entered into the NRO Agreement to acquire the assets of NRO for total consideration of $94.5 million, subject to certain closing price adjustments and other customary closing conditions. The Purchase Price consists of $83.0 million in cash and $11.5 million in deferred cash payments. The Company deposited $9 million of the Purchase Price into an escrow account on January 11, 2024, which will be released to NRO upon the earlier of the date of the Closing and August 15, 2024. Portions of the Deposit are subject to earlier release under certain circumstances if the Closing has not occurred on or prior to June 17, 2024.

The NRO Acquisition is expected to be accounted for as an asset acquisition in accordance with ASC 805. The estimated fair value of the consideration to be paid by us and allocation of that amount to the underlying assets acquired, on a relative fair value basis, will be recorded on our books as of the date of the Closing of the NRO Acquisition. Additionally, costs directly related to the NRO Acquisition are capitalized as a component of the Purchase Price.

Subsequent Events

Reverse Stock Split

On October 12, 2023, the Company filed a Certificate of Amendment to its Certificate of Incorporation (the “Certificate of Amendment”) with the Delaware Secretary of State to effect a reverse stock split of the Company’s Common Stock, effective October 16, 2023, at a ratio of 1:28.5714286 (the “Reverse Stock Split”) (see Note 2). Unless otherwise noted, all per share and share amounts presented herein have been retroactively adjusted for the effect of the Reverse Stock Split for all periods presented.

Conversion of AR Debentures

In October 2023, conversion notices were received from holders of the AR Debentures and the Company issued 400,667 shares of Common Stock to effect the conversion. This represented the full conversion of the AR Debentures and accrued interest due to one of the holders.

Exercise of Series D B Warrants

On November 13, 2023, Narrogal Nominees Pty Ltd ATF Gregory K O’Neill Family Trust (“O’Neill Trust”) delivered notice to the Company of the exercise of Series D B Warrants to purchase 2,000,000 shares of Common Stock at an exercise price of $6.00 per share for total proceeds to the Company of $12 million (the “Warrant Exercise”).

Deposit on NRO Acquisition

In conjunction with the NRO Acquisition, the Company deposited $9 million of the Purchase Price into an escrow account on January 11, 2024, which will be released to NRO upon the earlier of the date of the Closing and August 15, 2024, or earlier under certain circumstances.

Sale of Cryptocurrency Mining Equipment

On January 23, 2024, the Company completed the Crypto Sale, for consideration consisting of (i) $1.0 million in cash and (ii) $1.0 million (plus accrued interest) in deferred cash payments to be made out of a portion of the future net revenues associated with the Mining Equipment. See “Description of the Crypto Sale.”

Genesis Bolt-on Acquisition

On February 5, 2024, the Company acquired oil and natural gas properties comprised of a 1,280-acre DSU and eight permitted drilling locations in the DJ Basin from a private seller for $900,000.

49

Unaudited Pro Forma Condensed Combined Balance Sheet

as of September 30, 2023

			Nickel Road Transaction Accounting Adjustments
	Prairie Operating Co. (Historical)	Nickel Road (Historical)	Removal of Nickel Road (Historical)		Nickel Road Acquisition Adjustments		Cryptocurrency Asset Sale Adjustments		Subsequent Event Adjustments		Equity Financing	Combined Pro Forma
			(See Note 5(d))		(See Note 5)		(See Notes 4 and 5)		(See Notes 2 and 5)		(See Note 6)
Assets
Current assets:
Cash and cash equivalents	$7,241,811	$3,897,937	$(3,897,937)		$(74,000,000	)(f)	$1,000,000	(g)	$(60,000	)(a)	$90,000,000	$26,281,811
									12,000,000	(b)
									(9,000,000	)(e)
									(900,000	)(q)
Accounts and other receivable	97,293	—	—		—		—		—		—	97,293
Joint interest receivable	—	832,883	(832,883)		—		—		—		—	—
Accrued oil and gas sales	—	4,785,376	(4,785,376)		—		—		—		—	—
Prepaid expenses	271,839	565,834	(565,834)		—		—		—		—	271,839
Note receivable	—	—	—		—		1,000,000	(g)	—		—	1,000,000
Total current assets	7,610,943	10,082,030	(10,082,030)		(74,000,000)		2,000,000		2,040,000		90,000,000	27,650,943
Property and equipment
Oil and natural gas properties, successful efforts method of accounting	28,595,051	—	—		93,904,482	(f)	—		900,000	(q)	—	123,399,533
Proved properties	—	140,552,991	(140,552,991)		—		—		—		—	—
Unproved properties	—	1,253,263	(1,253,263)		—		—		—		—	—
Accumulated depletion	—	(37,757,172)	37,757,172		—		—		—		—	—
Cryptocurrency mining equipment	4,293,422	—	—		—		(4,293,422	)(g)	—		—	—
Less: Accumulated depreciation, depletion and amortization	(558,319)	—	—		—		558,319	(g)	—		—	—
Total property and equipment, net	32,330,154	104,049,082	(104,049,082)		93,904,482		(3,735,103)		900,000		—	123,399,533
Deposits on mining equipment	150,000	—	—		—		—		—		—	150,000
Deposits on oil and natural gas properties	—	—	—		(9,000,000	)(f)	—		9,000,000	(e)	—	—
Right-of-use asset, net	—	372,586	(372,586)		—		—		—		—	—
Total assets	$40,091,097	$114,503,698	$(114,503,698)		$10,904,482		$(1,735,103)		$11,940,000		$90,000,000	$151,200,476
Liabilities, Members’ Capital, Mezzanine Equity and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$6,708,498	$—	$—		$175,000	(f)	$—		$(30,000	)(a)	$—	$6,853,498
Accounts payable	—	13,721,369	(13,721,369)		—		—		—		—	—
Accrued liabilities	—	11,268,874	(11,268,874)		—		—		—		—	—
Accrued interest and expenses - related parties	30,000	—	—		—		—		(30,000	)(a)	—	—
Secured convertible debenture (related party)	2,431,500	—	—		—		—		(2,431,500	)(a)	—	—
Secured convertible debenture	2,431,500	—	—		—		—		(2,431,500	)(a)	—	—
Current maturities of long-term debt	—	5,700,000	(5,700,000)		—		—		—		—	—
Derivative liability, current	—	2,303,718	(2,303,718)		—		—		—		—	—
Short-term lease liability	—	190,060	(190,060)		—		—		—		—	—
Deferred acquisition cost, current	—	—	—		3,123,533	(f)	—		—		—	3,123,533
Total current liabilities	11,601,498	33,184,021	(33,184,021)		3,298,533		—		(4,923,000)		—	9,977,031
Long-term liabilities:
Warrant liabilities	50,738,180	—	—		—		—		(50,738,180	)(c)	—	—
Long-term debt, net of current portion and deferred financing costs	—	7,280,670	(7,280,670)		—		—		—		—	—
Deferred acquisition cost, long-term	—	—	—		6,855,806	(f)	—		—		—	6,855,806
Derivative liability, non-current	—	106,225	(106,225)		—		—		—		—	—
Asset retirement obligations	—	1,211,157	(1,211,157	)(f)	750,142	(f)	—		—		—	750,142
Long-term lease liability	—	182,526	(182,526)		—		—		—		—	—
Total long-term liabilities	50,738,180	8,780,578	(8,780,578)		7,605,948		—		(50,738,180)		—	7,605,948
Total liabilities	62,339,678	41,964,599	(41,964,599)		10,904,482		—		(55,661,180)		—	17,582,980
Commitments and contingencies
Members’ capital	—	72,539,099	(72,539,099)		—		—		—		—	—
Mezzanine equity
Series D convertible preferred stock; $0.01 par value; 21,799 shares issued and outstanding	21,799,250	—	—		—		—		(21,799,250	)(c)	—	—
Series E convertible preferred stock; $0.01 par value; 20,000 shares issued and outstanding	20,000,000	—	—		—		—		(20,000,000	)(c)	—	—
Stockholders’ equity:
Preferred stock; 50,000 shares authorized:
Series D convertible preferred stock; $0.01 par value; 21,799 shares issued and outstanding	—	—	—		—		—		218	(c)	—	218
Series E convertible preferred stock; $0.01 par value; 20,000 shares issued and outstanding	—	—	—		—		—		200	(c)	—	200
Common stock; $0.01 par value; 500,000,000 shares authorized and 7,074,742 shares issued and outstanding, actual* and 19,574,742 shares issued and outstanding, as adjusted	70,747	—	—		—		—		4,007	(a)	121,359	216,113
									20,000	(b)
Additional paid-in capital	(8,716,827)	—	—		—		—		4,858,993	(a)	89,878,641	190,537,819
									11,980,000	(b)
									50,738,180	(c)
									21,799,032	(c)
									19,999,800	(c)
Accumulated deficit	(55,401,751)	—	—		—		(1,735,103	)(g)	—		—	(57,136,854)
Total stockholders’ equity	(64,047,831)	—	—		—		(1,735,103)		109,400,430		90,000,000	133,617,496
Total liabilities, members’ capital, mezzanine equity and stockholders’ equity	$40,091,097	$114,503,698	$(114,503,698)		$10,904,482		$(1,735,103)		$11,940,000		$90,000,000	$151,200,476

50

Unaudited Pro Forma Condensed Combined Statement of Operations

Nine Months Ended September 30, 2023

						Nickel Road Transaction Accounting Adjustments
	Prairie Operating Co. (Historical)	Creek Road Miners, Inc. (Historical)	Nickel Road (Historical)	Creek Road Miners, Inc. Acquisition Adjustments		Removal of Nickel Road (Historical)	Nickel Road Acquisition Adjustments		Cryptocurrency Asset Sale Adjustments		Subsequent Event Adjustments		Equity Financing	Combined Pro Forma
				(See Note 5)		(See Note 5(d))	(See Note 5)		(See Notes 4 and 5)		(See Notes 2 and 5)		(See Note 6)
Revenue:
Cryptocurrency mining	$637,269	$73,584	$—	$—		$—	$—		$(710,853	)(g)	$—		$—	$—
Oil and gas sales	—	—	34,210,491	—		(34,210,491)	33,311,139	(k)	—		—		—	33,311,139
Total revenues	637,269	73,584	34,210,491	—		(34,210,491)	33,311,139		(710,853)		—		—	33,311,139
Operating costs and expenses:
Cryptocurrency mining costs (exclusive of depreciation and amortization shown below)	303,172	80,140	—	—		—	—		(383,312	)(g)	—		—	—
Depreciation, depletion and amortization	558,319	116,724	12,852,983	141,885	(h)	(12,852,983)	3,394,509	(k)	(816,928	)(g)	—		—	3,394,509
Production taxes	—	—	3,422,294	—		(3,422,294)	2,983,356	(k)	—		—		—	2,983,356
Lease operating	—	—	3,316,866	—		(3,316,866)	3,316,866	(k)	—		—		—	3,316,866
General and administrative	9,236,815	1,119,277	3,098,777	170,120	(i)	(3,098,777)	3,098,777	(k)	—		—		—	13,624,989
Stock based compensation	—	170,120	—	(170,120	)(i)	—	—		—		—		—	—
Impairment of cryptocurrency mining equipment	16,794,688	—	—	—		—	—		(16,794,688	)(g)	—		—	—
Total operating expenses	26,892,994	1,486,261	22,690,920	141,885		(22,690,920)	12,793,507		(17,994,928)		—		—	23,319,719
Income (loss) from operations	(26,255,725)	(1,412,677)	11,519,571	(141,885)		11,519,571	20,517,632		17,284,075		—		—	9,991,420
Other income (expense):
Interest income	128,202	—	—	—		—	—		—		—		—	128,202
Interest expense	(111,463)	(214,344)	(1,524,751)	141,588	(j)	1,524,751	(748,450	)(l)	—		180,000	(n)	—	(752,669)
Gain on sale of oil and gas properties	—	—	6,261,551	—		(6,261,551)	—		—		—		—	—
Realized loss on derivative instruments	—	—	(789,972)	—		789,972	—		—		—		—	—
Unrealized gain (loss) on derivative instruments	—	—	317,924	—		(317,924)	—		—		—		—	—
Other income (expense)	—	—	(7,158)	—		7,158	—		—		—		—	—
Loss on adjustment to fair value - warrant liabilities	(24,855,085)	—	—	—		—	—		—		24,855,085	(o)	—	—
Loss on adjustment to fair value - AR Debentures	(2,882,000)	—	—	—		—	—		—		2,882,000	(p)	—	—
Loss on adjustment to fair value - Obligation Shares	(1,477,103)	—	—	—		—	—		—		—		—	(1,477,103)
Liquidated damages	(173,763)	—	—	—		—	—		—		—		—	(173,763)
Total other income (expense)	(29,371,212)	(214,344)	4,257,594	141,588		(4,257,594)	(748,450)		—		27,917,085		—	(2,275,333)
Income (loss) from operations before provision for income taxes	(55,626,937)	(1,627,021)	15,777,165	(297)		(15,777,165)	19,769,181		17,284,075		27,917,085		—	7,716,087
Provision for income taxes	—	—	—	—		—	(1,959,886	)(m)	—		—		—	(1,959,886)
Income (loss) from continuing operations	$(55,626,937)	$(1,627,021)	$15,777,165	$(297)		$(15,777,165)	$17,809,298		$17,284,075		$27,917,085		$—	$5,756,201
Income (loss) per common share:
Income (loss) per share, basic	$(15.80)	$(4.02)												$0.28
Income (loss) per share, diluted	$(15.80)	$(4.02)												$0.13
Weighted average common shares outstanding, basic - Note 4(r)	3,520,843	428,611											12,135,922	20,832,180
Weighted average common shares outstanding, diluted - Note 4(r)	3,520,843	428,611											12,135,922	42,866,918

51

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2022

						Nickel Road Transaction Accounting Adjustments
	Prairie Operating Co., LLC (Historical)	Creek Road Miners, Inc. (Historical)	Nickel Road (Historical)	Creek Road Miners, Inc. Acquisition Pro-Forma Adjustments		Removal of Nickel Road (Historical)	Nickel Road Acquisition Adjustments		Cryptocurrency Asset Sale Adjustments		Subsequent Event Adjustments		Equity Financing	Combined Pro Forma
				(See Note 5)		(See Note 5(d))	(See Note 5)		(See Notes 4 and 5)		(See Notes 2 and 5)		(See Note 6)
Revenue:
Cryptocurrency mining	$—	$517,602	$—	$—		$—	$—		$(517,602	)(g)	$—		$—	$—
Oil and gas sales	—	—	66,059,962	—		(66,059,962)	52,378,105	(k)	—		—		—	52,378,105
Total revenues	—	517,602	66,059,962	—		(66,059,962)	52,378,105		(517,602)		—		—	52,378,105
Operating costs and expenses:
Cryptocurrency mining costs (exclusive of depreciation and amortization shown below)	—	1,071,458	—	—		—	—		(1,071,458	)(g)	—		—	—
Depreciation, depletion and amortization	—	658,080	17,760,179	117,748	(h)	(17,760,179)	3,896,094	(k)	(775,828	)(g)	—		—	3,896,094
Production taxes	—	—	4,975,383	—		(4,975,383)	3,958,274	(k)	—		—		—	3,958,274
Lease operating	—	—	3,942,294	—		(3,942,294)	3,345,854	(k)	—		—		—	3,345,854
General and administrative	461,520	3,606,522	4,264,687	2,681,201	(i)	(4,264,687)	4,264,687	(k)	—		—		—	11,013,930
Stock based compensation	—	2,681,201	—	(2,681,201	)(i)	—	—		—		—		—	—
Lease expirations	—	—	329,911	—		(329,911)	—		—		—		—	—
Impairment of mined cryptocurrency	—	107,174	—	—		—	—		(107,174	)(g)	—		—	—
Total operating expenses	461,520	8,124,435	31,272,454	117,748		(31,272,454)	15,464,908		(1,954,460)		—		—	22,214,151
Income (loss) from operations	(461,520)	(7,606,833)	34,787,508	(117,748)		(34,787,508)	36,913,197		1,436,858		—		—	30,163,954
Other income (expense):
Interest income	—	—	41,152	—		(41,152)	—		—		—		—	—
Interest expense	—	(613,827)	(936,453)	368,202	(j)	936,453	(997,934	)(l)	—		240,000	(n)	—	(1,003,559)
Realized loss on sale of cryptocurrency	—	(127,222)	—	—		—	—		127,222	(g)	—		—	—
Impairment on fixed assets	—	(5,231,752)	—	—		—	—		5,231,752	(g)	—		—	—
Loss on sale of investment	—	(19,104)	—	—		—	—		—		—		—	(19,104)
PPP loan forgiveness	—	197,662	—	—		—	—		—		—		—	197,662
Loss on sale of cryptocurrency mining equipment	—	—	—	—		—	—		—(g)		—		—	—
Gain on sale of oil and gas properties	—	—	25,331,465	—		(25,331,465)	—		—		—		—	—
Realized loss on derivative instruments	—	—	(21,751,084)	—		21,751,084	—		—		—		—	—
Unrealized gain (loss) on derivative instruments	—	—	3,286,777	—		(3,286,777)	—		—		—		—	—
Other income (expense)	—	—	20,029	—		(20,029)	—		—		—		—	—
Total other income (expense)	—	(5,794,243)	5,991,886	368,202		(5,991,886)	(997,934)		5,358,974		240,000		—	(825,001)
Income (loss) from operations before provision for income taxes	(461,520)	(13,401,076)	40,779,394	250,454		(40,779,394)	35,915,263		6,795,832		240,000		—	29,338,953
Provision for income taxes	—	—	—	—		—	(7,452,094	)(m)	—		—		—	(7,452,094)
Income (loss) from continuing operations	$(461,520)	$(13,401,076)	$40,779,394	$250,454		$(40,779,394)	$28,463,469		$6,795,832		$240,000		$—	$21,886,859
Income (loss) per common share:
Income (loss) per share from continuing operations, basic	$—	$(33.78)												$1.06
Income (loss) per share from continuing operations, diluted	$—	$(33.78)												$0.51
Weighted average common shares outstanding, basic - Note 4(r)	—	407,711											12,135,922	20,695,174
Weighted average common shares outstanding, diluted - Note 4(r)	—	407,711											12,135,922	42,729,912

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Note 1. Basis of Pro Forma Presentation

The NRO Acquisition is expected to be accounted for as an asset acquisition in accordance with ASC 805. The estimated fair value of the consideration to be paid by us and allocation of that amount to the underlying assets acquired, on a relative fair value basis, will be recorded on our books as of the date of the Closing of the NRO Acquisition. Additionally, costs directly related to the NRO Acquisition are capitalized as a component of the Purchase Price.

The Crypto Sale requires presentation as discontinued operations upon the issuance of future financial statements in accordance with GAAP. Pursuant to the requirements of Article 3 of Regulation S-X, the Crypto Sale is considered a significant disposition and requires pro forma presentation in accordance with Article 11 of Regulation S-X.

The Merger was accounted for as a reverse asset acquisition under existing GAAP. For accounting purposes, Prairie LLC was treated as acquiring Merger Sub in the Merger.

Accordingly, for accounting purposes, the financial statements of the Company represent a continuation of the financial statements of Prairie LLC with the acquisition being treated as the equivalent of Prairie LLC issuing stock for the net assets of the Company. On the Merger Closing Date, the assets and liabilities of the Company were recorded based upon relative fair values, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 combines the historical balance sheet of the Company as of September 30, 2023 on a pro forma basis in accordance with Article 11 of Regulation S-X, as amended, as if the Transactions and the Subsequent Events, described in Note 2 below, had been consummated on September 30, 2023.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and year ended December 31, 2022 combine the historical statements of operations of Prairie LLC, the historical statements of operations of the Company and the historical consolidated statements of operations of NRO, as applicable, for such periods on a pro forma basis as if the Transactions and Subsequent Events, described in Note 2 below, had been consummated on January 1, 2022.

The pro forma basic and diluted earnings (loss) per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of shares of Common Stock outstanding, assuming the Transactions and Subsequent Events, described in Note 2 below, occurred on January 1, 2022.

The unaudited pro forma condensed combined financial information is based on, and should be read in conjunction with, the audited historical financial statements of each of Prairie LLC as of December 31, 2022 and for the period from June 7, 2022 (date of inception) to December 31, 2022, the Company as of and for the year ended December 31, 2022, and NRO as of and for the year ended December 31, 2022 and the notes thereto, the unaudited historical financial statements of the Company and NRO as of and for the nine months ended September 30, 2023 and the notes thereto, as well as the disclosures contained in the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Prairie Operating Co.” included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 31, 2023, and in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2023, filed with the SEC on November 14, 2023, and the section in this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nickel Road Operating LLC.”

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what the Company’s financial condition or results of operations would have been had the Transactions or Subsequent Events, described in Note 2 below, occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information do not project the Company’s future financial condition and results of operations. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this filing and certain assumptions that management believes are factually supportable and are expected to have a continuing impact on the Company’s results of operations, and are subject to change as additional information becomes available and analyses are performed.

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Note 2. Subsequent Events

Reverse Stock Split

On October 12, 2023, the Company filed the Certificate of Amendment with the Delaware Secretary of State to effect the Reverse Stock Split. The Reverse Stock Split became effective on October 16, 2023. The Reverse Stock Split decreased the number of outstanding shares and increased net loss per common share. All per share and share amounts presented have been retroactively adjusted for the effect of this reverse stock split for all periods presented.

Conversion of AR Debentures

In October 2023, conversion notices were received from holders of the AR Debentures and the Company issued 400,667 shares of Common Stock to effect the conversion. As a result, the AR Debentures were fully extinguished in October 2023.

Exercise of Series D B Warrants

On November 13, 2023, O’Neill Trust delivered notice to the Company of the exercise of Series D B Warrants to purchase 2,000,000 shares of Common Stock at an exercise price of $6.00 per share for total proceeds to the Company of $12 million.

Deposit on NRO Acquisition

In conjunction with the NRO Acquisition, the Company deposited $9 million of the Purchase Price into an escrow account on January 11, 2024, which will be released to NRO upon the earlier of the date of the Closing and August 15, 2024, or earlier under certain circumstances.

Sale of Cryptocurrency Mining Equipment

On January 23, 2024, the Company completed the sale of all of the Mining Equipment for consideration consisting of (i) $1.0 million in cash and (ii) $1.0 million (plus accrued interest) in deferred cash payments to be made out of a portion of the future net revenues associated with the Mining Equipment. See “Description of Crypto Sale.”

Genesis Bolt-on Acquisition

On February 5, 2024, the Company acquired oil and natural gas properties comprised of a 1,280 acre drillable spacing unit and eight permitted drilling locations in the DJ Basin from a private seller for $900,000.

Note 3. Preliminary Purchase Price

The preliminary allocation of the total Purchase Price in the NRO Acquisition, on a relative fair value basis, is based upon management’s estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed as of the date of the Closing of the transaction using currently available information. Because the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on our financial position and results of operations may differ significantly from the pro forma amounts included herein.

The preliminary purchase price allocation is subject to change due to several factors, including but not limited to changes in the estimated fair value of assets acquired and liabilities assumed as of the date of the Closing of the transaction, which could result from changes in future oil and natural gas commodity prices, reserve estimates, interest rates, as well as other factors.

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The consideration transferred, assets acquired and liabilities assumed by the Company are expected to be initially recorded as follows:

Consideration:
Cash consideration (1)	$74,000,000
Deposit on oil and gas properties (2)	9,000,000
Deferred cash consideration (3)	9,979,340
Direct transaction costs (4)	175,000
Total consideration	$93,154,340
Assets acquired:
Oil and gas properties	$93,904,482
Liabilities assumed:
Asset retirement obligation, long-term	$750,142

(1)	Includes preliminary customary purchase price adjustments.
(2)	Represents the Deposit paid by the Company to NRO (See Note 2).
(3)	Represents the estimated fair value of $11.5 million of spud fee cash payments to be paid to NRO over a period of up to 18 months from the date of the Closing.
(4)	Represents estimated transaction costs associated with the NRO Acquisition which have been capitalized in accordance with ASC 805-50.

The consideration will be allocated to the assets acquired and liabilities assumed on a relative fair value basis. The fair value measurements of assets acquired and liabilities assumed, on a relative fair value basis, are based on inputs that are not observable in the market and therefore represent Level 3 inputs. The fair value of oil and gas properties and asset retirement obligations were measured using the discounted cash flow technique of valuation.

Significant inputs to the valuation of oil and gas properties include estimates of: (i) reserves, (ii) future operating and development costs, (iii) future commodity prices, (iv) future plugging and abandonment costs, (v) estimated future cash flows, and (vi) a market-based weighted average cost of capital rate. These inputs require significant judgments and estimates and are the most sensitive and subject to change.

Note 4. Crypto Sale

On January 23, 2024, we completed the Crypto Sale for consideration consisting of (i) $1.0 million in cash and (ii) $1.0 million (plus accrued interest) in deferred cash payments to be made out of a portion of the future revenues associated with the Mining Equipment. For purposes of the pro forma financial statements, this was a significant disposition and resulted in a net loss of $1.7 million. It requires presentation within discontinued operations upon the issuance of future financial statements.

Note 5. Unaudited Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2023 and in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and year ended December 31, 2022 are as follows:

(a)	Reflects the conversion of the AR Debentures into common shares and payment of accrued interest in cash.

(b)	Reflects the exercise of Series D B Warrants for $12.0 million and issuance of 2,000,000 shares of Common Stock.

(c)	Reflects the reclassification of warrant liabilities, Series D Preferred Stock and Series E preferred stock of the Company, par value $0.01 per share, upon the consummation of the Reverse Stock Split.

(d)	Reflect the adjustments to remove the historical financial results of NRO.

(e)	Reflects the adjustment for the Company’s Deposit utilized to partially fund the NRO Acquisition.

(f)	Reflects the adjustment to record the assets acquired and liabilities assumed, on a relative fair value basis, in the NRO Acquisition along with transfer of consideration.

(g)	Reflects the adjustment to record the Crypto Sale.

(h)	Reflects the adjustment to depreciation expense due to fair value allocated at the Merger and useful life of the acquired assets.

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(i)	Reflects the reclassification of stock based compensation to conform to the Company’s financial statement presentation.

(j)	Reflects the adjustment to interest expense from the conversion of notes payable and the Original Debentures.

(k)	Reflect the adjustments to reflect the NRO acquisition based on information provided by NRO and adjust for depreciation, depletion and amortization expense associated with the NRO Acquisition.

(l)	Reflects the adjustment to recognize interest expense on the deferred cash consideration on an effective interest method.

(m)	Reflects the estimated income tax effects of the adjustments calculated using the federal statutory tax rate of 21% and a statutory Colorado income tax rate of 4.4%.

(n)	Reflects the adjustment to interest expense from the conversion of the AR Debentures.

(o)	Reflects the adjustment required to reflect classification of warrant liabilities within stockholders’ equity in conjunction with the Reverse Stock Split.

(p)	Reflects the adjustment to reflect the conversion of the AR Debentures into shares of Common Stock.

(q)	Reflects the adjustment to record the Genesis Bolt-on Acquisition.

(r)	Reflects weighted average shares of Common Stock after the impact of the Transactions and the Subsequent Events described in Note 2. The following table sets forth the computation of pro forma weighted average shares of Common Stock for the nine months ended September 30, 2023 and year ended December 31, 2022:

	Nine months ended September 30, 2023	Year ended December 31, 2022
Weighted average shares of Common Stock outstanding, basic and diluted (prior to the Transactions)	137,006	—
Net adjustment upon consummation of the Transactions to reflect the issuance of shares of Common Stock	6,158,585	6,158,585
Adjustment upon issuance of shares of Common Stock associated with conversion of the AR Debentures	400,667	400,667
Adjustment upon the issuance of shares of Common Stock associated with the Warrant Exercise	2,000,000	2,000,000
Adjustment from the Common Stock expected to be issued in the Offering (see Note 6)	12,135,922	12,135,922
Weighted average shares of Common Stock outstanding, basic (Pro Forma)	20,832,180	20,695,174
Common Stock warrants	13,674,938	13,674,938
Series D Preferred Stock	4,359,800	4,359,800
Series E Preferred Stock	4,000,000	4,000,000
Weighted average shares of Common Stock outstanding, diluted (Pro Forma)	42,866,918	42,729,912

Note 6. Equity Financing

We expect to generate gross proceeds of $100.0 million (before underwriting discounts and commissions and offering expenses) from the Offering, which we intend to use to fund the remaining cash consideration in the NRO Acquisition, and for general corporate purposes. After deducting the underwriting discounts and commissions and offering expenses payable by us, the total net proceeds are expected to be approximately $90.0 million. Based on the closing price of the Company’s Common Stock on February 1, 2024 of $8.24, we expect to issue approximately 12.1 million shares of Common Stock (assuming no exercise of the underwriters’ option to purchase additional shares). The following table summarizes the estimated Common Stock to be issued resulting from a 10% fluctuation in the market price of the shares of Common Stock:

	Share Price	Common Stock Issued
As presented	$8.24	12,135,922
10% increase	9.06	11,037,528
10% decrease	7.42	13,477,089

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Note 7. Supplemental Unaudited Combined Oil and Natural Gas Reserves and Standardized Measure Information

The following table sets forth information with respect to the historical and combined estimated oil and natural gas reserves as of December 31, 2022 for Prairie LLC and NRO. Future exploration, exploitation and development expenditures, as well as future commodity prices and service costs, will affect the quantity of reserve volumes. The reserve estimates shown below were determined using the average first day of the month price for each of the preceding 12 months for oil and natural gas for the year ended December 31, 2022.

	Prairie	Nickel Road (Total)	Nickel Road (Unacquired)	Nickel Road (Acquired) (1)	Pro Forma Combined
Estimated Proved Developed Reserves:
Oil (Bbl)	—	2,599,723	(128,190)	2,471,533	2,471,533
Natural Gas (Mcf)	—	6,452,542	(213,658)	6,238,884	6,238,884
Natural Gas Liquids (Bbl)	—	1,103,821	(36,684)	1,067,137	1,067,137
Total (Boe)(2)	—	4,778,968	(200,484)	4,578,483	4,578,483
Estimated Proved Undeveloped Reserves:
Oil (Bbl)	—	4,657,880	(27,183)	4,630,697	4,630,697
Natural Gas (Mcf)	—	12,443,577	(72,494)	12,371,083	12,371,083
Natural Gas Liquids (Bbl)	—	2,256,278	(13,048)	2,243,230	2,243,230
Total (Boe)(2)	—	8,988,088	(52,313)	8,935,774	8,935,774
Estimated Proved Reserves:
Oil (Bbl)	—	7,257,603	(155,373)	7,102,230	7,102,230
Natural Gas (Mcf)	—	18,896,119	(286,151)	18,609,968	18,609,968
Natural Gas Liquids (Bbl)	—	3,360,099	(49,733)	3,310,366	3,310,366
Total (Boe)(2)	—	13,767,055	(252,798)	13,514,257	13,514,257

(1)	Represents reserves associated with the assets acquired from NRO.
(2)	Assumes a ratio of 6 Mcf of natural gas per Boe.

The following table sets forth summary information with respect to historical and combined oil and natural gas production for the year ended December 31, 2022 for Prairie LLC and NRO. The NRO oil and natural gas production data presented below was derived from the supplemental oil and gas reserve information (unaudited) included in notes to the audited financial statements for the year ended December 31, 2022 of NRO and information provided by NRO.

	Prairie	Nickel Road (Total)	NRO (Unacquired)	NRO Acquired (1)	Pro Forma Combined
Oil (Bbl)	—	618,787	(123,681)	495,106	495,106
Natural Gas (Mcf)	—	919,804	(188,311)	731,493	731,493
Natural Gas Liquids (Bbl)	—	161,585	(32,078)	129,507	129,507
Total (Boe)(2)	—	933,673	(187,144)	746,529	746,529

(1)	Represents production data associated with the assets acquired from NRO.
(2)	Assumes a ratio of 6 Mcf of natural gas per Boe.

The following unaudited combined estimated discounted future net cash flows reflect Prairie and NRO as of December 31, 2022. The unaudited combined standardized measure of discounted future net cash flows are as follows:

	Prairie	NRO (Total) (1)	Combined
Future cash inflows	$—	$883,016,626	$883,016,626
Future production costs	—	(293,548,055)	(293,548,055)
Future development costs	—	(147,621,778)	(147,621,778)
Future income tax expense	—	—	—
Future net cash flows	—	441,846,793	441,846,793
10% annual discount for estimated timing of cash flows	—	(197,175,725)	(197,175,725)
Standardized measure of discounted future net cash flows	$—	$244,671,068	$244,671,068

(1)	Represents the total amounts as reported in NRO’s consolidated financial statements as of and for the year ended December 31, 2022.

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INFORMATION ABOUT NRO

Description of the Business

Certain aspects of the presentation of NRO’s results of operations have been conformed for purposes of presenting comparable results. For full historical financial statements of NRO for the periods presented, please see the financial statements incorporated by reference into this registration statement.

Nickel Road Operating LLC, a Delaware limited liability company, and its subsidiaries, (herein referred to collectively as “NRO”) is a private, independent, and private equity backed exploration and production company founded in 2017. NRO focuses on the acquisition, development, and production of oil and natural gas reserves in Weld County, Colorado, in the Greater Wattenberg Field of Colorado’s Denver-Julesburg Basin (the “DJ Basin”). As of September 30, 2023, NRO owns 5,383 net acres in an operated footprint of 7,934 acres, with a 94% average working interest before payout. NRO also has 90 operated well permits issued by the Colorado Energy and Carbon Management Commission (“CECMC”) to drill undeveloped locations. NRO is developing its acreage by drilling horizontal wells targeting the Codell and Niobrara formations. NRO operates 26 wells in the DJ Basin. Net production from NRO’s properties for the nine months ended September 30, 2023, was approximately 2,350 Boe per day, of which 68% was oil. According to a report prepared by Cawley, Gillespie & Associates, Inc. (“CG&A”), total proved reserves associated with NRO’s properties were 13.8 MMboe as of December 31, 2022, of which 35% were proved developed. NRO’s operations are all conducted onshore in the United States.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nickel Road Operating LLC

The following discussion and analysis of NRO’s financial condition and results of operations should be read in conjunction with its financial statements and related notes appearing elsewhere in this registration statement. The following discussion contains “forward-looking statements” that reflect NRO’s future plans, estimates, beliefs and expected performance. NRO cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from NRO’s expectations include the risk factors and other cautionary statements described under the heading “Risk Factors” included elsewhere in this registration statement. NRO does not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law. See “Cautionary Statement Regarding Forward-Looking Statements” in this registration statement.

General and Basis of Presentation

NRO derives substantially all of its revenue from the sale of oil, natural gas and NGLs that are produced from interests in its properties. Oil, natural gas and NGL prices are inherently volatile and are influenced by many factors outside of NRO’s control. To achieve more predictable cash flows and to reduce its exposure to downward price fluctuations, NRO has historically used derivative instruments to hedge future sales prices and basis differentials on a portion of its oil, natural gas and NGL production. While NRO liquidated all of its outstanding hedges in connection with the NRO Agreement in January 2024, it may engage in such activities in the future. NRO’s historical commodity derivative instruments include swaps and costless collars. NRO’s derivative strategy, including the volumes and commodities covered and the relevant fixed and market prices, is based in part on NRO’s management’s view of expected future market conditions, capital spending plans, and analysis of well-level economic return potential.

NRO focuses its efforts on increasing oil, natural gas and NGLs production and reserves while controlling costs at a level that is appropriate for long-term sustainable operations. NRO’s future earnings and cash flows are dependent on its ability to manage revenues and overall cost structure at a level that allows for profitable production.

Divestiture of assets and acreage in 2022 and 2023

In July 2022, NRO closed on the divestiture of upstream assets including 2,752 net acres, 321 net royalty acres, and 17 producing horizontal wells (5 operated and 12 non-operated) for $64 million (the “2022 NRO Divestiture”). The divested assets produced 672 Boe per day for the six months ended June 30, 2022, with total proved reserves of 3,024 Mboe as of December 31, 2021. This transaction is described further in NRO’s financial statements and footnotes incorporated by reference into this registration statement.

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In August 2023, NRO closed on the divestiture of upstream assets including 896 net royalty acres for $7 million (the “2023 NRO Divestiture” and, together with the 2022 NRO Divestiture, the “NRO Divestitures”). The divested assets produced 86 Boe per day in the seven months ended July 31, 2023, with 253 Mboe of proved reserves as of December 31, 2022. This transaction is described further in NRO’s financial statements and footnotes incorporated by reference into this registration statement.

Overview

The following table presents NRO’s production volumes and financial highlights, inclusive of assets sold in the NRO Divestitures through the date of sale, for the nine months ended September 30, 2023, and 2022 and the years ended December 31, 2022, and 2021:

	Nine Months Ended September 30,				Years ended December 31
	2023		2022		2022		2021
	Period Total	Per Day	Period Total	Per Day	Period Total	Per Day	Period Total	Per Day
Production Sales Volume Data:
Oil (Mbbls)	439	1.6	527	1.9	619	1.7	561	1.5
Gas (MMcf)	585	2.1	778	2.9	920	2.5	810	2.2
NGLs (Mbbls)	105	0.4	136	0.5	162	0.4	150	0.4
Financial Data (thousands):
Revenue	$36,774		$61,153		$69,888		$46,584
Income from operations	$11,520		$37,130		$34,792		$22,698

NRO’s revenues for the nine months ended September 30, 2023, decreased by $24.4 million compared to the nine months ended September 30, 2022. NRO’s income from operations for the nine months ended September 30, 2023, decreased by $25.6 million compared to the nine months ended September 30, 2022. Both the decrease in revenue and income from operations were primarily due to a decrease in production resulting from the 2022 NRO Divestiture and a 26% decline in average sales price per barrel of equivalent (“BOE”).

NRO’s revenues for 2022 increased by $23.3 million compared to 2021. NRO’s income from operations for 2022 increased by $12.1 million compared to 2021. Both the increase in revenue and income from operations were due to an increase in production in 2022 resulting from 12 wells drilled and turned-in-line in the second half of 2021 and five wells drilled and turned-in-line in the fourth quarter of 2022, and a 36% increase in average sales price per BOE. The increase in revenue was partially offset by an increase in expenses due to increased operating activity.

Results of Operations

Nine Months Ended September 30, 2023 vs. Nine Months Ended September 30, 2022

	Nine months ended September 30,
	2023	2022	$ Change	% Change
	(Thousands)
Revenues:
Oil revenue	$33,504	$51,261	$(17,757)	(35)%
Gas revenue	1,276	4,640	(3,364)	(73)%
NGL revenue	1,994	5,252	(3,258)	(62)%
Total revenues	$36,774	$61,153	$(24,378)	(40)%

Significant variances in the respective line items of revenues are comprised of the following:

Oil Revenue

Oil revenue decreased $17.8 million, or 35%, for the nine months ended September 30, 2023, compared to the nine months ended September 30, 2022, related to lower oil sales prices and lower oil production due to the 2022 NRO Divestiture.

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The following table reflects oil prices, the price impact of NRO’s derivative settlements and oil production volumes for the nine months ended September 30, 2023, and 2022.

	Nine months ended September 30,
	2023	2022
Oil revenue (per barrel)	$76.29	$97.35
Impact of net cash (paid) received related to settlement of derivatives (per barrel)(1)	(1.58)	(35.13)
Oil net price including all derivative settlements (per barrel)	$74.71	$62.22
Oil production volumes (Mbbls)	439	527
Per day oil production volumes (Mbbls/d)	1.6	1.9

(1)	Included in net gain (loss) on derivatives on the Condensed Consolidated Statements of Operations.

Gas Revenue

Gas revenue decreased $3.4 million, or 73%, for the nine months ended September 30, 2023, compared to the nine months ended September 30, 2022, related to lower production due to the 2022 NRO Divestiture and significantly lower natural gas sales prices.

The following table reflects natural gas prices, the price impact of NRO’s derivative settlements and natural gas production volumes for the nine months ended September 30, 2023 and 2022.

	Nine months ended September 30,
	2023	2022
Natural gas revenue (per Mcf)	$2.18	$5.96
Impact of net cash (paid) received related to settlement of derivatives (per Mcf)(1)	(0.16)	(1.89)
Natural gas net price including all derivative settlements (per Mcf)	$2.02	$4.07
Natural gas production volumes (MMcf)	585	778
Per day natural gas production volumes (MMcf/d)	2.1	2.8

(1)	Included in net gain (loss) on derivatives on the Condensed Consolidated Statements of Operations.

NGL Revenue:

NGL revenue decreased $3.3 million, or 62%, for the nine months ended September 30, 2023, compared to the nine months ended September 30, 2022 related to lower production due to the 2022 NRO Divestiture and significantly lower NGL sales prices.

The following table reflects NGL prices, the price impact of NRO’s derivative settlements and NGL production volumes for the nine months ended September 30, 2023 and 2022.

	Nine months ended September 30,
	2023	2022
NGL revenue (per barrel)	$18.99	$38.57
Impact of net cash (paid) received related to settlement of derivatives (per barrel)(1)	—	—
NGL net price including all derivative settlements (per barrel)	$18.99	$38.57
NGL production volumes (Mbbls)	105	136
Per day NGL production volumes (Mbbls/d)	0.4	0.5

(1)	Included in net gain (loss) on derivatives on the Condensed Consolidated Statements of Operations.

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Operating expenses and income (loss) from operations analysis:

	Nine months ended September 30,				Per Boe Expense for the nine months ended September 30,
	2023	2022	$ Change	% Change	2023	2022
	(Thousands)				(Thousands)
Operating expenses:
Lease operating expenses	$3,317	$3,142	$175	6%	$5.17	$3.97
Gathering, transportation and processing	2,564	2,980	(416)	(14%)	4.00	3.76
Production taxes	3,422	4,352	(930)	(21%)	5.33	5.49
Depletion, depreciation, and amortization	12,853	10,055	2,798	28%	20.03	12.69
Impairment	—	140	(140)	(100%)	0.00	0.18
General and administrative	3,099	3,353	(255)	(8%)	4.83	4.23
Total operating expenses	$25,255	$24,023	$1,232	5%	$39.36	$30.32
Income (loss) from operations	$11,520	$37,130	$(25,610)	(69%)	$17.95	$46.86

Lease operating expenses increased $0.2 million for the nine months ended September 30, 2023, compared to the nine months ended September 30, 2022, related to increased operating activity, well counts and service cost inflation.

Gathering, transportation and processing expenses decreased $0.4 million for the nine months ended September 30, 2023, compared to the nine months ended September 30, 2022, primarily related to lower sales volumes due to the 2022 NRO Divestiture.

Production taxes decreased $0.9 million for the nine months ended September 30, 2023, compared to the nine months ended September 30, 2022, related to lower sales volumes due to the 2022 NRO Divestiture and lower commodity prices.

Depletion, depreciation and amortization increased $2.8 million for the nine months ended September 30, 2023, compared to the nine months ended September 30, 2022, primarily related to higher well count, partially offset by lower production.

Impairment decreased $0.1 million for the nine months ended September 30, 2023, compared to the nine months ended September 30, 2022, primarily related to the expiration of certain non-core leases in 2022.

General and administrative expenses decreased $0.3 million for the nine months ended September 30, 2023, compared to the nine months ended September 30, 2022, primarily related to savings from lower expenses incurred on labor-related costs.

Results below include income from operations:

	Nine months ended September 30,
	2023	2022	$ Change	% Change
	(Thousands)
Income from operations	$11,520	$37,130	$(25,610)	(69%)
Gain (loss) on sales of oil and gas properties	6,262	28,440	(22,178)	(78%)
Gain (loss) on commodity derivatives	(472)	(16,853)	16,381	(97%)
Net interest expense	(1,518)	(516)	(1,002)	194%
Other income (expense)	(14)	(5)	(9)	197%
Net income	$15,777	$48,196	$(32,419)	(67%)

NRO recorded a gain on the sale of oil and gas properties for the nine months ended September 30, 2023, and September 30, 2022, of $6.3 million and $28.4 million, respectively, resulting from the 2023 NRO Divestiture and 2022 NRO Divestiture, respectively.

NRO had a $0.5 million loss on derivative instruments for the nine months ended September 30, 2023, of which $0.3 million was related to an unrealized gain due to a change in the mark-to-market value of derivatives.

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The $1.0 million increase in interest expense related to higher average debt outstanding and an increase in interest rates for the nine months ended September 30, 2023, compared to the nine months ended September 30, 2022.

Year ended December 31, 2022, vs. Year ended December 31, 2021

	Year ended December 31,
	2022	2021	$ Change	% Change
	(Thousands)
Revenues:
Oil revenue	$58,698	$38,216	$20,482	54%
Gas revenue	5,368	3,981	1,387	35%
NGL revenue	5,823	4,388	1,435	33%
Total revenues	$69,888	$46,584	$23,304	50%

Oil Revenue

Oil revenues for 2022 increased $20.5 million, or 54%, from 2021, related to higher oil production resulting from 12 wells drilled and turned-in-line in the second half of 2021 compared to five wells drilled and turned-in-line in the fourth quarter of 2022, and higher oil sales prices for the year ended December 31, 2022, compared to the year ended December 31, 2021.

The following table reflects oil prices, the price impact of NRO’s derivative settlements and oil production volumes for the year ended December 31, 2022, and 2021.

	Year ended December 31,
	2022	2021
Oil revenue (per barrel)	$94.86	$68.12
Impact of net cash (paid) received related to settlement of derivatives (per barrel)(1)	(32.15)	(14.83)
Oil net price including all derivative settlements (per barrel)	$62.71	$53.29
Oil production volumes (Mbbls)	619	561
Per day oil production volumes (Mbbls/d)	1.7	1.5

(1)	Included in net gain (loss) on derivatives on the Condensed Consolidated Statements of Operations.

Gas Revenue

Natural gas revenue for 2022 increased $1.4 million, or 35%, from 2021, related to higher natural gas production resulting from 12 wells drilled and turned-in-line in the second half of 2021 compared to five wells drilled and turned-in-line in the fourth quarter of 2022, and higher natural gas sales prices for the year ended December 31, 2022, compared to the year ended December 31, 2021.

The following table reflects natural gas prices, the price impact of NRO’s derivative settlements and natural gas production volumes for the years ended December 31, 2022, and 2021.

	Year ended December 31,
	2022	2021
Natural gas revenue (per Mcf)	$5.84	$4.91
Impact of net cash (paid) received related to settlement of derivatives (per Mcf)(1)	(2.02)	(0.46)
Natural gas net price including all derivative settlements (per Mcf)	$3.82	$4.45
Natural gas production volumes (MMcf)	920	810
Per day natural gas production volumes (MMcf/d)	2.5	2.2

(1)	Included in net gain (loss) on derivatives on the Condensed Consolidated Statements of Operations.

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NGL revenue:

NGL revenue for 2022 increased $1.4 million, or 33%, from 2021, related to higher production resulting from 12 wells drilled and turned-in-line in the second half of 2021 compared to five wells drilled and turned-in-line in the fourth quarter of 2022, and higher NGL sales prices for the year ended December 31, 2022, compared to the year ended December 31, 2021.

The following table reflects NGL prices, the price impact of NRO’s derivative settlements and NGL production volumes for the years ended December 31, 2022 and 2021.

	Year ended December 31,
	2022	2021
NGL revenue (per barrel)	$36.03	$29.21
Impact of net cash (paid) received related to settlement of derivatives (per barrel)(1)	—	—
NGL net price including all derivative settlements (per barrel)	$36.03	$29.21
NGL production volumes (Mbbls)	162	150
Per day NGL production volumes (Mbbls/d)	0.4	0.4

(1)	Included in net gain (loss) on derivatives on the Condensed Consolidated Statements of Operations.

Operating expenses and income (loss) from operations analysis:

	Year ended December 31,				Per Boe Expense
	2022	2021	$ Change	% Change	2022	2021
	(Thousands)				(Thousands)
Operating Expenses:
Lease operating expenses	$3,942	2,105	$1,837	87%	$4.22	$2.49
Gathering, transportation and processing	3,831	3,132	699	22%	4.10	3.70
Production taxes	4,975	3,464	1,511	44%	5.33	4.09
Depletion, depreciation, and amortization	17,760	11,061	6,699	61%	19.02	13.07
Impairment	330	283	47	17%	0.35	0.33
General and administrative	4,264	3,843	421	11%	4.56	4.54
Total operating expenses	$35,102	$23,888	$11,214	47%	$37.60	$28.22
Income (loss) from operations	$34,788	$22,697	$12,090	53%	$37.26	$26.82

Lease operating expenses increased $1.8 million for the year ended December 31, 2022, compared to the year ended December 31, 2021, related to increased operating activity, well counts and service cost inflation.

Gathering, transportation and processing expenses increased $0.7 million for the year ended December 31, 2022, compared to the year ended December 31, 2021, due to higher sales volumes from increased well counts.

Production taxes increased $1.5 million for the year ended December 31, 2022, compared to the year ended December 31, 2021, due to higher sales volume from increased well counts and higher commodity prices.

Depletion, depreciation and amortization increased $6.7 million for the year ended December 31, 2022, compared to the year ended December 31, 2021, primarily related to higher well count.

General and administrative expenses increased $0.4 million for the year ended December 31, 2022, compared to the year ended December 31, 2021, related to higher expenses incurred on labor-related costs.

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Results below include income from operations:

	Year ended December 31,
	2022	2021	$ Change	% Change
	(Thousands)
Income from operations	$34,788	$22,697	$12,091	53%
Gain (loss) on sales of oil and gas properties	25,331	—	25,331	NM
Gain (loss) on commodity derivatives	(18,464)	(13,094)	(5,370)	41%
Net interest expense	(895)	(464)	(431)	93%
Other income (expense)	19	(95)	114	NM
Net income	$40,779	$9,044	$31,735	NM

NM:	A percentage calculation is not meaningful due to change in signs, a zero-value denominator, or a percentage change greater than 200.

NRO recorded a $25.3 million gain on the sale of oil and gas properties for the year ended December 31, 2022, resulting from the 2022 NRO Divestiture.

NRO had a $5.4 million increase in the loss on derivative instruments for the year ended December 31, 2022, compared to the year ended December 31, 2021, due to increasing commodity prices.

The increase in interest expense relates to higher average debt outstanding and an increase in interest rates for the year ended December 31, 2022, compared to the year ended December 31, 2021.

Management’s Discussion and Analysis of Financial Condition and Liquidity

Overview and Liquidity

NRO’s primary sources of liquidity have historically been cash on hand, cash flows from operations, borrowings under its credit facilities and equity provided from investors. NRO expects that a combination of these sources will be sufficient to fund its working capital needs into the future. NRO plans to continue its practice of entering into hedging arrangements to reduce the impact of commodity price volatility on its cash flow from operations.

In 2022, NRO drilled and completed five wells, and in 2021, drilled and completed 12 wells. For the years ended December 31, 2022 and 2021, NRO’s aggregate drilling and completion capital expenditures, excluding leasehold and acquisitions and divestitures, were approximately $30.8 million and $49.6 million, respectively. During the first nine months of 2023, NRO drilled and completed five wells and aggregate drilling, completion and leasehold capital expenditures, excluding acquisitions and divestitures, were approximately $28.8 million.

Credit Facility

Revolving Loan – On February 22, 2021, NRO entered into a revolving loan agreement (the “Loan Agreement”) with UMB Bank, N.A. (“UMB” or the “Lender”) a maturity of February 22, 2024. The Loan Agreement provides for a maximum revolving loan (the “Revolving Loan”) of $35,000,000 with an initial borrowing base of $10,000,000. In October 2022, the Loan Agreement was amended. The total borrowing base and sublimit increased to $30,000,000 for the Revolving Loan.

On March 30, 2023, NRO amended its Loan Agreement to provide for a maximum Revolving Loan of $50,000,000 which matures on February 22, 2026. As of the date of the amendment the borrowing base was increased to $35,000,000, with a sublimit of $25,000,000, and is subject to regular redeterminations by the Lender. Permitted distributions are subject to limitations defined within the amendment and required hedge transactions are amended such that as of September 30, 2023, and thereafter, so long as the borrowing base utilization exceeds 60%, NRO is required to maintain crude oil hedges of at least 60% of NRO’s anticipated crude oil production for a period of not less than 12 months, to be complied with on a quarterly basis.

All sums advanced under the Revolving Loan, together with all accrued but unpaid interest thereon, are due in full at maturity. The Loan Agreement requires NRO to maintain certain affirmative and negative covenants, including certain financial ratios defined in the Loan Agreement, and provides the Lender with a first security interest in substantially all of NRO’s assets. The interest rate of the Revolving Loan is the lesser of the (1) Wall Street Journal prime rate, plus the applicable margin, or (2) the Maximum Rate as defined per the Loan Agreement. The Wall Street Journal prime interest rate as of September 30, 2023, was 8.50%. Commitment fees equal to 0.5% of the undrawn amount are payable quarterly under this agreement. The outstanding balance on the Revolving Loan as of September 30, 2023, was $7,280,000, net of debt issuance cost of approximately $153,000. The outstanding balance of approximately $7,433,000 is due in full on the maturity date of February 22, 2026.

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On August 31, 2023, NRO amended its Loan Agreement to decrease the borrowing base to $33,000,000.

March 2023 Term Loan – The March 2023 amended Loan Agreement also allows for a new Term Loan (“March 2023 Term Loan”) in the amount of $10,000,000. The March 2023 Term Loan shall be payable in monthly principal installments commencing on August 1, 2023, plus all accrued interest, and matures on July 1, 2024. The March 2023 Term Loan bears interest at a rate equal to the sum of the Prime Rate (as defined in the Loan Agreement), plus the Applicable Margin (as defined in the Loan Agreement); provided, however, that the interest rate on the March 2023 Term Loan shall never fall below 3.75%. The outstanding balance on the March 2023 Term Loan as of September 30, 2023, was $5,700,000. The full outstanding balance is due in full on the maturity date of July 1, 2024.

September 2021 Term Loan – On September 1, 2021, the Loan Agreement was amended to establish a term loan (“September 2021 Term Loan”) in the amount of $12,000,000 that matured on August 31, 2022. The September 2021 Term Loan was payable in monthly principal installments commencing January 31, 2022, plus all accrued interest. Interest for the September 2021 Term Loan was fixed at 5.25%. The September 2021 Term Loan also provides the lender with a first security interest in substantially all of NRO’s assets. As of September 30, 2023, this loan matured and was paid off in full.

Interest expense related to the Revolving Loan, the March 2023 Term Loan and the September 2021 Term Loan for the periods ended September 30, 2023, and 2022, was approximately $1,450,000 and $423,000, respectively.

Commodity Price Risk Management

NRO enters into derivative contracts, primarily swaps and collars to hedge future crude oil and natural gas production in order to mitigate the risk of market price fluctuations. All derivative instruments are recorded on the consolidated balance sheets at fair value. NRO has elected not to apply hedge accounting to any of its derivative transactions; consequently, NRO recognizes mark-to-market gains and losses in earnings currently, rather than deferring such amounts in other comprehensive income for those commodity derivatives that qualify as cash flow hedges.

NRO’s commodity derivative contracts as of September 30, 2023, are summarized below:

Crude Oil – NYMEX WTI:

	Swap
Date	Monthly Quantity (Bbl)	Weighted Average Strike
October 2023	—	$—
November 2023	1,300	$74.40
December 2023	1,700	$74.40

	Collar – Put		Collar - Call
Date	Monthly Quantity (Bbl)	Weighted Average Strike	Monthly Quantity (Bbl)	Weighted Average Strike
October 2023	27,000	$61.15	27,000	$76.74
November 2023	27,900	$61.64	27,900	$76.93
December 2023	29,600	$61.98	29,600	$77.15
January 2024	28,300	$65.80	28,300	$76.99
February 2024	26,600	$65.95	26,600	$77.32
March 2024	26,000	$65.92	26,000	$77.27
April 2024	23,300	$65.91	23,300	$78.64
May 2024	21,400	$65.81	21,400	$78.50
June 2024	19,300	$65.83	19,300	$78.53
July 2024	20,100	$67.50	20,100	$81.11
August 2024	17,600	$67.50	17,600	$81.08
September 2024	17,000	$67.50	17,000	$81.09
October 2024	16,500	$67.50	16,500	$81.07
November 2024	15,700	$67.50	15,700	$81.08
December 2024	15,300	$67.50	15,300	$81.07

Natural Gas – NYMEX Henry Hub:

	Collar – Put		Collar – Call
Date	Monthly Quantity (Mmbtu)	Weighted Average Strike	Monthly Quantity (Mmbtu)	Weighted Average Strike
October 2023	—	$—	—	$—
November 2023	9,000	$5.00	9,000	$6.65
December 2023	9,000	$5.00	9,000	$6.65

Sources (Uses) of Cash

	Nine Months Ended September 30,		Year ended December 31,
	2023	2022	2022	2021
	(Thousands)
Net cash provided by (used in):
Operating activities	$36,117	$37,711	$35,154	$25,406
Investing activities	(23,565)	40,297	21,668	(51,138)
Financing activities	(12,130)	(71,482)	(53,494)	20,310
Increase (decrease) in cash, cash equivalents and restricted cash	$422	$6,526	$3,328	$(5,421)

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Operating activities:

Net cash provided by operating activities decreased for the nine months ended September 30, 2023, from the nine months ended September 30, 2022, due to lower production as a result of divesting producing wells in the 2022 NRO Divestiture and lower commodity prices.

Net cash provided by operating activities increased in 2022 from 2021 primarily due to higher production volumes resulting from 12 wells drilled and turned-in-line in the second half of 2021 and five wells drilled and turned-in-line in the fourth quarter of 2022, and higher commodity prices, partially offset by higher operating expenses as a result of increased well counts.

Investing activities:

For the nine months ended September 30, 2023, net cash used in investing activities included $30.1 million of capital expenditures on oil and gas properties, partially offset by the divestitures of royalty and overriding royalty interests of $6.5 million net of purchase price adjustments. For the nine months ended September 30, 2022, net cash used in investing activities included $20.8 million of capital expenditures on oil and gas properties, partially offset by the divestiture of producing wells and undeveloped acreage in the 2022 NRO Divestiture of $61.1 million net of purchase price adjustments.

In 2022, net cash used in investing activities included $37.0 million of capital expenditures on oil and gas properties, partially offset by the divestiture of producing wells and undeveloped acreage in the 2022 NRO Divestiture of $58.7 million net of purchase price adjustments. In 2021, net cash used in investing activities included $51.1 million of capital expenditures on oil and gas properties.

Financing activities:

Net cash used in financing activities for the nine months ended September 30, 2023, includes $12.0 million in net cash repayments on the Revolving Loan related to core business activities. Net cash used in financing activities for the nine months ended September 30, 2022, includes $58.0 million in capital distributions resulting from cash provided by the 2022 NRO Divestiture and $13.5 million in net cash repayments on the Revolving Loan related to core business activities.

Net cash used in financing activities in 2022 includes $58.0 million in capital distributions resulting from cash provided by the 2022 NRO Divestiture and $4.5 million in net cash repayments on the Revolving Loan related to core business activities. Net cash used in financing activities in 2021 includes $20.6 million in net cash repayments on the Revolving Loan related to core business activities.

Environmental

NRO’s operations are subject to governmental laws and regulations relating to climate change, the protection of the environment and natural resources, and worker health and safety, and increasingly strict laws, regulations and enforcement policies, as well as future additional requirements related to these issues, could materially increase NRO’s costs of operation, compliance and any remediation that may become necessary. See “Regulation of the Oil and Natural Gas Industry.”

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Critical Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Depreciation, depletion, and amortization of oil and gas properties and the impairment of proved oil and gas properties are determined using estimates of oil and gas reserves. There are numerous uncertainties in estimating the quantity of reserves and in projecting the future rates of production and timing of development expenditures, including future costs to dismantle, dispose, and restore NRO’s properties. Oil and gas reserve engineering must be recognized as a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way.

The more significant reporting areas impacted by management’s judgments and estimates are as follows:

Oil and Gas Properties

NRO accounts for its oil and gas operations using the successful efforts method of accounting. Under this method, all costs associated with property acquisitions, successful exploratory wells, and development wells are capitalized. Items charged to expense generally include geological and geophysical costs, costs of unsuccessful exploratory wells, delay rentals, and oil and gas production costs. Capitalized costs of proved leasehold costs are depleted on a well-by-well basis using the units-of-production method based on total proved developed producing oil and gas reserves. Other capitalized costs of producing properties are also depleted based on total proved developed producing reserves. Depletion expense for the periods ended September 30, 2023, and 2022 was approximately $12.8 million and $10.0 million, respectively.

NRO assesses its proved oil and gas properties for impairment whenever events or circumstances indicate that the carrying value of the assets may not be recoverable, but at least annually. The impairment test compares undiscounted future net cash flows to the assets’ net book value. If the net capitalized costs exceed future net cash flows, then the cost of the property is written down to the estimated fair value. Fair value for oil and natural gas properties is generally determined based on an analysis of discounted future net cash flows adjusted for certain risk factors. There were no impairments of proved oil and gas properties as of September 30, 2023 and 2022.

Unproved properties are assessed periodically on a project-by-project basis to determine whether an impairment has occurred. NRO’s management’s assessment includes consideration of the results of exploration activities, commodity price predictions or forecasts, planned future sales, or expiration of all or a portion of such projects. At September 30, 2023 and 2022, NRO’s management determined there was no impairment of unproved properties.

Gains and losses arising from sales of oil and gas properties are included in other income. However, a partial sale of proved properties within an existing field that does not significantly affect the unit-of-production depletion rate will be accounted for as a normal retirement with no gain or loss recognized. The sale of a partial interest within a proved property is accounted for as a recovery of cost. The partial sale of unproved property is accounted for as a recovery of cost when there is uncertainty of the ultimate recovery of the cost applicable to the interest retained.

Derivative Instruments

NRO enters into derivative contracts, primarily swaps and collars, to hedge future crude oil and natural gas production in order to mitigate the risk of market price fluctuations. All derivative instruments are recorded on the consolidated balance sheets at fair value. NRO has elected not to apply hedge accounting to any of its derivative transactions; consequently, NRO recognizes mark-to-market gains and losses in earnings currently, rather than deferring such amounts in other comprehensive income for those commodity derivatives that qualify as cash flow hedges.

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Revenue Recognition

NRO recognizes revenue in accordance with Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers. Revenue from the sale of oil, natural gas and NGLs is recognized when the product is delivered to the customers’ custody transfer points, and collectability is reasonably assured. NRO fulfills the performance obligations under the customer contracts through daily delivery of oil, natural gas and NGLs to the customers’ custody transfer points, and revenues are recorded on a monthly basis. The prices received for oil, natural gas and NGLs sales under NRO’s contracts are generally derived from stated market prices, which are then adjusted to reflect deductions, including transportation, fractionation, and processing. As a result, the revenues from the sale of oil, natural gas and NGLs will decrease if market prices decline. The sales of oil, natural gas and NGLs as presented on the condensed consolidated statements of income represent NRO’s share of revenues, net of royalties and excluding revenue interests owned by others. When selling oil, natural gas and NGLs on behalf of royalty owners or working interest owners, NRO acts as an agent and, thus, reports the revenue on a net basis. To the extent actual volumes and prices of oil, natural gas and NGLs sales are unavailable for a given reporting period because of timing or information not received from third parties, the expected sales volumes and prices for those properties are estimated and recorded.

Oil and Gas Data

Proved Reserves

The information presented below with respect to NRO’s estimated proved reserves as of December 31, 2022, has been prepared by an independent petroleum engineering firm, CG&A, in accordance with rules and regulations of the SEC applicable to companies involved in oil and natural gas producing activities in effect at the applicable time.

The following table summarizes NRO’s estimated proved reserves as of December 31, 2022:

Estimate Proved Reserves	Crude Oil (MBbls)	Natural Gas (MMcf)	Natural Gas Liquids (MBbls)	Total Proved (Mboe)
Developed	2,600	6,453	1,104	4,779
Undeveloped	4,658	12,443	2,256	8,988
Total Proved	7,258	18,896	3,360	13,767

During the year ended December 31, 2022, NRO divested 3,024 Mboe of proved reserves related to the 2022 NRO Divestiture, which included 11 net (18 gross) locations. NRO’s extensions were 4,229 MBoe, resulting from the addition of 3,811 Mboe from 13 net (16 gross) PUD locations and 418 MBoe from one net (one gross) PDP well. NRO’s revisions were a downward adjustment of 2,509 Mboe related to redesigning the pad for fewer wells and higher capital expenditures.

Revisions represent changes in previous reserves estimates, either upward or downward, resulting from new information normally obtained from development drilling and production history or resulting from a change in economic factors, such as commodity prices, operating costs or development costs.

Oil, NGLs and natural gas reserve engineering is an estimation of accumulations of oil, NGLs and natural gas that cannot be measured exactly. The accuracy of any reserves estimate is a function of the quality of available data and engineering and geological interpretation and judgment. Accordingly, reserves estimates may vary from the quantities of oil, NGLs and natural gas that are ultimately recovered.

Drilling Activity

The following table sets forth the exploratory and development wells completed (operated and non-operated) during the years ended December 31, 2022 and 2021.

	Year Ended December 31
	2022		2021
	Gross	Net	Gross	Net
Exploratory
Productive Wells	—	—	—	—
Dry Wells	—	—	—	—
Total Exploratory Wells	—	—	—	—
Development
Productive Wells	5	5	12	12
Dry Wells	—	—	—	—
Total Development Wells	5	5	12	12
Total	5	5	12	12

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The following table describes the present operated year-to-date drilling activities as of September 30, 2023.

	Year-to-Date as of September 30, 2023
	Gross	Net
Exploratory	—	—
Development	5	5
Total	5	5

Internal Controls and Qualifications of Technical Persons

In accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers (the “Reserve Standards”) and guidelines established by the SEC, CG&A estimated 100% of NRO’s proved reserve information as of December 31, 2022. The technical persons responsible for preparing the reserves estimates presented herein meet the requirements regarding qualifications, independence, objectivity and confidentiality set forth in the Reserve Standards.

NRO maintains an internal staff of petroleum engineers and geoscience professionals who work closely with its independent reserve engineers to ensure the integrity, accuracy and timeliness of the data used to calculate its proved reserves relating to its assets. NRO’s internal technical team members met with independent reserve engineers periodically during the period covered by the reserve report to discuss the assumptions and methods used in the proved reserve estimation process. NRO provides historical information to the independent reserve engineers for its properties such as ownership interest, oil and natural gas production, well data, commodity prices and operating and development costs.

The preparation of NRO’s proved reserve estimates is completed in accordance with NRO’s internal control procedures. These procedures, which are intended to ensure reliability of reserve estimations, include the following:

●	review and verification of historical production data, working interest, net revenue interest, lease operating statements, capital costs, severance and ad valorem taxes, which data is based on actual production as reported by NRO;

●	verification of property ownership by NRO’s land department;

●	preparation of reserve estimates by NRO’s Co-President;

●	review by NRO’s Co-President of all of NRO’s reported proved reserves, including the review of all significant reserve changes and all new proved undeveloped reserves additions; and

●	direct reporting responsibilities and final approval by NRO’s Co-President to NRO’s Management Committee.

Andrew Haney, Co-President, is the technical person primarily responsible for overseeing the preparation of NRO’s reserves estimates. He has over 20 years of experience in the oil and gas industry with experience in reservoir engineering, production operations, drilling and planning for multiple public and private companies. He has a Bachelor of Science degree in Petroleum Engineering from the Colorado School of Mines and a Master of Science in Global Energy Management from the University of Colorado. He is a member of the Society of Petroleum Engineers.

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Production and Cost History

The following tables set forth information regarding net production of oil, natural gas and NGLs and certain price and cost information for each of the periods indicated. The information set forth below related to NRO consists of the historical results for the nine months ended September 30, 2022, and 2023, and for the years ended December 31, 2022, and 2021.

	For the Nine Months Ended September 30,		Year Ended December 31,
	2023	2022	2022	2021
Oil:
Total production (Mbbls)	439	527	619	561
Average sales price ($ per Bbl), including derivatives	$74.71	$62.22	$62.71	$53.29
Average sales price ($ per Bbl), excluding derivatives	$76.29	$97.35	$94.86	$68.12
Natural Gas:
Total production (MMcf)	585	778	920	810
Average sales price ($ per Mcf), including derivatives	$2.02	$4.07	$3.82	$4.45
Average sales price ($ per Mcf), excluding derivatives	$2.18	$5.96	$5.84	$4.91
Natural Gas Liquids:
Total production (Mbbls)	105	136	162	150
Average sales price ($ per Bbl), including derivatives	$18.99	$38.57	$36.03	$29.21
Average sales price ($ per Bbl), excluding derivatives	$18.99	$38.57	$36.03	$29.21
Oil Equivalents:
Total production (MBoe)	642	792	934	846
Average daily production (Boe/d)	2,350	2,902	2,558	2,319
Average production costs ($ per Boe)(1)(2)	$9.17	$7.72	$8.32	$6.18

(1)	Excludes ad valorem and severance taxes
(2)	Represents lease operating expense and gathering, transportation, and processing per Boe using total production volumes.

Wells

The following table sets forth the number wells in which NRO owned a working interest, all of which are operated as of September 30, 2023:

	Total
	Gross	Net
DJ Basin	26	25

Developed and Undeveloped Acreage

The following table sets forth NRO’s leasehold acreage as of September 30, 2023.

	Developed Acres		Undeveloped Acres		Total Acres
	Gross	Net	Gross	Net	Gross	Net
DJ Basin	5,035	4,707	857	676	5,893	5,383

All of the leases comprising the undeveloped acreage set forth in the table above will expire at the end of their primary terms unless an extension provision within the lease is executed or production has been established, in which event the lease will remain in effect until the cessation of production. The following table sets forth, as of September 30, 2023, the extension provisions of the undeveloped acres subject to leases summarized in the above table of developed and undeveloped acreage.

	2024		2025		2026
	Gross	Net	Gross	Net	Gross	Net
Extension Acres	234	234	—	—	—	—

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All of the leases comprising the undeveloped acreage set forth in the acreage tables above will expire at the end of their respective primary terms unless production from the leasehold acreage has been established prior to such date, in which event the lease will remain in effect until the cessation of production. The following table sets forth, as of September 30, 2023, the expiration periods of the undeveloped acres that are subject to leases summarized in the above acreage tables.

	2024		2025		2026
	Gross	Net	Gross	Net	Gross	Net
Expiration	180	180	80	80	234	234

Operations

General

NRO is the operator of substantially all of its acreage. As operator, NRO obtains regulatory authorizations, designs and manages the development of a well and supervises operation and maintenance activities on a day-to-day basis. NRO does not own drilling rigs or the majority of the other oil field service equipment used for drilling or maintaining wells on the properties it operates. Independent contractors engaged by NRO provide a majority of the equipment and personnel associated with these activities. NRO utilizes the services of drilling, production and reservoir engineers and geologists and other specialists who work to improve production rates, increase reserves and lower the cost of operating NRO’s oil and natural gas properties.

Marketing

NRO markets all of the oil, natural gas and NGL production from its operated properties. For the year ended December 31, 2022, NRO sold all of its oil, natural gas and NGL production to four purchasers, of which one purchaser accounted for 82% of NRO’s total production revenue. For the nine months ended September 30, 2023, one purchaser accounted for 90% of NRO’s total production revenue. The loss of any single purchaser could materially and adversely affect NRO’s revenues in the short-term; however, NRO believes that the loss of any of its purchasers would not have a long-term material adverse effect on its results of operations as oil, natural gas and NGLs are fungible products with well-established markets and numerous purchasers.

The majority of NRO’s production is party to crude oil purchase contracts, pursuant to which the counterparty is required to receive and purchase all crude oil produced from wells operated by NRO delivered to a terminal located in Weld County. NRO predominantly utilizes trucking to deliver its crude oil to the purchasers.

NRO is a party to various gas gathering agreements pursuant to which it has dedicated acreage, which the counterparty is required to receive and purchase all natural gas produced from wells operated by NRO located within the dedicated area through the term of the contracts. In exchange for NRO’s land dedication, NRO receives certain gathering and delivery rights.

NRO is party to produced water agreements where it has dedicated its acreage to deliver produced water to certain water disposal facilities located throughout Weld County.

Title to Properties

NRO has obtained title opinions on substantially all of its producing properties and believes that it utilizes methods consistent with practices customary in the oil and gas industry and that its practices are adequately designed to enable it to acquire satisfactory title to its producing properties. Prior to completing an acquisition of producing oil and gas leases, NRO performs title reviews on the most significant leases and, depending on the materiality of the properties, NRO may obtain a title opinion or review previously obtained title opinions. NRO’s oil, natural gas and NGL producing properties are subject to customary royalty and other interests, liens for current taxes, liens under its existing credit facility and other burdens, none of which materially interfere with NRO’s use of its properties.

Employees

NRO does not have, and never has had, any employees. NRO’s key personnel are employees of an affiliated management company to which NRO pays a monthly service fee. NRO also contracts for the services of independent consultants involved in field operations, land, regulatory, accounting, financial and other disciplines as needed.

Offices

Since its inception, NRO has leased, or subleased, sufficient office space to support its business operations. Since October 1, 2023, NRO’s offices have been located at 3773 Cherry Creek North Drive, Suite 670, Denver, Colorado 80209.

Legal Proceedings

NRO is not a party to any lawsuits and, since its inception, has not been a party to any material lawsuits. NRO cannot predict whether it will in the future be subject to lawsuits in the normal course of its business. NRO’s management, however, believes that there are no facts surrounding its operations that would support any such lawsuits or lead to damages that could have a material adverse effect on its operations or its financial condition.

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CAPITALIZATION

The following table sets forth our unaudited consolidated cash and cash equivalents and capitalization as of September 30, 2023:

(i)	on an actual basis,

(ii)	as adjusted for the Merger, the Series D PIPE, the Exok Transaction, the Reverse Stock Split, the Crypto Sale and certain other Subsequent Events, and

(iii)	as further adjusted for the NRO Acquisition and this offering at the assumed initial offering price of $ per share, after deducting underwriting discounts, commissions and estimated offering expenses and the application of the net proceeds to us as described in “Use of Proceeds.”

The following table assumes that this offering is consummated on the terms set forth herein and assumes no exercise of the underwriters’ options to purchase additional shares of Common Stock. You should read this table in conjunction with our consolidated financial statements and the accompanying notes that are incorporated by reference in this prospectus and with our “Unaudited Pro Forma Condensed Combined Financial Information” included herein. See “Where You Can Find More Information.”

	As of September 30, 2023
	Actual	As Adjusted	As Further Adjusted(1)
	(in thousands, except for share amounts)
Cash and cash equivalents(2)	$7,242	$10,282	$
Long-term indebtedness
Warrant liabilities(3)	$50,738	—		—
Total long-term indebtedness	$50,738	—
Mezzanine equity
Series D convertible preferred stock; $0.01 par value; 21,799 shares issued and outstanding(3)	$21,799	$—		$—
Series E convertible preferred stock; $0.01 par value; 20,000 shares issued and outstanding(3)	20,000	—		—
Stockholders’ equity
Series D convertible preferred stock; $0.01 par value; 21,799 shares issued and outstanding(3)	$—	$—		$—
Series E convertible preferred stock; $0.01 par value; 20,000 shares issued and outstanding(3)	—	—		—
Common stock, including paid-in capital: par value $0.01 per share; 500,000,000 shares authorized; 7,074,742 shares issued and outstanding, actual; 9,475,409 shares issued and outstanding, as adjusted; shares issued and outstanding, as further adjusted(4)	71	95
Additional paid in capital(3)(4)	(8,717)	100,659
Accumulated deficit(5)	(55,402)	(57,137)
Total stockholders’ equity	$(64,048)	$43,617	$
Total capitalization	$35,731	$53,899	$

(1)	Reflects the proceeds of this offering at the assumed initial offering price of $ per share, after deducting underwriting discounts, commissions and estimated offering expenses and the application of the net proceeds to us as described in “Use of Proceeds.” Each $ increase (decrease) in the assumed offering price of $ per share of Common Stock, based on the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase (decrease), as applicable, cash and cash equivalents, additional paid-in-capital, total stockholders’ equity and total capitalization by approximately $ , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase (decrease) of shares offered by us from the expected number of shares to be sold by us in this offering, assuming no change in the assumed initial public offering price per share, the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase (decrease), as applicable, cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $ , after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(2)	As adjusted reflects the adjustments to record the Crypto Sale, payment of the Deposit, the Warrant Exercise and the payment of accrued interest in cash on the AR Debentures.

(3)	As adjusted reflects the reclassification of warrant liabilities, Series D Preferred Stock and Series E Preferred Stock upon the consummation of the Reverse Stock Split.

(4)	Reflects the conversion of the AR Debentures into Common Stock and the Warrant Exercise.

(5)	As adjusted reflects the adjustment to record the Crypto Sale.

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REGULATION OF THE OIL AND NATURAL GAS INDUSTRY

Our operations are affected by extensive federal, state, and local laws and regulations. In particular, oil and natural gas production and related operations are, or have been, subject to price controls, taxes, and numerous other laws and regulations, including laws and regulations relating to environmental, health and safety matters. The jurisdictions in which we own and operate properties or assets for oil and natural gas production have statutory provisions regulating the exploration for and development and production of oil and natural gas, including, among other things, provisions related to permits for the drilling of wells, bonding requirements to drill or operate wells, the location of wells, the method of drilling and casing wells, the production and operation of wells and other facilities, the surface use and restoration of properties upon which wells are drilled, sourcing and disposal of water used in the drilling and completion process, and the proper abandonment of wells and pipelines. Our operations are also subject to various conservation laws and regulations. These include regulation of the size of drilling and spacing units or proration units, the number of wells which may be drilled in an area and size of associated facilities, and the unitization or pooling of oil and natural gas wells, and regulations that generally prohibit the venting or flaring of natural gas and that impose certain requirements regarding the ratability or fair apportionment of production from fields and individual wells.

Failure to comply with applicable laws and regulations can result in substantial penalties and the suspension or cessation of operations. Our competitors in the oil and natural gas industry are generally subject to the same regulatory requirements and restrictions that affect our operations. The regulatory burden on the industry increases the cost of doing business and affects profitability. Although we believe we are in substantial compliance with all applicable laws and regulations, such laws and regulations are frequently revised and amended through various legislative actions and rulemakings. Therefore, we are unable to predict the future costs or impact of compliance. Additional rulemakings, proposals and proceedings that affect the oil and natural gas industry are regularly considered at the federal, state, and various local government levels, including statutorily and through powers granted to various agencies that regulate our industry, and various court actions. We cannot predict when or whether any such future rulemakings, proposals or proceedings may become effective or if the outcomes will negatively affect our operations.

We believe that continued substantial compliance with existing requirements will not have a material adverse effect on our financial position, cash flows, or results of operations. However, current regulatory requirements may change, currently unforeseen environmental, health, or safety incidents may occur, or past noncompliance with environmental, health and safety laws or regulations may be discovered, any of which could have a material adverse effect on our financial position, cash flows, or results of operations. For example, in November 2020, pursuant to Colorado Senate Bill 19-181, the CECMC imposed a number of new and amended requirements on our operations. These requirements, and any other new requirements of the CECMC or other federal, state and local governmental bodies, could make it more difficult and costly to develop new oil and natural gas wells and to continue to produce existing wells, increase our costs of compliance and doing business, and delay or prevent development in certain areas or under certain conditions. We cannot assure that the existing rules, as implemented, or any future rulemaking, will not have a material and adverse impact on our financial position, cash flows, or results of operations.

In addition, governmental, scientific, and public concern over the threat of climate change arising from increasing global GHG emissions has resulted in higher political and regulatory risks in the United States, including climate change-related pledges made by certain administrations. President Biden has issued several executive orders focused on addressing climate change since taking office, which may impact the costs to produce, or demand for, oil and natural gas. Additionally, in November 2021, the Biden Administration released “The Long-Term Strategy of the United States: Pathways to Net-Zero Greenhouse Gas Emissions by 2050,” which establishes a roadmap to net zero emissions in the United States by 2050 through, among other things, improving energy efficiency; decarbonizing energy sources via electricity, hydrogen, and sustainable biofuels; and reducing non-carbon dioxide GHG emissions, such as methane and nitrous oxide.

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Regulation of Production of Oil, Natural Gas, and NGLs

The production of oil, natural gas, and NGLs is subject to regulation under a wide range of local, state, and federal statutes, rules, orders, and regulations. Federal, state, and local statutes and regulations require, among other things, permits for drilling operations, drilling bonds, and reports concerning operations. Colorado, the state in which we own all of our properties, regulates drilling and operating activities by, among other things, requiring permits for the drilling of wells, maintaining bonding requirements in order to drill or operate wells, and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled and the plugging and abandonment of wells. The laws of Colorado also govern a number of conservation matters, including provisions for the spacing and unitization or pooling of oil and natural gas properties, the establishment of maximum allowable rates of production from oil and natural gas wells, the regulation of well spacing and well density, and procedures for proper plugging and abandonment of wells and associated facilities. These regulations effectively identify well densities by geologic formation and the appropriate spacing and pooling unit size to effectively drain the resources. These regulations can have the effect of limiting the amount of oil, natural gas and NGLs that we can produce from our wells and to limit the number of wells or the locations where we can drill, although we can apply for exceptions to such regulations, including applications to increase well densities and reduce lease boundary setbacks to more effectively recover oil and gas resources. Moreover, Colorado imposes a production or severance tax with respect to the production and sale of oil, natural gas, and NGLs within its jurisdiction.

Colorado also regulates drilling and operating activities by requiring, among other things, permits for new pad locations, the drilling of wells, best management practices and/or conditions of approval for operating wells, maintaining bonding requirements in order to drill or operate wells, regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, and the plugging and abandonment of wells. Colorado laws also govern a number of environmental, health and safety matters that may impact our drilling and operating activities, including setbacks from buildings, schools, and other occupied areas, sensitive habitats and/or DI communities, consideration of alternative locations for new wells, the handling and disposal of waste materials, haul routes, prevention of venting and flaring, mitigation of noise, lighting, visual, odor, and dust impacts, air pollutant emissions permitting, protection of certain wildlife habitat, protection of public health, safety, welfare, and environment, and evaluation of cumulative impacts.

Regulation of Transportation and Sales of Oil

Sales of oil, condensate and NGLs from producing wells are not currently regulated and are made at negotiated prices. Nevertheless, Congress could enact price controls in the future.

Our sales of crude oil are affected by the availability, terms, conditions and cost of transportation services. Transportation of oil in interstate commerce by common carrier pipelines is also subject to rate and access regulation. FERC regulates the transportation in interstate commerce of crude oil, petroleum products, NGLs and other forms of liquid fuel under the Interstate Commerce Act (“ICA”), the Energy Policy Act of 1992, and the rules and regulations promulgated under those laws. The ICA and its implementing regulations require that tariff rates for interstate service on oil pipelines, including interstate pipelines that transport crude oil and refined products, be just and reasonable and non-discriminatory and that such rates and terms and conditions of service be filed with FERC.

Intrastate oil pipeline transportation rates are subject to regulation by state regulatory commissions. The basis for intrastate oil pipeline regulation, and the degree of regulatory oversight and scrutiny given to intrastate oil pipeline rates, varies from state to state. Insofar as effective interstate and intrastate rates and regulations regarding access are equally applicable to all comparable shippers, we believe that the regulation of oil transportation rates will not affect our operations in any way that is materially different from how it affects operations of our competitors who are similarly situated.

The Federal Trade Commission (“FTC”) has the authority under the Federal Trade Commission Act (“FTCA”) and the Energy Independence and Security Act of 2007 (“EISA”) to regulate wholesale petroleum markets. The FTC has adopted anti-market manipulation rules, including prohibiting fraud and deceit in connection with the purchase or sale of certain petroleum products, and prohibiting omissions of material information which distort or are likely to distort market conditions for such products. In addition to other enforcement powers it has under the FTCA, the FTC can sue violators under EISA and request that a court impose fines of approximately $1,472,546 (adjusted annually for inflation) per violation per day.

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Changes in FERC or state policies and regulations or laws may adversely affect the availability and reliability of firm and/or interruptible transportation service on interstate and intrastate pipelines, and we cannot predict what future action FERC or state regulatory bodies will take.

Regulation of Transportation and Sales of Natural Gas

Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated by agencies of the U.S. federal government, primarily FERC. FERC regulates interstate natural gas transportation rates and service conditions, which affects the marketing of natural gas that we produce, as well as the revenues we receive for sales of our natural gas.

In the past, the federal government has regulated the prices at which natural gas could be sold. While sales by producers of natural gas can currently be made at uncontrolled market prices, Congress could reenact price controls in the future. Deregulation of wellhead natural gas sales began with the enactment of the Natural Gas Policy Act of 1978 (“NGPA”) and culminated in adoption of the Natural Gas Wellhead Decontrol Act, which removed controls affecting wellhead sales of natural gas effective January 1, 1993. The transportation and sale for resale of natural gas in interstate commerce is regulated primarily under the Natural Gas Act of 1938 (“NGA”), and by regulations and orders promulgated by FERC under the NGA. In certain limited circumstances, intrastate transportation and wholesale sales of natural gas may also be affected directly or indirectly by laws enacted by Congress and by FERC regulations.

FERC issued a series of orders in 1996 and 1997 to implement its open access policies. As a result, the interstate pipelines’ traditional role as wholesalers of natural gas has been greatly reduced and replaced by a structure under which pipelines provide transportation and storage service on an open access basis to others who buy and sell natural gas. Although FERC’s orders do not directly regulate natural gas producers, they are intended to foster increased competition within all phases of the natural gas industry.

The federal Energy Policy Act of 2005 (“EPAct of 2005”) introduced significant changes to the statutory policy that affects all segments of the energy industry. Among other matters, the EPAct of 2005 amended the NGA to add an anti-market manipulation provision that makes it unlawful for any entity to engage in prohibited behavior to be prescribed by FERC, and furthermore, provides FERC with additional civil penalty authority. The EPAct of 2005 provided FERC with the power to assess civil penalties of up to $1,000,000 per day for violations of the NGA and increased FERC’s civil penalty authority under the NGPA from $5,000 per violation per day to $1,000,000 per violation per day, with such penalties adjusted regularly for inflation. For example, in January 2024, the maximum penalty increased to $1,544,521 per violation per day to account for inflation. The civil penalty provisions are applicable to entities that engage in the sale of natural gas for resale in interstate commerce. On January 19, 2006, FERC issued Order No. 670, a rule implementing the anti-market manipulation provision of the EPAct of 2005, and subsequently denied rehearing. The rules make it unlawful, in connection with the purchase or sale of natural gas subject to the jurisdiction of FERC, or the purchase or sale of transportation services subject to the jurisdiction of FERC, for any entity, directly or indirectly to: (1) use or employ any device, scheme, or artifice to defraud; (2) make any untrue statement of material fact or omit to make any such statement necessary to make the statements made not misleading; or (3) engage in any act or practice that operates as a fraud or deceit upon any person. The anti-market manipulation rule does not apply to activities that relate only to intrastate or other non-jurisdictional sales or gathering. However, it does apply to activities of gas pipelines and storage companies that provide interstate services, as well as otherwise non-jurisdictional entities to the extent the activities are conducted “in connection with” gas sales, purchases, or transportation subject to FERC jurisdiction, which now includes the annual reporting requirements under Order 704, described below. The anti-market manipulation rule and enhanced civil penalty authority reflect an expansion of FERC’s NGA enforcement authority.

We are required to observe such anti-market manipulation laws and related regulations enforced by FERC under the EPAct of 2005 and those enforced by the Commodity Futures Trading Commission (“CFTC”) under the Commodity Exchange Act, as amended (“CEA”), and CFTC regulations promulgated thereunder. The CEA prohibits any person from manipulating or attempting to manipulate the price of any commodity in interstate commerce, as well as the market for financial instruments on such commodity, such as futures, options, or swaps. The CEA also prohibits knowingly delivering or causing to be delivered false or misleading or knowingly inaccurate reports concerning market information or conditions that affect or tend to affect the price of a commodity. The CFTC also has statutory authority to seek civil penalties of up to the greater of approximately $1,450,040 (adjusted annually for inflation) or triple the monetary gain to the violator for violations of the anti-market manipulation sections of the CEA. Should we violate the anti-market manipulation laws and regulations, we could also be subject to related third-party damage claims by, among others, sellers, royalty owners and taxing authorities.

Natural gas gathering service, which occurs upstream of jurisdictional transmission services, is regulated by the states onshore and in state waters. Section 1(b) of the NGA exempts natural gas gathering facilities and services from regulation by FERC as a “natural gas company” under the NGA. Although FERC has set forth a general test for determining whether facilities perform a non-jurisdictional gathering function or a jurisdictional transportation function, FERC’s determinations as to the classification of facilities are done on a case-by-case basis. To the extent that FERC issues an order that reclassifies certain jurisdictional transportation facilities as non-jurisdictional gathering facilities, and depending on the scope of that decision, our costs of delivering gas to point-of-sale locations may increase.

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We believe that the natural gas pipelines in our gathering systems meet the traditional tests FERC has used to establish a pipeline’s status as a gatherer not subject to regulation as a natural gas company. However, the distinction between FERC-regulated transportation services and federally unregulated gathering services relies on a fact-intensive analysis that is the subject of ongoing litigation, so the classification and regulation of our gathering facilities are subject to change based on future determinations by FERC, the courts, or Congress.

State regulation of natural gas gathering facilities generally includes various safety, environmental, and, in some circumstances, nondiscriminatory-take requirements. Although nondiscriminatory-take regulation has not generally been affirmatively applied by state agencies, natural gas gathering may receive greater regulatory scrutiny in the future.

Intrastate natural gas transportation is also subject to regulation by state regulatory agencies. The basis for intrastate regulation of natural gas transportation and the degree of regulatory oversight and scrutiny given to intrastate natural gas pipeline rates and services vary from state to state. Insofar as such regulation within a particular state will generally affect all intrastate natural gas shippers within the state on a comparable basis, we believe that the regulation of similarly situated intrastate natural gas transportation in the state in which we operate and ship natural gas on an intrastate basis will not affect our operations in any way that is materially different from how it affects operations of our competitors. Like the regulation of interstate transportation rates, the regulation of intrastate transportation rates affects the marketing of natural gas that we produce, as well as the revenues we receive for sales of our natural gas.

Changes in law and to FERC and/or state policies and regulations may adversely affect the availability and reliability of firm and/or interruptible transportation service on interstate pipelines and intrastate pipelines. Changes in law and to FERC and state utility commission policies and regulations also may result in increased regulation of our business and operations, and we cannot predict what future action FERC or any state utility commission will take. We do not believe, however, that any regulatory changes will affect us in a way that materially differs from the way they will affect other natural gas producers, gatherers, and marketers with which we compete.

Regulation of Environmental and Occupational Safety and Health Matters

Our operations are subject to stringent federal, state and local laws and regulations governing the occupational safety and health aspects of our operations, the discharge of materials into the environment, and protection of the environment and natural resources (including threatened and endangered species and their habitats). Numerous governmental entities, including the EPA and analogous state agencies, such as the CDPHE, have the power to enforce compliance with these laws and regulations and the permits issued under them, often requiring costly investigation or actions. These laws and regulations may, among other things, (i) require the acquisition of permits to conduct drilling and other regulated activities; (ii) restrict the types, quantities and concentrations of various substances that can be released into the environment or injected into formations in connection with drilling and production activities; (iii) limit or prohibit drilling activities on certain lands lying within wilderness, wetlands, and other protected areas; (iv) require remedial measures to prevent or mitigate pollution from former and ongoing operations, such as requirements to close pits and plug abandoned wells; (v) apply specific health and safety criteria addressing worker protection; and (vi) impose substantial liabilities for pollution resulting from drilling and production operations. Any failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of corrective or remedial obligations, the occurrence of delays or restrictions in permitting or performance of projects, and the issuance of orders enjoining performance of some or all of our operations.

The following is a summary of the more significant existing and proposed environmental and occupational safety and health laws, as amended from time to time, to which our business operations are or may be subject, and for which compliance may have a material adverse impact on our capital expenditures, results of operations or financial position.

Hazardous Substances and Handling Wastes

The Resource Conservation and Recovery Act (“RCRA”) and comparable state laws regulate the generation, transportation, treatment, storage, disposal and cleanup of hazardous and nonhazardous solid wastes. Pursuant to rules issued by the EPA, states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Drilling fluids, produced waters and other wastes associated with the exploration, development and production of oil, natural gas and NGLs, if properly handled, are currently exempt from regulation as hazardous waste under RCRA and, instead, are regulated under RCRA’s less stringent nonhazardous solid waste provisions, state laws or other federal laws. However, it is possible that certain oil and natural gas drilling and production wastes now classified as nonhazardous solid wastes could be classified as hazardous wastes in the future. In addition, in the course of our operations, we may generate some amounts of ordinary industrial wastes, such as paint wastes, waste solvents, laboratory wastes and waste compressor oils that may be regulated as hazardous wastes if such wastes have hazardous characteristics. Although the costs of managing hazardous waste may be significant, we do not believe that our costs in this regard are materially more burdensome than those for similarly situated companies.

The Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), also known as the Superfund law, and comparable state laws impose joint and several liability, without regard to fault or the legality of conduct, on classes of persons who are considered to be responsible for the release of a hazardous substance into the environment. These persons include the current and former owners or operators of the site where the release occurred and anyone who disposed or arranged for the disposal of a hazardous substance released at the site. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources, and for the costs of certain health studies. CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment, and to seek to recover from the responsible classes of persons the costs they incur. In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. We may generate materials in the course of our operations that may be regulated as hazardous substances.

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Water Discharges

The Clean Water Act (the “CWA”) and comparable state laws impose restrictions and strict controls with respect to the discharge of pollutants, including spills and leaks of hazardous substances, into state waters and waters of the United States (“WOTUS”). The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. Spill prevention, control and countermeasure plan requirements imposed under the CWA require appropriate containment berms and similar structures to help prevent the contamination of navigable waters in the event of a petroleum hydrocarbon tank spill, rupture or leak. In addition, the CWA and analogous state laws require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for noncompliance with discharge permits or other CWA requirements and analogous state laws and regulations.

The CWA also prohibits the discharge of dredge and fill material into regulated waters, including wetlands, unless authorized by permit. The EPA and the U.S. Army Corps of Engineers (the “Corps”) have issued rules attempting to clarify the federal jurisdictional reach over WOTUS since 2015 (“WOTUS rule”), including the Navigable Waters Protection Rule during the Trump administration, rules reverting back to the 1986 WOTUS definition during the Biden administration, and rules reinstating the pre-2015 definition in January of 2023. However, in May 2023, the Supreme Court decided Sackett v. EPA, which sharply curtailed the EPA’s and Corps’ jurisdictional reach by limiting the types of wetlands that fell under WOTUS. Sackett codified the definition of WOTUS as only “geographical features that are described in ordinary parlance as “streams, oceans, rivers, and lakes” and to adjacent wetlands that are “indistinguishable” from those bodies of water due to a continuous surface connection. In September 2023, EPA and the Corps published a direct-to-final rule redefining WOTUS to amend the January 2023 rule and align with the decision in Sackett. The final rule eliminated the “significant nexus” test from consideration when determining federal jurisdiction and clarified that the CWA only extends to relatively permanent bodies of water and wetlands that have a continuous surface connection with such bodies of water. The final rule is currently subject to challenges in federal district courts. As such, uncertainty remains with respect to future implementation of the rule and any resulting litigation.

The primary federal law related specifically to oil spill liability is the Oil Pollution Act of 1990 (the “OPA”), which amends and augments the oil spill provisions of the CWA and imposes certain duties and liabilities on certain “responsible parties” related to the prevention of oil spills and damages resulting from such spills in or threatening WOTUS or adjoining shorelines. For example, operators of certain oil and natural gas facilities must develop, implement and maintain facility response plans, conduct annual spill training for certain employees and provide varying degrees of financial assurance. Owners or operators of a facility, vessel or pipeline that is a source of an oil discharge or that poses the substantial threat of discharge is one type of “responsible party” who is liable. The OPA applies joint and several liability, without regard to fault, to each liable party for oil removal costs and a variety of public and private damages. Although defenses exist, they are limited. As such, a violation of the OPA has the potential to adversely affect our operations.

Subsurface Injections

In the course of our operations, we produce water in addition to natural gas, crude oil and NGLs. Water that is not recycled may be disposed of in disposal wells, which inject the produced water into non-producing subsurface formations. Underground injection operations are regulated pursuant to the Underground Injection Control (“UIC”) program established under the federal Safe Drinking Water Act (“SDWA”) and analogous state laws. The UIC program requires permits from the EPA or an analogous state agency for the construction and operation of disposal wells, establishes minimum standards for disposal well operations, and restricts the types and quantities of fluids that may be disposed. A change in UIC disposal well regulations or the inability to obtain permits for new disposal wells in the future may affect our ability to dispose of produced water and ultimately increase the cost of our operations. For example, in response to recent seismic events near below-ground disposal wells used for the injection of natural gas- and oil-related wastewaters, federal and some state agencies have begun investigating whether such wells have caused increased seismic activity, and some states have shut down or imposed moratoria on the use of such disposal wells. In response to these concerns, regulators in some states have adopted, and other states are considering adopting, additional requirements related to seismic safety. These seismic events have also led to an increase in tort lawsuits filed against exploration and production companies, as well as the owners of underground injection wells. Increased costs associated with the transportation and disposal of produced water, including the cost of complying with regulations concerning produced water disposal, may reduce our profitability.

Air Emissions

The federal Clean Air Act (the “CAA”) and comparable state laws restrict the emission of air pollutants from many sources, such as tank batteries, through air emissions standards, construction and operating permitting programs and the imposition of other compliance standards. These laws and regulations may require us to obtain pre-approval for the construction or modification of certain projects or facilities expected to produce or significantly increase air emissions, obtain and strictly comply with stringent air permit requirements or utilize specific equipment or technologies to control emissions of certain pollutants. The need to obtain permits has the potential to delay the development of our projects. Recently, there has been increased regulation with respect to air emissions from the oil and natural gas sector.

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In June 2016, the EPA published final rules establishing new air emission controls for methane emissions from certain new, modified or reconstructed equipment and processes in the oil and natural gas source category, including production, processing, transmission and storage activities. The EPA’s final rules include New Source Performance Standards (“NSPS”) at Subpart OOOOa to limit methane emissions from equipment and processes across the oil and natural gas source category. The rules also extend limitations on volatile organic compound (“VOC”) emissions to sources that were unregulated under the previous NSPS at Subpart OOOO. Affected methane and VOC sources include hydraulically fractured (or re-fractured) oil and natural gas well completions, fugitive emissions from well sites and compressors, and pneumatic pumps. In November 2021, the EPA proposed new regulations to establish comprehensive standards of performance and emission guidelines for methane and VOC emissions from new and existing operations in the oil and gas sector, including the exploration and production, transmission, processing, and storage segments. The EPA announced a final rule on December 2, 2023, which, among other things, requires the phase-out of routine flaring of natural gas from new oil wells and routine leak monitoring at all well sites and compressor stations. Notably, the EPA updated the applicability date for Subparts OOOOb and OOOOc to December 6, 2022, meaning that sources constructed prior to that date will be considered existing sources with later compliance dates under state plans. The final rule gives states, along with federal tribes that wish to regulate existing sources, two years to develop and submit their plans for reducing methane from existing sources. The final emissions guidelines under Subpart OOOOc provide three years from the plan submission deadline for existing sources to comply. The regulations are subject to legal challenge and will also need to be incorporated into the states’ implementation plans, which will need to be approved by the EPA in individual rulemakings that could also be subject to legal challenge. As a result, future implementation of the standards is uncertain at this time.

The EPA also finalized separate rules under the CAA in June 2016 regarding criteria for aggregating multiple sites into a single source for air-quality permitting purposes applicable to the oil and natural gas industry. This rule could cause small facilities (such as tank batteries), on an aggregate basis, to be deemed a major source, thereby triggering more stringent air permitting requirements, which in turn could result in operational delays or require us to install costly pollution control equipment.

Regulation of GHG Emissions

In response to findings that emissions of carbon dioxide, methane and other GHGs endanger public health and the environment, the EPA has adopted regulations under existing provisions of the CAA, including rules requiring the monitoring and annual reporting of GHG emissions from large GHG emission sources in the United States, including certain onshore and offshore natural gas, oil and NGL production sources, which include certain of our operations. The EPA in July 2023 issued a proposed rule to expand the scope of its Greenhouse Gas Reporting Program for certain petroleum and natural gas facilities. The proposed rule would make the reach of the program both broader and more granular, creating reporting obligations for a wider set of methane and other gas emissions events and requiring increased technical detail for certain other preexisting reporting obligations. The proposed rule included an intended effective date of January 1, 2025, but the final rule remains pending at this time and the final effective date remains uncertain. Should this rule go into effect without major changes, it could raise our costs of regulatory compliance.

In addition, the SEC issued a proposed rule in March 2022 that would mandate extensive disclosure of climate-related data, risks, and opportunities, including financial impacts, physical and transition risks, related governance and strategy, and GHG emissions, for certain public companies. The SEC originally planned to issue a final rule by October 2022, but according to the SEC’s updated rulemaking agenda, a final rule is now expected to be issued in the spring of 2024. In addition, the United Nations-sponsored Paris Agreement calls for countries to set their own GHG emissions targets and be transparent about the measures each country will take to achieve its GHG emissions targets. However, the Paris Agreement does not impose any binding obligations on its participants. President Biden has recommitted the United States to the Paris Agreement and, in April 2021, announced a goal of reducing the United States’ emissions by 50-52% below 2005 levels by 2030. In November 2021, the international community gathered again in Glasgow at the 26th Conference to the Parties on the UN Framework Convention on Climate Change (“COP26”), during which multiple announcements were made, including a call for parties to eliminate certain fossil fuel subsidies and pursue further action on non-carbon dioxide GHGs. Relatedly, the United States and European Union jointly announced the launch of the “Global Methane Pledge,” which aims to cut global methane pollution at least 30% by 2030 relative to 2020 levels, including “all feasible reductions” in the energy sector. These goals were reaffirmed in November 2022 at the 27th Conference of the Parties (“COP27”) in Sharm-El Sheik. While there were limited announcements at COP27 with respect to the reduction of fossil fuel use, there were negotiations on emissions reduction targets and reduction of fossil fuel use amongst the international community, and such discussions continued at COP28.

In addition, the IRA, signed by President Biden in August 2022, provides significant funding and incentives for research and development of low-carbon energy production methods, carbon capture, and other programs directed at addressing climate change. The IRA also includes a methane emissions reduction program that amends the CAA to include a Methane Emissions and Waste Reduction Incentive Program for petroleum and natural gas systems. This program requires the EPA to impose a “waste emissions charge” on certain natural gas and oil sources that are already required to report under EPA’s Greenhouse Gas Reporting Program. EPA recently issued a proposed rule to implement the waste emissions charge with a proposed effective date in 2025 for reporting year 2024 emissions.

Although it is not possible at this time to predict how new laws or regulations that may be adopted or issued to address GHG emissions would impact our business, any such future laws, regulations or legal requirements imposing reporting or permitting obligations on, or limiting emissions of GHGs from, our equipment and operations could require us to incur costs to reduce emissions of GHGs associated with our operations, as well as delay or restrict our ability to permit GHG emissions from new or modified sources. In addition, substantial limitations on GHG emissions could adversely affect demand for the natural gas, oil and NGLs we produce and lower the value of our reserves.

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Finally, it should be noted that increasing concentrations of GHGs in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, floods, droughts and other extreme climatic events; if any such effects were to occur, they could have an adverse effect on our exploration and production operations.

Hydraulic Fracturing Activities

Hydraulic fracturing is an important and common practice that is used to stimulate production of oil, natural gas and NGLs from dense subsurface rock formations. We will use hydraulic fracturing as part of our operations. Hydraulic fracturing is typically regulated by state oil and natural gas commissions. However, several federal agencies have asserted regulatory authority over certain aspects of the process.

From time to time, legislation has been introduced, but not enacted, in Congress to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the fracturing process. Meanwhile, the regulation of hydraulic fracturing has continued at the state level. For example, Colorado has promulgated rules that require oil and gas operators to disclose the volume of water and all chemicals used during the hydraulic fracturing process to an online registry.

In the event that a new, federal level of legal restrictions relating to the hydraulic fracturing process is adopted in areas where we operate, we may incur additional costs to comply with such federal requirements that may be significant in nature, and also could become subject to additional permitting requirements and experience added delays or curtailment in the pursuit of exploration, development, or production activities.

ESA and Migratory Birds

The federal ESA and comparable state laws were established to protect endangered and threatened species. Pursuant to the ESA, if a species is listed as threatened or endangered, restrictions may be imposed on activities adversely affecting that species’ habitat. Similar protections are offered to migratory birds under the Migratory Bird Treaty Act. We may conduct operations on oil and natural gas leases in areas where certain species that are listed as threatened or endangered are known to exist and where other species that potentially could be listed as threatened or endangered under the ESA may exist. In June 2023, the Biden Administration announced proposed revisions concerning the procedures and criteria used for listing, reclassifying, and delisting protected species, and designating critical habitat.

The identification or designation of previously unprotected species as threatened or endangered in areas where underlying property operations are conducted could cause us to incur increased costs arising from species protection measures, time delays or limitations on our exploration and production activities, which could have an adverse impact on our ability to develop and produce reserves. If we were to have a portion of our leases designated as critical or suitable habitat, it could adversely impact the value of our leases.

OSHA

We are subject to the requirements of the Occupational Safety and Health Act (“OSHA”) and comparable state statutes the purpose of which is to protect the health and safety of workers. In addition, OSHA’s hazard communication standard, the Emergency Planning and Community Right-to-Know Act, comparable state statutes and any implementing regulations require that we organize and/or disclose information about hazardous materials used or produced in our operations and that this information be provided to employees, state and local governmental authorities and citizens.

State Laws

Our properties located in Colorado are subject to the authority of the CECMC, as well as other state agencies. Over the past several years, the CECMC has approved new rules regarding various matters, including wellbore integrity, hydraulic fracturing, well control, waste management, spill reporting, spacing of wells and pooling of mineral interests, and an increase in potential sanctions for CECMC rule violations. We do not believe that any of these CECMC rules will affect us in a way that materially differs from the way they will affect other natural gas producers, gatherers, and marketers with which we compete.

In April 2019, Colorado Senate Bill 19-181 (SB 181) became effective, which substantially changes the state’s regulation of oil and gas exploration and production activities. SB 181 changed the CECMC’s mission from “fostering” responsible and balanced development “consistent with protection” of public health and the environment to “regulating” development “to protect” public health and the environment. SB 181 also instituted several state-wide regulatory changes, namely it: (i) changed Colorado’s statutory pooling provisions to require an applicant to own, or obtain the consent of, more than 45% of the applicable working or mineral interest, whereas previously the consent of only one mineral interest owner was required; (ii) requires that, after production is established, an applicant must pay force-pooled working or mineral interest owners a 16% royalty on oil production and a 13% royalty on gas production; (iii) changed state pre-emption law to afford local governments greater control over oil and gas siting; and (iv) initiated a comprehensive rulemaking to amend CECMC’s rules consistent with the agency’s revised mission.

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Among the most significant changes under SB 181 was the aforementioned provision giving local governments greater control over facility siting and surface impacts associated with oil and gas development. Whether an applicable local government determines to implement regulatory changes is optional, but if changes are adopted, the resulting regulations may be stricter than state requirements. Further, local governments can inspect oil and gas operations and impose fines for leaks and spills. Regulation in the municipalities and areas where we operate could result in increased costs, delays in securing permits and other approvals related to our operations, and otherwise materially impact our ability to operate and drill new wells in the areas where we hold oil and gas interests.

The CECMC has adopted significant additional regulations to implement SB 181. The legislation mandated CECMC rulemaking on environmental protection, facility siting, cumulative impacts, flowlines, wells that are inactive, temporarily abandoned or shut-in, financial assurance, wellbore integrity, and application fees. In November 2022, the CECMC completed a rulemaking on flowlines and wells that are inactive, temporarily abandoned, or shut-in and completed a rulemaking on wellbore integrity in June 2020. In January 2021, the results of a major rulemaking took effect addressing a wide range of topics, including facility siting, cumulative impacts, development approvals, asset transfers, pollution standards, hearings and variances, groundwater monitoring, underground injection control and enhanced recovery wells, venting and flaring restrictions, spill reporting, cleanup responsibility, and wildlife protection. Those rules apply to permit applications pending on, or submitted after, the date the rule became effective, and generally to operations occurring on or after that date. The CECMC has also issued rules on financial assurance, application fees, and high-priority habitat. The financial assurance rule increased the amounts that operators are required to provide as a surety bond to ensure that wells will be properly plugged and abandoned at the end of their lifecycle. Most recently, the CECMC is considering a draft rulemaking regarding the cumulative impacts of oil and gas operations, including increased scrutiny on a project’s proximity to other industrial sites, residential and school areas, DI communities, and “cumulatively impacted communities.” The draft rules would also set GHG emissions intensity targets for oil and gas operators and require regulators to consider such targets in their cumulative impacts analysis, as well as the potential to restrict operations during the summer in Ozone Nonattainment Areas. Depending on how these and any other new rules are applied and enforced, they could add substantial increases in well costs for our Colorado operations. The rules could also impact our ability to operate and extend the time necessary to obtain drilling permits, which would create substantial uncertainty about future development plans.

SB 181 also required the CDPHE, in conjunction with the Air Quality Control Commission (“AQCC”), to undertake rulemaking efforts to minimize methane emissions and emissions of other hydrocarbons, volatile organic compounds and nitrogen oxides associated with certain oil and gas facilities. The CDPHE and AQCC adopted more stringent standards for leak detection and repair inspection frequency, pipeline and compressor station inspection and maintenance frequencies, and for reducing emissions from pneumatic devices. In December 2019, the AQCC also expanded storage tank control and loadout control requirements. The legislation also grants the CDPHE and AQCC regulatory authority over a broad range of oil and gas facilities during pre-production activities, drilling, and completion.

Related Permits and Authorizations

Many environmental laws require us to obtain permits or other authorizations from state and/or federal agencies before initiating certain drilling, construction, production, operation or other activities and to maintain these permits and compliance with their requirements for ongoing operations. These permits are generally subject to protest, appeal or litigation, which can in certain cases delay or halt projects and cease production or operation of wells, pipelines and other operations.

For example, when obtaining a permit for new multi-well pads, the State of Colorado Oil and Gas Development Plan (the “OGDP”) approval process may be pursued concurrently with the county approval process. Thirty days prior to the initial filing for a permit, we are required to provide notice to relevant local government authorities (“RLGs”), proximate local governments (“PLGs”) and schools within 2,000 feet of our proposed site. Following such notice, a development plan may be filed, subject to potential requests for hearings and consultation, with such process lasting on average between 90 and 150 days. Upon approval by state authorities, a development plan will be subject to a 30-day public comment period (or 45 days in the case of a plan contemplating drilling within 2,000 feet of a DI community), with such period subject to extension at the discretion of state authorities. Upon completion of the public comment period, the CECMC Director will make a recommendation to approve, approve with conditions of approval (“COA”), or deny the development plan. The CECMC will then hold a hearing to determine whether to approve, deny or stay an application 7 to 14 days after the recommendation of the CECMC Director. If the development plan is approved, drilling on the applicable pad may commence after a 60- to 90-day wellbore permitting administrative process.

Concurrent with the state approval process, the Weld County Oil and Gas Location Assessment (the “WOGLA”) application will be subject to approval by the Weld County Oil and Gas Energy Department. Prior to the application, a meeting hosted by Weld County will review all alternate locations within the development area attended by all other relevant state and local regulatory agencies. Following the pre-application meeting, a 30-day notice is submitted to Weld County stating a WOGLA application will be filed. Subsequently, a WOGLA application may be filed with a public intervention period occurring 20 days prior to a hearing. The hearing for WOGLA applications is scheduled for a minimum of 45 days from the date of submission. The Weld County hearings officer will hear the WOGLA applications for approval, and upon such approval, an order will be issued and a grading permit application must be filed prior to construction upon location.

Related Insurance

We maintain insurance against some risks associated with above or underground contamination that may occur as a result of our development activities. However, this insurance is limited to activities at the well site and there can be no assurance that this insurance will continue to be commercially available or that this insurance will be available at premium levels that justify its purchase by us. The occurrence of a significant event that is not fully insured or indemnified against could have a materially adverse effect on our financial condition and operations.

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DESCRIPTION OF THE NRO ACQUISITION

On January 11, 2024 (the “Execution Date”), we entered into the NRO Agreement with NRO and NRD to acquire the Central Weld Assets for total consideration of $94.5 million (the “Purchase Price”), subject to certain closing price adjustments and other customary closing conditions. Upon the Closing of the NRO Acquisition, the economic effective date of the NRO Acquisition will be February 1, 2024 (the “Effective Date”).

The Purchase Price consists of $83.0 million in cash and $11.5 million in deferred cash payments. We are obligated to tender to NRO a $200,000 spud fee cash payment each time we complete the drilling portion of a horizontal well (each, a “Spud Fee”), to be paid within 45 calendar days following the completion of drilling of the horizontal well, until we have tendered a total of $11.5 million. In the event that we do not tender a total of $11.5 million within twelve months following the date of the Closing (the “Closing Date”), we are obligated to pay to NRO the difference of $11.5 million, less the aggregate amount of Spud Fees previously paid, with such payment to be made in two equal payments: the first to be paid on the last business day of the fifteenth month following the Closing Date and the second to be paid on the last business day of the eighteenth month following the Closing Date.

The Purchase Price is subject to various customary adjustments, including, but not limited to: (i) increases for title benefits or reductions for title defects; (ii) increases or reductions for taxes paid or accrued on the Central Weld Assets; (iii) reductions for casualty losses; (iv) if, for the period from October 1, 2023 to the Effective Date (the “Interim Period”), the Seller’s Interim Net Cash Flow (as defined in the NRO Agreement) is less than $16 million, then an increase of $16 million less the Seller’s Interim Net Cash Flow; (v) if, for the Interim Period, the Seller’s Interim Net Cash Flow is greater than $16 million, then a reduction of the Seller’s Interim Net Cash Flow less $16 million; (vi) increases for all expenses (including all drilling costs, all capital expenditures and all overhead charges under applicable operating agreements or actually charged by third parties, excluding taxes) attributable to the Central Weld Assets with certain exceptions, paid by NRO after the Effective Date; (vii) reductions for proceeds received and retained by NRO related to the Central Weld Assets after the Effective Date; and (viii) increases for the value of all hydrocarbons attributable to the Central Weld Assets produced and stored as of the Effective Date.

Pursuant to the NRO Agreement, we deposited $9.0 million of the Purchase Price into an escrow account on January 11, 2024. At Closing, the Deposit will be released to NRO with a corresponding credit to the Purchase Price. In the event the Closing has not occurred in accordance with the terms of the NRO Agreement prior to June 17, 2024, and (i) such delay has not occurred as a result of the failure of NRO to materially perform, when required, any of NRO’s covenants or obligations pursuant to the NRO Agreement, (ii) all conditions precedent to the obligations of NRO, as set forth in the NRO Agreement, have been satisfied or have been waived by NRO and (iii) there has been no event of Force Majeure or Material Adverse Effect (each as defined below), such that we, in our reasonable discretion, are, or will be, unable to secure satisfactory financing with respect to the NRO Acquisition, then the Deposit is subject to release to NRO, for so long as such foregoing conditions continue on such dates, in $3,000,000 installments on each of June 17, 2024, July 15, 2024 and August 12, 2024. In the event Closing has not occurred prior to August 15, 2024 as a result of the failure by us to materially perform any of our covenants or obligations under the NRO Agreement, NRO shall receive the entirety of the Deposit, which shall be the sole and exclusive remedy available to NRO for any such failure to consummate the Closing.

The NRO Agreement contains customary representations, warranties, covenants and agreements. As a condition to Closing, we represented that we will have, by the Closing Date, sufficient cash in immediately available funds with which to pay the cash component of the Purchase Price and otherwise will be able to consummate the NRO Acquisition and perform our obligations under the NRO Agreement. Included in the NRO Agreement are also covenants and agreements relating to the conduct of NRO’s business during the period between the execution of the NRO Agreement and Closing. These covenants include NRO’s agreement to provide us and our representatives with such assistance and support as reasonably is necessary in connection with our preparation, filing, and effectiveness of the Registration Statement of which this prospectus forms a part, and related disclosures and pro forma financial statements contained herein and any amendments hereto.

The Company is not incurring or assuming any debt or hedging instruments of NRO in connection with the NRO Acquisition. At Closing, NRO must deliver to the Company a release or other written instrument that is reasonably acceptable to the Company that effectuates a full and unconditional release of any lien, mortgage, security interest, pledge, charge, option, or encumbrance of any kind (but not any rentals, royalties, overriding royalties, excess royalties, minimum royalties, shut-in royalties, net profits interests, bonuses, production payments and other burdens upon, measured by, or payable out of the production of any hydrocarbons) encumbering the Central Weld Assets and securing NRO’s or any of its affiliates indebtedness for borrowed money.

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The NRO Agreement may be terminated at any time prior to the Closing for the following reasons: (i) by mutual written consent of us and NRO; (ii) by NRO, if the Closing has not occurred by August 15, 2024 (the “Outside Date”), unless the failure to close is due to a material breach of the NRO Agreement by NRO; (iii) by us, if the Closing has not occurred by the Outside Date, unless the failure to close is due to our material breach; (iv) by either us or NRO, if there is a statute, rule, regulation, order, decree or ruling that makes consummation of the NRO Acquisition illegal or otherwise prohibited, and such order, decree or ruling, if applicable, has become final and non-appealable; (v) by us, if NRO breaches its obligations to provide assistance and support to us and our representatives as reasonably is necessary in the preparation, filing, and effectiveness of this Registration Statement on Form S-1 and related disclosures and pro forma financial statements contained herein and amendments hereto; (vi) by either us or NRO, if the aggregate amount of the Purchase Price reductions for title and environmental defects and casualty losses exceeds 10% of the Purchase Price; (vii) any change in law that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (viii) by either us or NRO, if the other party materially breaches its covenants, obligations, or agreements as set forth in the NRO Agreement, and such material breach is not remedied within five calendar days of notice provided by the non-breaching party; or (ix) by us, upon the occurrence of an event of Force Majeure or Material Adverse Effect, in each case the result of which that we determine, in our reasonable discretion, that we are, or will be, unable to secure satisfactory financing with respect to the NRO Acquisition.

For an impediment to our ability to secure satisfactory financing with respect to the NRO Acquisition to constitute an event of “Force Majeure,” the impediment must be an unforeseeable circumstance which is beyond the control of us or NRO, or any unavoidable event, even if foreseeable, as a result of which we or NRO are unable to perform our obligations, in whole or in part, under the NRO Agreement. Such circumstances include, but are not limited to: (i) acts of God; (ii) flood, fire, earthquake or explosion; (iii) current or future war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riots, or other civil unrest; (iv) actions, embargoes, or blockades in effect on or after the Execution Date; (v) declared national or regional emergency; or (vi) epidemic, pandemic or other similar outbreak or infection. For such an impediment to constitute a “Material Adverse Effect,” such impediment must be a change, development, or effect (individually or in the aggregate), whether foreseeable or unforeseeable, which, when taken as a whole is, or is reasonably likely to be, materially adverse (a) to the business, assets, value, results of operations or conditions (financial or otherwise) of us or NRO, the Central Weld Assets, or the assets or properties of us or NRO, or (b) to the ability of us or NRO to perform on a timely basis any material obligation under the NRO Agreement or any agreement, instrument or document entered into or delivered in connection therewith. Changes, developments or effects relating to: (x) the economy in general (including any effects on the economy arising as a result of acts of terrorism), (y) changes in commodity prices for hydrocarbons or other changes affecting the U.S. oil and gas industry generally, or (z) the announcement of the NRO Acquisition, shall not be deemed to constitute a Material Adverse Effect and shall not be considered in determining whether a Material Adverse Effect has occurred. Neither any delay in the effectiveness date of the Registration Statement of which this prospectus forms a part, nor our inability, in and of itself, to satisfy our obligations to secure financing for the NRO Acquisition, will constitute an event constituting a Material Adverse Effect.

We have agreed to indemnify NRO, and NRO has agreed to indemnify us, for certain liabilities following the Closing as set forth in the NRO Agreement, including, but not limited to breaches of representations and warranties, payment of taxes, third party claims for property damage or personal injury, failure to pay or improper calculation of royalties, any indebtedness for borrowed money, civil, criminal and administrative fines and penalties, and post-Closing defects we elect not to cure.

The Company expects the NRO Acquisition to close in the first half of 2024, subject to the closing conditions described above and other customary closing conditions, with an economic effective date of February 1, 2024. The Company expects to fund the transaction with the proceeds from this offering, cash on hand and proceeds from the exercise of Warrants. There can be no assurance that the NRO Acquisition will be consummated at all or on the expected timing or that sufficient financing will be available on acceptable terms, or at all, or the timing of any such financing.

The NRO Agreement and this description of the NRO Agreement have been included to provide you with information regarding its terms. It is not intended to provide any other factual information about the Company, NRO or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the NRO Agreement were made solely for purposes of the NRO Agreement and as of specific dates, were solely for the benefit of the parties to the NRO Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the NRO Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the NRO Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the NRO Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. For the foregoing reasons, the representations, warranties, and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this prospectus and in the documents attached to or incorporated by reference into this prospectus. See “Where You Can Find More Information.”

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DESCRIPTION OF THE CRYPTO SALE

In June 2021, as a result of the COVID-19 pandemic, the Company transitioned its former business of producing pop culture conventions and events, and began operating as a cryptocurrency mining business, with a focus on acquiring oil and natural gas producing assets to power environmentally friendly and state-of-the-art cryptocurrency mining facilities. The Company sought to purchase oil and gas assets or to pursue a merger with an entity holding oil and gas assets that synergized with the Company’s cryptocurrency mining vision by powering the energy-intensive miners used in the cryptocurrency mining process.

The Company entered into a non-binding term sheet with Prairie LLC on July 19, 2022, entered into an Agreement and Plan of Merger with Prairie LLC on October 24, 2022 and entered into and closed the Merger Agreement with Prairie LLC on May 3, 2023. The Merger between the Company and Prairie LLC was intended to yield synergies between the businesses. At the time of the Merger, the Company had a number of cryptocurrency assets. In connection with the consummation of the Merger, the Company acquired a portion of the Genesis Assets and exercised an option to acquire the remainder of the Genesis Assets in August 2023. In parallel, the Company also increased its cryptocurrency mining activities through a hosting agreement with Atlas and commissioned the delivery of additional miners. However, the Mining Equipment did not generate sufficient revenues to pursue the Company’s E&P development activities and, due to ongoing instability, volatility and lack of confidence in cryptocurrency mining and markets, the Company found it increasingly difficult to obtain the financing necessary to execute its growth plan. In January 2024, the Company identified the Central Weld Assets as a unique opportunity to add producing oil and gas assets to its asset base and expand its reserves. However, given the increased scrutiny on cryptocurrency activities, the Company was unable to secure a financing source for the NRO Acquisition and conduct this offering while retaining the Mining Equipment and operations. Consequently, the Company determined that it was in its best interests to divest its Mining Equipment and focus its attention solely on its oil and gas assets.

On January 23, 2024, pursuant to the Crypto Divestiture Agreement, the Company sold all of its Mining Equipment for consideration consisting of (i) $1.0 million in cash and (ii) $1.0 million in deferred cash payments, to be paid out of (A) 20% of the monthly net revenues received by the Crypto Purchaser associated with or otherwise attributable to the Mining Equipment until the aggregate amount of such payments equals $250,000 and (B) thereafter, 50% of the monthly net revenues received by the Crypto Purchaser associated with or otherwise attributable to the Mining Equipment until the aggregate amount of such payments equals the Deferred Purchase Price, plus accrued interest. The Crypto Sale closed on January 23, 2024, simultaneously with the execution of the Crypto Divestiture Agreement.

In addition to the sale of the Mining Equipment, the Company assigned, and the Crypto Purchaser assumed, all of the Company’s rights and obligations under the Atlas MSA, pursuant to which Atlas hosts, operates, and manages the Mining Equipment. Pursuant to the Atlas MSA, the Crypto Purchaser will receive payment in U.S. dollars for the daily net mining revenue representing the dollar value of the cryptocurrency award generated less power and other costs.

As collateral security for the prompt and complete payment and performance in full of the Crypto Purchaser’s obligations under the Crypto Divestiture Agreement, including payment of the Deferred Purchase Price, the Company obtained a security interest in, among other things, the Mining Equipment and the Atlas MSA. In addition, the Crypto Divestiture Agreement requires the Crypto Purchaser to operate the Mining Equipment in the ordinary course of business and maintain in effect the Atlas MSA until the Deferred Purchase Price is paid in full. Since payment of the Deferred Purchase Price is dependent on the revenue generated by the Mining Equipment, we cannot predict the timing of when we will receive the Deferred Purchase Price, if at all. See “Risk Factors—We may not realize the full benefit of the Crypto Sale for a variety of reasons, including the inability of the Crypto Purchaser to pay the Deferred Purchase Price due to a decrease in the price of Bitcoin or the actions of third parties.”

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BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to the Company regarding the beneficial ownership of the Common Stock by:

●	each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock;

●	each named executive officer, executive officer and director of the Company; and

●	all current executive officers and directors of the Company, as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. The beneficial ownership percentages set forth in the table below are based on 9,856,719 shares of Common Stock issued and outstanding as of February 2, 2024.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner(1)	Number	Percentage		Percentage After Offering
5% Stockholders:
Narrogal Nominees Pty Ltd ATF Gregory K. O’Neill Family Trust(2)	2,605,701	25.00%			%
Bristol Investment Fund, Ltd.(3)(4)	1,232,141	12.50%			%
James W. Wallis Living Trust(5)	706,206	7.16%			%
Named Executive Officers:
John D. Maatta(6)	327,312	3.32%			%
Scott Sheikh(7)	37,639	*
Alan Urban(8)	10,513	*
Scott Kaufman(9)	583,181	5.92%			%
Current Directors and Executive Officers:
Gary C. Hanna(4)(10)	1,148,834	11.66%			%
Edward Kovalik(4)(11)	1,148,834	11.66%			%
Paul L. Kessler(3)(4)	1,232,141	12.50%			%
Gizman Abbas	—
Stephen Lee	—
Jonathan H. Gray(12)	488,217	4.95%			%
Erik Thoresen	—
Craig Owen	—
Bryan Freeman	—
Current Directors and Executive Officers as a Group (9 persons)	4,018,026	40.76	% **		%

*	Less than 1% of Common Stock outstanding.

**	Percentages may not sum due to rounding.

(1)	Unless otherwise noted, the business address of each of the officers and directors is 602 Sawyer Street, Suite 710, Houston, Texas 77007.

(2)	O’Neill Trust is managed by Narrogal Nominees Pty Ltd (“Narrogal Nominees”), as trustee. Gregory K. O’Neill, managing director and sole shareholder of Narrogal Nominees, has voting or investment control over the shares held by O’Neill Trust. The address of each of O’Neill Trust, Narrogal Nominees and Mr. O’Neill is Level 27, 60 City Road Southbank, Melbourne, Australia. The O’Neill Trust owns 2,039,614 shares of Common Stock held in book-entry form, Series D Preferred Stock convertible into 2,000,000 shares of Common Stock, Series D A Warrants to purchase 2,000,000 shares of Common Stock, Series E Preferred Stock convertible into 4,000,000 shares of Common Stock, Series E A Warrants to purchase 4,000,000 shares of Common Stock, and Series E B Warrants to purchase 4,000,000 shares of Common Stock. The shares reported herein include 2,039,614 shares of Common Stock and 566,087 shares of Common Stock issuable upon exercise of the Warrants or conversion of Preferred Stock. Shares reported herein do not include 433,913 shares of Common Stock that underlie, in the aggregate, the Series D Preferred Stock, the Series D A Warrants, the Series E Preferred Stock, the Series E A Warrants and the Series E B Warrants, as the exercise of these convertible securities is subject to a beneficial ownership limitation. On a fully diluted basis and assuming no other security holder has exercised any of their convertible securities, O’Neill Trust would own approximately 69.77% of the shares outstanding. The exercise of such Series D Preferred Stock and Series E Preferred Stock are subject to O’Neill Trust holding less than 4.99% of the outstanding shares of Common Stock, which may be increased upon written notice to the Company, to any specified percentage not in excess of 9.99%. In connection with the Warrant Exercise, O’Neill Trust entered into an agreement with the Company pursuant to which it amended the terms of each of its Series D PIPE Warrants and Series E PIPE Warrants to increase the beneficial ownership limitation from 9.99% to 25% and gave notice to the Company that it was increasing its beneficial ownership limitation to 25% with respect to each of its remaining warrants. Such beneficial ownership limitation may only be modified, amended or waived with the written consent of both the Company and O’Neill Trust.

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(3)	According to a Schedule 13D/A filed with the SEC on January 3, 2024 on behalf of Bristol Investment Fund, Bristol Capital, Paul Kessler and Bristol Capital Advisors Profit Sharing Plan (“BCA PSP”), the shares reported herein include, (i) 843,354 shares of Common Stock held by Bristol Investment Fund, (ii) 384,160 shares of Common Stock held by Bristol Capital, LLC, (iii) 3,250 shares of Common Stock held by Paul Kessler, and (iv) 1,377 shares of Common Stock held by BCA PSP. The shares reported herein do not include (i) 797,072 shares issuable upon the conversion of Series D Preferred Stock and (ii) 597,543 shares issuable upon the exercise of the Series D PIPE Warrants, as the conversion of each such shares are subject to the holder holding less than 4.99% of the outstanding shares of Common Stock (a “4.99% Beneficial Ownership Limitation”). If, however, conversion or exercise of such shares are not subject to a 4.99% Beneficial Ownership Limitation, the shares reported herein would be 2,614,157 shares of Common Stock and percentage ownership would be 23.26%. Bristol Investment Fund is a privately held fund that invests primarily in publicly traded companies through the purchase of securities in private placement and/or open market transactions. The address of Bristol Investment Fund’s registered office is Citco Trustees (Cayman) Limited, 89 Nexus Way, Camana Bay, PO Box 311063, Grand Cayman KY1-1205, Cayman Islands. Bristol Capital Advisors, LLC, an entity organized under the laws of the State of Delaware (“Bristol Capital Advisors”), is the investment advisor to Bristol Investment Fund. Paul Kessler is manager of Bristol Capital Advisors and as such has voting and dispositive power over the securities held by Bristol Investment Fund. Bristol Capital is a privately held limited liability company that engages from time to time in investing in publicly traded companies through the purchase of securities in private placement and/or open market transactions. Paul Kessler is the sole manager of Bristol Capital and therefore has voting and dispositive power over the securities held by Bristol Capital. BCA PSP is a plan established by Bristol Capital Advisors which invests in various securities for the benefit of its employees. Mr. Kessler has voting and dispositive power over the securities held by BCA PSP. The address of the principal office for Bristol Capital Advisors, Bristol Capital, Mr. Kessler and BCA PSP is 555 Marin Street, Suite 140, Thousand Oaks, CA 91360.

(4)	By virtue of the arrangements of Mr. Kovalik and Mr. Hanna with Bristol Capital and Mr. Kessler under the Stockholders Agreement, dated as of May 3, 2023, by and among the Company, Bristol Capital, Mr. Kessler, Mr. Hanna and Mr. Kovalik, Mr. Kovalik and Mr. Hanna may be deemed to be members of a “group” with Bristol Capital, Mr. Kessler, Bristol Investment Fund and BCA PSP (together with Bristol Capital and Bristol Investment Fund, the “Bristol Entities”). The number of shares reported herein by Mr. Kovalik do not include the shares reported herein by Mr. Hanna, Mr. Kessler or Bristol Capital, the number of shares reported herein by Mr. Hanna do not include the shares reported herein by Mr. Kovalik, Mr. Kessler or Bristol Capital, and the number of shares reported herein by Mr. Kessler and Bristol Capital do not include the shares reported herein by Mr. Kovalik or Mr. Hanna. Based on the shares reported herein, Mr. Kovalik is the record holder of 1,148,834 shares of Common Stock, Mr. Hanna is the record holder of 1,148,834 shares of Common Stock and Mr. Kessler and the Bristol Entities are the record holders of 1,232,141 shares of Common Stock. In the aggregate, any group formed thereby would beneficially own 3,529,809 shares of Common Stock, or approximately 35.81% of the outstanding shares of Common Stock.

(5)	James W. Wallis has voting or investment control over the shares held by James W. Wallis Living Trust (“Wallis Trust”). The address of Wallis Trust is 6410 N. Santa Fe, Oklahoma City, OK 73116.

(6)	Mr. Maatta is the former President and Chief Executive Officer and a director of the Company and resigned in connection with the Merger. Accordingly to a Form 4 filed with the SEC on May 5, 2023, the shares reported herein consist of (i) 294,413 shares of Common Stock held directly by John D. Maatta, (ii) 10,000 shares issuable upon the conversion the Series D Preferred Stock and (iii) 20,000 shares issuable upon the exercise of the Series D PIPE Warrants. The address of Mr. Maatta is 15266 Valley Vista Boulevard, Sherman Oaks, CA 91403.

(7)	Mr. Sheikh is the former Chief Operating Officer and General Counsel of the Company and resigned in connection with the Merger. The address of Mr. Sheikh is 6902 Ligustrum Cove, Austin, Texas 78750.

(8)	Mr. Urban is the former Chief Financial Officer of the Company and resigned in connection with the Merger.

(9)	According to a Schedule 13D filed with the SEC on November 13, 2023, the shares reported herein (i) 78,060 shares of Common Stock held directly by Scott D. Kaufman; (ii) 472,121 shares of Common Stock held by Barlock 2019 Fund LLC (“Barlock”); and (iii) 33,000 shares of Common Stock held by American Natural Energy Corporation (“ANEC”). The shares reported herein do not include 380,000 shares of Common Stock issuable upon conversion of Series D Preferred Stock held by Barlock, as the conversion of each such shares are subject to a 4.99% Beneficial Ownership Limitation. If, however, conversion of such shares are not subject to a 4.99% beneficial ownership limitation, the shares reported herein would be 963,181 shares of Common Stock and percentage ownership would be 9.41%. Scott D. Kaufman exercises voting and investment power over the shares held by Barlock. Scott D. Kaufman is a director and stockholder of ANEC and exercises voting and investment power over the shares held by ANEC. Mr. Kaufman is the former Chief Executive Officer and a director of the Company and resigned on August 8, 2022. The address of Mr. Kaufman is 2700 Homestead Road, Park City, UT 84098.

(10)	The shares reported herein were issued to Gary C. Hanna as consideration pursuant to the Merger Agreement.

(11)	The shares reported herein were issued to Edward Kovalik as consideration pursuant to the Merger Agreement.

(12)	According to a Form 3 filed with the SEC on May 17, 2023, the shares reported herein reflect shares held directly by First Idea Ventures LLC and First Idea International Ltd. First Idea Ventures LLC holds 80,159 shares of Common Stock. In addition, First Idea Ventures LLC also holds (i) Series D Preferred Stock convertible into 150,000 shares of Common Stock and (ii) Series D PIPE Warrants to purchase 300,000 shares of Common Stock. First Idea International Ltd. holds 109,025 shares of Common Stock, in addition to (i) Series D Preferred Stock convertible into 50,975 shares of Common Stock and (ii) Series D PIPE Warrants to purchase 101,950 shares of Common Stock. The shares reported herein include the 189,184 shares of Common Stock held directly by First Idea Ventures LLC and First Idea International Ltd. and 318,562 shares of Common Stock issuable upon the conversion of the Series D Preferred Stock and/or exercise of the Series D PIPE Warrants, but do not include 154,087 of such shares as conversion or exercise of those shares are subject to a 4.99% Beneficial Ownership Limitation. If, however, conversion or exercise of such shares are not subject to a 4.99% Beneficial Ownership Limitation, the shares reported herein would be 792,109 shares of Common Stock and percentage ownership would be approximately 7.57%. Jonathan H. Gray holds 50% and his spouse, Chloe Gray, holds 50% of the interests of First Idea Ventures LLC and each share voting and investment power over the securities held by First Idea Ventures LLC. The address of First Idea Ventures LLC is c/o Jade Fiducial, 1925 Century Park East, Suite 1700, Los Angeles, CA 90067. First Idea International Ltd. is a limited company. Jonathan Gray has voting or investment control over the shares held by First Idea Ventures LLC. Mr. Gray is a director of the Company. The address of First Idea International Ltd. is 1 Duchess Street, Suite 1, First Floor, London W1W 6AN, United Kingdom.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our Common Stock by a non-U.S. holder (as defined below) that holds our Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary is based on the provisions of the Code, U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary. We have not sought any ruling from the IRS with respect to the statements made and the positions and conclusions described in the following summary, and there can be no assurance that the IRS or a court will agree with such statements, positions and conclusions.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the impact of the Medicare surtax on certain net investment income, U.S. federal estate or gift tax laws, any U.S. state or local or non-U.S. tax laws or any tax treaties. This summary also does not address all U.S. federal income tax considerations that may be relevant to particular non-U.S. holders in light of their personal circumstances or that may be relevant to certain categories of investors that may be subject to special rules, such as:

●	banks, insurance companies or other financial institutions;

●	tax-exempt or governmental organizations;

●	tax-qualified retirement plans;

●	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

●	dealers in securities or foreign currencies;

●	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes or holders of interests therein;

●	persons deemed to sell our Common Stock under the constructive sale provisions of the Code;

●	persons that acquired our Common Stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

●	certain former citizens or long-term residents of the U.S.; and

●	persons that hold our Common Stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

PROSPECTIVE INVESTORS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER ANY OTHER TAX LAWS, INCLUDING U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY U.S. STATE OR LOCAL OR NON-U.S. TAXING JURISDICTION, OR UNDER ANY APPLICABLE INCOME TAX TREATY.

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Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our Common Stock that is not for U.S. federal income tax purposes a partnership or any of the following:

●	an individual who is a citizen or resident of the U.S.;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our Common Stock to consult with their own tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our Common Stock by such partnership.

Distributions

We do not expect to pay any distributions on our Common Stock in the foreseeable future. However, in the event we do make distributions of cash or other property on our Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our Common Stock and thereafter as capital gain from the sale or exchange of such Common Stock. See “—Gain on Sale or Other Taxable Disposition of Common Stock.” Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a non-U.S. holder on our Common Stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must generally provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable or successor form) certifying qualification for the reduced rate. A non-U.S. holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Any portion of a distribution that is treated as a dividend paid to a non-U.S. holder that is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S. (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the U.S.) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined in the Code). Such effectively connected dividends will not be subject to U.S. federal withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI (or other applicable or successor form) certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

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Gain on Sale or Other Taxable Disposition of Common Stock

Subject to the discussion below under “—Backup Withholding and Information Reporting,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other taxable disposition of our Common Stock unless:

●	the non-U.S. holder is an individual who is present in the U.S. for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

●	the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S. (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the U.S.); or

●	our Common Stock constitutes a United States real property interest by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the non-U.S. holder in the U.S.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. If the non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our Common Stock is and continues to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations), only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the Common Stock, more than 5% of our Common Stock will be treated as disposing of a United States real property interest and will be taxable on gain realized on the disposition of our Common Stock as a result of our status as a USRPHC. If our Common Stock were not considered to be regularly traded on an established securities market, each non-U.S. holder (regardless of the percentage of stock owned) would be treated as disposing of a United States real property interest and would be subject to U.S. federal income tax on a taxable disposition of our Common Stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. holders should consult with their own tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Common Stock, including regarding potentially applicable income tax treaties that may provide for different rules.

Backup Withholding and Information Reporting

Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

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Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Common Stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate, which is currently 24%) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Common Stock effected outside the U.S. by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Common Stock effected outside the U.S. by such a broker if it has certain relationships within the U.S.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends on our Common Stock and, subject to the proposed U.S. Treasury regulations discussed below, on proceeds from sales or other dispositions of shares of our Common Stock, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the U.S. governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. While gross proceeds from a sale or other disposition of our Common Stock paid after January 1, 2019, would have originally been subject to withholding under FATCA, proposed U.S. Treasury regulations provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers may generally rely on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued. Non-U.S. holders are encouraged to consult with their own tax advisors regarding the effects of FATCA on an investment in our Common Stock. The proposed U.S. Treasury regulations, which may be relied upon pending the adoption of final U.S. Treasury regulations, have indefinitely suspended the withholding tax on gross proceeds. Consequently, FATCA withholding on gross proceeds paid from the sale or other disposition of our Common Stock is not expected to apply.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF ANY OTHER TAX LAWS, INCLUDING U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY U.S. STATE OR LOCAL OR NON-U.S. TAX LAWS, AND TAX TREATIES.

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DESCRIPTION OF SECURITIES

The following summary of the material terms of our shares of Common Stock is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Second Amended and Restated Certificate of Incorporation of the Company, as amended (the “Charter”) and our bylaws, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of our Charter and our bylaws for a complete description of the rights and preferences of our shares of Common Stock.

On October 25, 2022, the holders of approximately 88.2% of the voting power of the Company approved by written consent amendments to the Company’s Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split.

On October 12, 2023, the Company filed a Certificate of Amendment to its Charter with the Delaware Secretary of State to effect the Reverse Stock Split. The Certificate of Amendment filed by the Company with the Delaware Secretary of State on October 12, 2023 took effect October 16, 2023 and, among other things, (i) effected the Reverse Stock Split; and (ii) changed the total number of shares of all classes of stock which the Company shall have authority to issue to 155,000,000 shares, consisting of (a) 150,000,000 shares of Common Stock and (b) 5,000,000 shares of Preferred Stock.

Immediately after the filing of the Certificate of Amendment on October 12, 2023, the Company filed the Charter with the Delaware Secretary of State, with an effective date of October 16, 2023, to, among other things, (i) eliminate certain provisions related to the Preferred Stock as a result of the elimination of certain classes of Preferred Stock; (ii) remove provisions providing for action by written consent of stockholders; (iii) include a waiver of the corporate opportunity doctrine; (iv) make certain modifications to the election and removal of directors of the Company; (v) adopt Delaware as the exclusive forum for certain stockholder litigation; and (vi) increase the total number of shares of all classes of stock which the Company shall have authority to issue 550,000,000 shares, consisting of (a) 500,000,000 shares of Common Stock and (b) 50,000,000 shares of Preferred Stock.

Authorized and Outstanding Stock

We are authorized to issue a total of 550,000,000 shares of stock, consisting of (i) 500,000,000 shares of Common Stock, par value $0.01 per share, and (ii) 50,000,000 shares of Preferred Stock, par value $0.01 per share.

The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding plus the number reserved for issuance upon the exercise, conversion or exchange of outstanding securities) by the affirmative vote of the majority of the voting power of the outstanding shares of stock of the Company entitled to vote generally on the election of directors, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either Common Stock or Preferred Stock voting separately as a class or series shall be required therefor.

Common Stock

Voting Power

Except as may otherwise be provided in our Charter, in a preferred stock designation or by applicable law, each stockholder shall be entitled to one vote for each share of Common Stock held by that stockholder. Except as may otherwise be provided in our Charter (including any preferred stock designation), the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters upon which stockholders are entitled to vote.

Notwithstanding the foregoing, except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to our Charter (including any preferred stock designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such class or series, to vote thereon pursuant to our Charter (including any preferred stock designation) or pursuant to the DGCL.

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Dividends

Subject to the prior rights and preferences, if any, applicable to shares of Preferred Stock or any class or series thereof, and subject to the right of participation, if any, of the holders of Preferred Stock in any dividends, the holders of shares of Common Stock shall be entitled to receive ratably in proportion to the number of shares of Common Stock held by them such dividends and distributions (payable in cash, stock or otherwise), if any, as may be declared thereon by the Board at any time and from time to time out of any funds of the Company legally available therefor.

Liquidation, Dissolution and Winding Up

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock or any class or series thereof, and subject to the right of participation, if any, of the holders of Preferred Stock in any dividends, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them. A liquidation, dissolution or winding-up of the Company shall not be deemed to be occasioned by or to include any consolidation or merger of the Company with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Company.

Preemptive or Other Rights

The holders of our Common Stock have no preemptive, subscription, redemption or conversion rights.

Election of Directors

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of Preferred Stock, the holders of Common Stock will possess all voting power for the election of our directors and all other matters requiring stockholder action. Cumulative voting is prohibited. Holders of Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

Series D Preferred Stock and Series D PIPE Warrants

In connection with the Series D PIPE, the Company issued approximately 17,376 shares of Series D Preferred Stock, 3,475,250 Series D A Warrants and 3,475,250 Series D B Warrants.

The Series D Preferred Stock have a stated value of $1,000 per share and are convertible to shares of Common Stock at a conversion price of $5.00 per share. The Series D PIPE Warrants are exercisable at a price of $6.00 per share, subject to adjustments as provided under the terms of the Series D PIPE Warrants. The Series D PIPE Warrants are exercisable at any time until the expiration thereof, except that the Series D PIPE Warrants cannot be exercised by a Series D PIPE Investor if, after giving effect thereto, such Series D PIPE Investor would beneficially own more than 4.99% (the “Maximum Percentage”) of the outstanding shares of Common Stock, which Maximum Percentage may be increased or decreased by the Series D PIPE Investor, upon written notice to the Company, to any specified percentage not in excess of 9.99%. The Series D A Warrants have a term of five years from the date of issuance, and the Series D B Warrants have a term of one year from the date of issuance.

Subject to limited exceptions, a Series D PIPE Investor will not have the right to convert any portion of their Series D Preferred Stock if such Series D PIPE Investor, together with its affiliates, would beneficially own in excess of 4.99% (or up to 9.99% at the election of the holder) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. Such beneficial ownership limitation may only be modified, amended or waived with the written consent of both the Company and the security holder.

On November 13, 2023, O’Neill Trust delivered notice to the Company of the exercise of Series D B Warrants to purchase 2,000,000 shares of Common Stock at an exercise price of $6.00 per share for total proceeds to the Company of $12 million (the “Warrant Exercise”).

In connection with the Warrant Exercise, O’Neill Trust entered into an agreement with the Company pursuant to which it amended the terms of each of its Series D PIPE Warrants to increase the Maximum Percentage from 9.99% to 25% and gave notice to the Company that it was increasing its beneficial ownership limitation to 25% with respect to each of its remaining warrants. The beneficial ownership limitation on the Series D Preferred Stock remains at 4.99%, subject to increase to 9.99% by O’Neill Trust upon written notice to the Company.

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Registration Rights Agreement

In connection with the Merger Closing, we entered into a registration rights agreement with the Series D PIPE Investors pursuant to which the Company agreed to submit to or file with the SEC, within 45 calendar days after the Merger Closing Date, a registration statement registering the resale of the shares of Common Stock underlying the Series D Preferred Stock and Series D PIPE Warrants (the “PIPE Resale Registration Statement”), and the Company agreed to use its best efforts to have the PIPE Resale Registration Statement declared effective as promptly as possible after the filing thereof but no later than ninety (90) calendar days (or one hundred twenty (120) calendar days if the SEC notifies the Company that it will review the PIPE Resale Registration Statement) following the Merger Closing Date.

Series E PIPE

To fund the Exok Option Purchase, the Company entered into a securities purchase agreement with the Series E PIPE Investor on August 15, 2023, pursuant to which the Series E PIPE Investor agreed to purchase, and the Company agreed to sell to the Series E PIPE Investor, for an aggregate of $20.0 million, securities consisting of (i) 39,614 shares of Common Stock, (ii) 20,000 shares of Series E Preferred Stock, par value $0.01 per share, with a stated value of $1,000 per share, convertible into shares of Common Stock at a conversion price of $5.00 per share and (iii) Series E PIPE Warrants to purchase 8,000,000 shares of Common Stock, each at an exercise price of $6.00 per share, in the Series E PIPE.

The Series E PIPE Warrants are exercisable at a price $6.00 per share, subject to adjustments as provided under the terms of the Series E PIPE Warrants. The Series E PIPE Warrants will be exercisable at any time on or after the closing of the Series E PIPE until the expiration thereof, except that the Series E PIPE Warrants cannot be exercised by the Series E PIPE Investor if, after giving effect thereto, the Series E PIPE Investor would beneficially own more than 4.99% (or up to 9.99% at the election of the Series E PIPE Investor) of the outstanding shares of Common Stock. Such beneficial ownership limitation may only be modified, amended or waived with the written consent of both the Company and the security holder. In connection with the Warrant Exercise, O’Neill Trust entered into an agreement with the Company pursuant to which it amended the terms of each of its Series E PIPE Warrants to increase the beneficial ownership limitation from 9.99% to 25% and gave notice to the Company that it was increasing its beneficial ownership limitation to 25% with respect to each of its remaining warrants. The beneficial ownership limitation on the Series E Preferred Stock remains at 4.99%, subject to increase to 9.99% by O’Neill Trust upon written notice to the Company.

The Series E A Warrants have a term of five years from the date of issuance, and the Series E B Warrants have a term of one year from the date of issuance.

Series E Registration Rights Agreement

In connection with the Series E PIPE, we entered into a registration rights agreement with the Series E PIPE Investor, pursuant to which the Company agreed to submit to or file with the SEC, within the later of (i) 45 calendar days after the closing of the Series E PIPE or (ii) 45 days after the SEC declares the PIPE Resale Registration Statement effective, a registration statement registering the resale of the shares of Common Stock underlying the Series E Preferred Stock and Series E PIPE Warrants (the “Series E Registration Statement”), and the Company agreed to use its best efforts to have the Series E Registration Statement declared effective as promptly as possible after the filing thereof but no later than ninety (90) calendar days or one hundred twenty (120) calendar days if the SEC notifies the Company that it will review the Series E Registration Statement.

Exok Warrants

In connection with the Exok Option Purchase, the Company issued equity consideration to certain affiliates of Exok, consisting of (i) 670,499 shares of Common Stock and (ii) Exok Warrants providing the right to purchase 670,499 shares of Common Stock at $7.43. The Exok Warrants are exercisable at any time on or after the closing of the Exok Option Purchase until the expiration thereof, except that the Exok Warrants cannot be exercised by Exok if, after giving effect thereto, Exok would beneficially own more than 4.99% (or up to 9.99% at the election of Exok) of the outstanding shares of Common Stock. Such beneficial ownership limitation may only be modified, amended or waived with the written consent of both the Company and the security holder.

The Exok Warrants have a term of five years from the date of issuance.

Transfer Agent and Registrar

The transfer agent for our Common Stock is VStock Transfer, LLC. The transfer agent’s telephone number and address is (212) 828-8436 and 18 Lafayette Place, Woodmere, NY 11598.

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RESTRICTIONS ON RESALE OF SECURITIES

Rule 144

Pursuant to Rule 144 of the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our Common Stock for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our “affiliates” at the time of, or at any time during the three months preceding, a sale, (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and (iii) we have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. After a one-year holding period, assuming we remain subject to the Exchange Act reporting requirements, such a person may sell their securities without regard to clause (iii) in the prior sentence.

Persons who have beneficially owned restricted shares of our Common Stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	one percent (1%) of the total number of shares of Common Stock then outstanding; or

●	the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

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UNDERWRITING

Truist Securities, Inc. is acting as the sole book-running manager and as the representative of the underwriters named below. Under the terms and subject to the conditions contained in an underwriting agreement, which will be filed as an exhibit to the registration statement of which this prospectus forms a part, we have agreed to sell to each of the underwriters named below the following number of shares of Common Stock shown opposite its name:

Underwriters	Number of Shares
Truist Securities, Inc.
KeyBanc Capital Markets Inc.
Clear Street LLC
Johnson Rice & Company L.L.C.
Total:

The underwriting agreement provides that the underwriters are obligated to purchase all of the shares of Common Stock in this offering if any are purchased, other than those shares covered by the underwriters’ option to purchase additional shares described below, subject to the satisfaction of the conditions contained in the underwriting agreement, including that:

●	the representations and warranties made by us to the underwriters are true;

●	there is no material change in our business or the financial markets; and

●	we deliver customary closing documents to the underwriters.

The representative of the underwriters has advised us that the underwriters propose to offer the shares of Common Stock directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $ per share. After the offering, the representative may change the offering price and other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

Discounts, Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

	Per Share		Total
	With No Exercise	With Full Exercise	With No Exercise	With Full Exercise
Underwriting Discounts and Commissions paid by us	$	$	$	$

We estimate that the expenses of the offering, not including underwriting discounts and commissions, will be approximately $ .

In addition to the underwriting discounts and commissions to be paid by us, we have agreed to reimburse the underwriters for certain of their out-of-pocket expenses incurred in connection with this offering, including expenses of counsel to the underwriters incurred in connection with any required review of the offering by the Financial Industry Regulatory Authority (including any filing fees in connection therewith) together with certain other fees, in an aggregate amount not greater than $          .

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Option to Purchase Additional Shares

We have granted the underwriters an option exercisable for 30 days after the date of the underwriting agreement, to purchase up to additional shares at the public offering price less underwriting discounts and commissions. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s underwriting commitment in the offering as indicated in the table at the beginning of this “Underwriting” section.

Lock-Up Agreements

We and all of our directors and executive officers, and our affiliate shareholders owning in the aggregate approximately % of our shares of common stock prior to this offering, have agreed that, without the prior written consent of Truist Securities, Inc. we and they will not directly or indirectly, (1) offer for sale, sell, issue, contract to sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of our common stock or other securities or securities convertible into or exchangeable for our common stock or other securities (other than shares sold in this offering), or with respect to us, sell or grant options, rights or warrants with respect to any shares of our common stock or other securities or securities convertible into or exchangeable for our common stock or other securities, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of our common stock or other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or other securities, in cash or otherwise, (3) requested and market conditions at the time securities or securities convertible, exercisable or exchangeable into our common stock or other securities, (4) file or cause to be filed a registration statement, including any amendments, with respect to the registration of any shares of our common stock or other securities or securities convertible, exercisable or exchangeable into our common stock or other securities (other than with respect to the Company, any registration statement on Form S-8), (5) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in securities of the Company or (6) publicly disclose the intention to do any of the foregoing for a period of 90 days (or 60 days in the case of our affiliate shareholders) after the date of this prospectus supplement.

Truist Securities, Inc., in its sole discretion, may release the Common Stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release Common Stock and other securities from lock-up agreements, Truist Securities, Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of Common Stock and other securities for which the release is being requested and market conditions at the time, subject to customary exceptions.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock, in accordance with Regulation M under the Exchange Act.

●	Stabilizing transactions permit bids to purchase the underlying security under specified circumstances.

●	Overallotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

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●	Syndicate covering transactions involve purchases of the Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions.

●	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the Common Stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our securities. These transactions may occur on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Relationships with Underwriters

Some of the underwriters and their affiliates have engaged, and may from time to time in the future engage, in transactions with, and perform services for, us, such as other commercial banking and lending services, including as a future lender under our revolving credit facility, investment banking and financial advisory services, fairness opinions and other similar services, including those that may be provided in connection with any acquisitions or investments we may make, for which they have received, or may in the future receive, customary compensation. Additionally, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. In addition, one or more of the underwriters participating in this offering may distribute prospectuses electronically. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representative on the same basis as other allocations. Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area (each a Relevant State), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the shares may be offered to the public in that Relevant State at any time:

(a) to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of representatives for any such offer; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the shares shall require us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initial acquires any shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the underwriters and us that it is a qualified investor within the meaning of Article 2 of the Prospectus Regulation.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representation, warranty and agreement.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

We have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the Company or the underwriters.

United Kingdom

No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the Shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:

(a) to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

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(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of the shares shall require the Issuer or any Manager to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation and each person who initial acquires any shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the underwriters and us that it is a qualified investor within the meaning of Article 2 of the UK Prospectus Regulation.

The Company, underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representation, warranty and agreement.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

The above selling restriction is in addition to any other selling restrictions set out below.

Hong Kong

The Shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Shares may not be circulated or distributed, nor may the Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the “SFA,” (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notification under Section 309B(1)(c) of the SFA—Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products)

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, or the Financial Instruments and Exchange Law, and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

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Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the United Arab Emirates

The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Mexico

The shares have not been registered with the National Securities Registry (Registro Nacional de Valores) or reviewed or authorized by the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) of Mexico or listed in any Mexican securities exchange. Any Mexican investor who acquires shares does so at his or her own risk. The shares will be initially placed with less than 100 persons in Mexico. Once placed, the shares can be resold exclusively to persons that qualify as qualified investors or institutional investors pursuant to applicable provisions of Mexican law.

Notice to Canadian Residents

Resale Restrictions

The distribution of our common stock in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of our common stock in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

Representations of Canadian Purchasers

By purchasing our common stock in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

● the purchaser is entitled under applicable provincial securities laws to purchase our common stock without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106—Prospectus Exemptions, the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations,

● where required by law, the purchaser is purchasing as principal and not as agent, and

● the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of Interest

Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105—Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of our common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the our common stock in their particular circumstances and about the eligibility of our common stock for investment by the purchaser under relevant Canadian legislation.

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LEGAL MATTERS

Vinson & Elkins, L.L.P., Houston, Texas, will pass upon the validity of the Common Stock covered by this prospectus. Certain legal matters relating to this offering will be passed upon for the underwriters by Latham & Watkins LLP.

EXPERTS

Prairie Operating Co.

The consolidated financial statements of Prairie Operating Co. (formerly known as Creek Road Miners, Inc.) as of and for the years ended December 31, 2022 and 2021 incorporated by reference in this prospectus and registration statement from Prairie Operating Co.’s Annual Report on Form 10-K as filed on March 31, 2023 have been audited by MaughanSullivan LLC (“MaughanSullivan”), an independent registered public accounting firm at the time of such audit, as stated in their report appearing thereon and incorporated herein by reference. The report for the fiscal year ended December 31, 2022 contained an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern. Such financial statements are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Prairie Operating Co., LLC as of December 31, 2022 and for the period from June 7, 2022 (inception) through December 31, 2022 incorporated by reference in this prospectus from the Company’s Amendment to its Current Report on Form 8-K/A as filed on June 16, 2023, have been audited by Ham, Langston & Brezina, LLP (“HL&B”), an independent registered public accounting firm, as stated in their report appearing thereon, and have been incorporated by reference in this prospectus and registration statement in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Estimates of pro forma reserves of Prairie and NRO as of February 1, 2024 and estimates of pro forma reserves pertaining to the Genesis Bolt-on Assets and related information incorporated by reference in this prospectus from the Company’s Amendment to its Current Report on Form 8-K/A, dated February 9, 2024 have been prepared based on reports by Cawley, Gillespie & Associates, Inc., an independent Petroleum Reserve Evaluation Firm, and all such information has been so incorporated in reliance on the authority of such experts in such matters.

Nickel Road Operating LLC

The consolidated financial statements of Nickel Road Operating LLC as of December 31, 2022 and 2021 and for the years then ended incorporated in this prospectus by reference from the Company’s Amendment to its Current Report on Form 8-K/A, dated February 9, 2024, have been audited by Moss Adams LLP, independent auditors, as stated in their report, which is incorporated by reference. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Estimates of NRO’s reserves as of December 31, 2022 and related information incorporated by reference in this prospectus by reference from the Company’s Amendment to its Current Report on Form 8-K/A, dated February 9, 2024 have been prepared based on reports by Cawley, Gillespie & Associates, Inc., an independent Petroleum Reserve Evaluation Firm, and all such information has been so incorporated in reliance on the authority of such experts in such matters.

Internal Controls and Qualifications of Technical Persons

In accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers (the “Reserve Standards”) and guidelines established by the SEC, CG&A estimated 100% of the Company’s proved and possible reserve information as of February 1, 2024, including (i) a reserve report with respect to Genesis Assets (other than the Genesis Bolt-on Assets) and (ii) a reserve report with respect to the Genesis Bolt-on Assets. The technical persons responsible for preparing the reserves estimates presented herein meet the requirements regarding qualifications, independence, objectivity and confidentiality set forth in the Reserve Standards.

The Company maintains an internal staff of a petroleum engineer and consulting engineer and geoscience professionals who work closely with its independent reserve engineers to ensure the integrity, accuracy and timeliness of the data used to calculate its proved and possible reserves relating to its assets. The Company’s internal technical team members met with independent reserve engineers periodically during the period covered by the reserve reports to discuss the assumptions and methods used in the proved and possible reserve estimation process. The Company provides historical information to the independent reserve engineers for its properties such as ownership interest, oil and natural gas production, well data, commodity prices and operating and development costs.

The preparation of the Company’s proved and possible reserve estimates is completed in accordance with the Company’s internal control procedures. These procedures, which are intended to ensure reliability of reserve estimations, include the following:

●	review and verification of historical production data of offset operators, working interests, net revenue interest, lease operating statements, capital costs, severance and ad valorem taxes, which as of this filing, has been derived from data from NRO, the Genesis Bolt-on Assets, and offset third-party operators.

●	verification of property ownership by the Company’s land department;

●	overseeing the preparation of reserve estimates by the Company’s Executive Operations Engineer;

●	review by the Company’s President of all of the Company’s reserves, including the review of all significant reserve changes and all new proved and possible undeveloped reserves additions; and

●	direct reporting responsibilities and final approval by the Company’s Chief Executive Officer and the Company’s President.

Bryan Freeman, our Executive Operations Engineer, is the technical person primarily responsible for overseeing the preparation of the Company’s reserves estimates. He has more than 19 years of practical experience in estimating and evaluating reserve information with more than 10 of those years overseeing estimating and evaluating reserves for multiple public and private companies. His qualifications include a Masters and Bachelor of Science degrees in Engineering from University of Texas; and a member of the Society of Petroleum Engineers.

CHANGE IN AUDITOR

On May 30, 2023, the Audit Committee of the Board approved the resignation of MaughanSullivan, the Company’s then independent registered public accounting firm, from its role as the Company’s independent registered public accounting firm. Neither the Audit Committee of the Board nor the Board took part in MaughanSullivan’s decision to resign. On May 30, 2023, the Audit Committee of the Board approved the engagement of HL&B as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2023.

The audit reports of MaughanSullivan on the consolidated financial statements of the Company for each of the two most recent fiscal years ended December 31, 2022 and December 31, 2021 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report for the fiscal year ended December 31, 2022 contained an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern.

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During the Company’s two most recent fiscal years ended December 31, 2022 and December 31, 2021 and during the subsequent interim period through March 31, 2023, (i) there were no disagreements with MaughanSullivan on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that, if not resolved to MaughanSullivan’s satisfaction, would have caused MaughanSullivan to make reference to the subject matter of the disagreement in connection with its reports and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

During the Company’s two most recent fiscal years ended December 31, 2022 and December 31, 2021, and for the subsequent interim period through May 30, 2023, neither the Company nor anyone on its behalf consulted HL&B regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the consolidated financial statements of the Company, in connection with which neither a written report nor oral advice was provided to the Company that HL&B concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 to register the sale of the shares covered hereby. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the shares covered by this prospectus, you should refer to the registration statement and its exhibits. Certain information is also incorporated by reference in this prospectus as described under “Incorporation of Certain Documents by Reference.”

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, file periodic reports and other information with the SEC. Such periodic reports and other information are available at the website of the SEC at http://www.sec.gov. We also furnish our stockholders with annual reports containing our financial statements audited by an independent registered public accounting firm and quarterly reports containing our unaudited financial information. We maintain a website at www.prairieopco.com. You may access our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after this material is electronically filed with, or furnished to, the SEC. The reference to our website or web address does not constitute incorporation by reference of the information contained at that site.

We have not authorized anyone to provide you with any information other than that contained in this prospectus or in a document to which we expressly have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it. This means that we can disclose information to you by referring you to those documents. The documents that have been incorporated by reference are an important part of the prospectus, and you should review that information in order to understand the nature of any investment by you in our securities. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may update or replace information in this prospectus and information previously filed with the SEC. We are incorporating by reference the documents listed below; provided, however, that we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules unless specifically referenced below.

●	Our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 31, 2023;

●	Our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2023, filed with the SEC on June 16, 2023;

●	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the SEC on August 14, 2023;

●	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 14, 2023;

●	Our Current Reports on Form 8-K filed on March 6, 2023, March 14, 2023, April 18, 2023, May 4, 2023, May 9, 2023, May 11, 2023, June 1, 2023, July 27, 2023, August 17, 2023, August 25, 2023, September 5, 2023, September 6, 2023, September 18, 2023, October 13, 2023, October 16, 2023, October 24, 2023, November 6, 2023, November 20, 2023, December 22, 2023, January 12, 2024, January 24, 2024 and February 5, 2024 and our Current Reports on Form 8-K/A filed on June 16, 2023, August 18, 2023, January 29, 2024 and February 9, 2024 (in each case excluding any information furnished pursuant to Item 2.02 or Item 7.01); and

●	Our Registration Statement on Form S-1, filed with the SEC on December 5, 2023.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effectiveness of the registration statement shall be deemed to be incorporated by reference in this prospectus.

Upon request, we will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus. If you would like a copy of any of these documents, at no cost, please write or call us at:

Prairie Operating Co.
602 Sawyer Street, Suite 710
Houston, TX 77007
(713) 424-4247
Attn: General Counsel & Corporate Secretary

Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus modifies or replaces this information.

101

            Shares

Prairie Operating Co.

Common Stock

PROSPECTUS

              , 2024

Truist Securities

KeyBanc Capital Markets

Clear Street

Johnson Rice & Company

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

Amount to be Paid
SEC registration fee	$	*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous fees and expenses		*
Total		*

*	To be completed by amendment.

Item 14.	Indemnification of Directors and Officers

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Company. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Charter and the Company’s bylaws provide for indemnification by the Company of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. The Charter provides for such limitation of liability to the fullest extent permitted by the DGCL.

The Company has entered into indemnification agreements (the “Indemnification Agreements”) with each of its current directors and executive officers. These Indemnification Agreements require the Company to indemnify its directors and executive officers for certain expenses, including attorneys’ fees, retainers and travel expenses, incurred by a director or executive officer in any action, suit or proceeding arising out of their services as one of the Company’s directors or executive officers or out of any services they provide at the Company’s request to any other company or enterprise.

Item 15.	Recent Sales of Unregistered Securities

We sold the securities described below within the past three years which were not registered under the Securities Act. On October 13, 2023, we implemented a 1:28.5714286 reverse stock split of our outstanding shares of Common Stock that was effective on October 16, 2023. Unless otherwise noted, all share and related option, warrant, and convertible security information presented has been retroactively adjusted to reflect the reduced number of shares, and the increase in the share price which resulted from this action.

II-1

Sales of Unregistered Securities Prior to the Merger

On March 24, 2021, the Company granted warrants to purchase shares of Common Stock to a consultant as follows: a warrant to purchase 10,500 shares with an exercise price of $28.57 per share, and a term of 5 years; and, in connection with the issuance of Series B Preferred Stock, a warrant to purchase 6,299 shares with an exercise price of $43.65 per share, and term of five years.

On June 30, 2021, we issued 6,249 shares of our Series A Preferred Stock to Scott D. Kaufman, our then Chief Executive Officer, for settlement of $62,490 of compensation payable to Mr. Kaufman under his employment agreement from April 1, 2021 through June 30, 2021. Each share of our Series A Preferred Stock is convertible into a number of shares of our Common Stock determined by dividing the aggregate stated value for the Series A Preferred Stock being converted (initially $10.00 per share, subject to adjustment as set forth in the Certificate of Designation and Restatement of Rights, Preferences and Restrictions of Series A Preferred Stock (the “Series A Certificate of Designation”)) by the then-applicable conversion price (initially $7.14 per share, and $5.00 as of December 31, 2021, subject to adjustment as set forth in the Series A Certificate of Designation). We issued the foregoing securities in reliance on the exemption from registration provided under Section 4(a)(2) of the Securities Act.

On September 30, 2021, we issued 6,249 shares of our Series A Preferred Stock to Scott D. Kaufman, our then Chief Executive Officer, for settlement of $62,490 of compensation payable to Mr. Kaufman under his employment agreement from July 1, 2021 through September 30, 2021. Each share of our Series A Preferred Stock is convertible into a number of shares of our Common Stock determined by dividing the aggregate stated value for the Series A Preferred Stock being converted (initially $10.00 per share, subject to adjustment as set forth in the Series A Certificate of Designation) by the then-applicable conversion price (initially $7.14 per share, and $5.00 as of December 31, 2021, subject to adjustment as set forth in the Series A Certificate of Designation). We issued the foregoing securities in reliance on the exemption from registration provided under Section 4(a)(2) of the Securities Act.

On October 12, 2021, the Company granted certain directors warrants to purchase a total of 1,050 shares of Common Stock with an exercise price of $42.86 per share, and a term of 3 years.

On October 20, 2021, the Company granted a director warrants to purchase 14,000 shares of Common Stock with an exercise price of $42.86 per share, a term of 3 years, and vesting as follows: 20% upon execution of a services agreement; 20% on January 20, 2022; 20% on April 20, 2022; 20% on July 20, 2022; and 20% on October 20, 2022.

On October 31, 2021, the Company granted a consultant warrants to purchase 26,250 shares of Common Stock with an exercise price of $42.86 per share, a term of 3 years, and vesting as follows: 40% upon execution of a services agreement; 20% on April 1, 2022; 20% on August 1, 2022; and 20% on December 1, 2022.

On December 1, 2021, the Company granted certain of its directors and employees options to purchase a total of 245,000 shares of Common Stock with an exercise price of $75.71 per share and a term of 5 years, and such shares shall vest upon a volume weighted average price (“VWAP”) of the Common Stock reaching the following targets: at such time as there is a VWAP equal to $71.43 of the Common Stock when computed over 30 consecutive trading days, 25% of each executive’s options shall vest; at such time as there is a VWAP equal to $85.71 of the Common Stock when computed over 30 consecutive trading days, 25% of each executive’s options shall vest; at such time as there is a VWAP equal to $100.00 of the Common Stock when computed over 30 consecutive trading days, 25% of each executive’s options shall vest; and at such time as there is a VWAP equal to $114,29 of the Common Stock when computed over 30 consecutive trading days, 25% of each executive’s options shall vest.

On December 31, 2021, we issued 6,250 shares of our Series A Preferred Stock to Scott D. Kaufman, our then Chief Executive Officer, for settlement of $62,500 of compensation payable to Mr. Kaufman under his employment agreement from October 1, 2021 through December 31, 2021. In addition, on December 31, 2021, we issued 673 shares of our Series A Preferred Stock to Paul L. Kessler, our then Executive Chairman, for settlement of $6,730 of compensation payable to Mr. Kessler under his employment agreement from December 23, 2021 through December 31, 2021. Each share of our Series A Preferred Stock is convertible into a number of shares of our Common Stock determined by dividing the aggregate stated value for the Series A Preferred Stock being converted (initially $10.00 per share, subject to adjustment as set forth in the Series A Certificate of Designation) by the then-applicable conversion price (initially $7.14 per share, and $5.00 as of December 31, 2021, subject to adjustment as set forth in the Series A Certificate of Designation). We issued the foregoing securities in reliance on the exemption from registration provided under Section 4(a)(2) of the Securities Act.

II-2

On January 1, 2022, the Company granted warrants to purchase shares of Common Stock to a consultant in connection with the issuance of Series C Preferred Stock as follows: a warrant to purchase 14,000 shares of Common Stock with an exercise price of $42.86 per share and a term of 5 years; a warrant to purchase 8,750 shares with an exercise price of $71.43 per share and term of 5 years; and a warrant to purchase 8,750 shares of Common Stock with an exercise price of $78.57 per share and term of 5 years.

On January 1, 2022, the Company granted an officer 7,722 shares of Series A Preferred Stock for settlement of $77,216 in compensation under his employment agreement for services provided through March 31, 2022.

On January 25, 2022, the Company granted an officer 1,050 shares of Common Stock as compensation under his employment agreement for services provided through December 31, 2021. On December 31, 2022 the shares were rescinded and returned to the Company.

On May 31, 2022, the Company issued 5,922 shares of Common Stock to Highwire Energy Partners, Inc. under the terms of a Binding Memorandum of Understanding for a proposed transaction.

On August 24, 2022, the Company entered into an agreement (the “Settlement”) with Alpha Capital Anstalt (“Alpha”). The Settlement relates to a dispute with the Company’s then CEO in connection with Alpha’s partial exercise on March 20, 2022 of its warrant to purchase 21,000 shares of Common Stock. Pursuant to the Settlement, Alpha agreed to exchange such warrants for a convertible promissory note in the principal amount of $900,000 due August 24, 2023. As of December 31, 2022, Alpha had returned 21,000 shares of Common Stock in connection with the Settlement.

On March 31, 2022, we issued 3,409 shares of our Series A Preferred Stock to Scott D. Kaufman, our then co-Chief Executive Officer, for settlement of $34,090 of compensation payable to Mr. Kaufman under his employment agreement from January 1, 2022 through March 31, 2022. In addition, on March 31, 2022, we issued 4,941 shares of our Series A Preferred Stock to Paul L. Kessler, our then Executive Chairman, for settlement of $49,410 of compensation payable to Mr. Kessler under his employment agreement from January 1, 2022 through March 31, 2022.

On June 30, 2022, we issued 5,361 shares of our Series A Preferred Stock to Scott D. Kaufman, our then co-Chief Executive Officer, for settlement of $53,610 of compensation payable to Mr. Kaufman under his employment agreement from April 1, 2022 through June 30, 2022. In addition, on June 30, 2022, we issued 4,941 shares of our Series A Preferred Stock to Paul L. Kessler, our then Executive Chairman, for settlement of $49,410 of compensation payable to Mr. Kessler under his employment agreement from April 1, 2022 through June 30, 2022.

On September 30, 2022, we issued: 902 shares of our Series A Preferred Stock to Scott D. Kaufman, our then co-Chief Executive Officer, for settlement of $9,020 of compensation payable to Mr. Kaufman under his employment agreement from July 1, 2022 through July 8, 2022; 2,958 shares of our Series A Preferred Stock to Paul L. Kessler, our then Executive Chairman, for settlement of $29,580 of compensation payable to Mr. Kessler under his employment agreement from July 1, 2022 through September 30, 2022; 8,333 shares of our Series A Preferred Stock to John D. Maatta, our then Chief Executive Officer, for settlement of $83,333 of compensation payable to Mr. Maatta under his employment agreement from May 1, 2022 through September 30, 2022; and 3,426 shares of our Series A Preferred Stock to Scott Sheikh, our then Chief Operating Officer and General Counsel, for settlement of $34,260 of compensation payable to Mr. Sheikh under his employment agreement from July 16, 2022 through September 30, 2022.

II-3

On December 31, 2022, we issued: 3,792 shares of our Series A Preferred Stock to Paul L. Kessler, our then Executive Chairman, for settlement of $37,920 of compensation payable to Mr. Kessler under his employment agreement from October 1, 2022 through December 31, 2022; 5,000 shares of our Series A Preferred Stock to John D. Maatta, our then Chief Executive Officer, for settlement of $50,000 of compensation payable to Mr. Maatta under his employment agreement from October 1, 2022 through December 31, 2022; 4,110 shares of our Series A Preferred Stock to Scott Sheikh, our then Chief Operating Officer and General Counsel, for settlement of $41,110 of compensation payable to Mr. Sheikh under his employment agreement from October 1, 2022 through December 31, 2022; and 685 shares of our Series A Preferred Stock to Alan Urban, our then Chief Financial Officer, for settlement of $6,850 of compensation payable to Mr. Urban under his employment agreement from October 1, 2022 through December 31, 2022.

Sales of Unregistered Securities In Connection with the Merger

Pursuant to the Merger Agreement, at the Merger Effective Time, the Company issued to Edward Kovalik and Gary C. Hanna 1,148,834 shares of Common Stock each as merger consideration. Prior to the consummation of the Merger, the Company effectuated certain restructuring transactions, and the Company issued an aggregate of 3,375,288 shares of Common Stock (excluding shares reserved for issuance and unissued subject to certain beneficial ownership limitations) and 4,423 shares of Series D Preferred Stock.

Pursuant to the Option Agreements, at the Merger Effective Time, the Company issued Non-Compensatory Options to acquire an aggregate of 8,000,000 shares of Common Stock for $0.25 per share, which are only exercisable if specific production hurdles are achieved, to Gary C. Hanna, Edward Kovalik, Paul Kessler and a third-party investor. An aggregate of 2,000,000 Non-Compensatory Options are subject to be transferred to the Series D PIPE Investors, based on their then percentage ownership of Series D Preferred Stock to the aggregate Series D Preferred Stock outstanding and held by all Series D PIPE Investors as of the Merger Closing Date, if the Company does not meet certain performance metrics by May 3, 2026.

Pursuant to the Series D Securities Purchase Agreements entered into with each Series D PIPE Investor, the Company received an aggregate of approximately $17.38 million in proceeds from the Series D PIPE Investors, and the Series D PIPE Investors were issued approximately 17,376 shares of Series D Preferred Stock, with a stated value of $1,000 per share and convertible into shares of Common Stock at a price of $5.00 per share, and 3,475,250 Series D A Warrants and 3,475,250 Series D B Warrants in the PIPE.

Pursuant to a support agreement entered into with Barlock, at the Merger Closing, the Company issued to ANEC 33,000 shares of Common Stock at a price per share of $5.00 for an aggregate value of $165,000.

All such issuances were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

II-4

Item 16.	Exhibits

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
2.1‡	Amended and Restated Agreement and Plan of Merger, dated as of May 3, 2023, by and among Creek Road Miners, Inc., Creek Road Merger Sub, LLC and Prairie Operating Co., LLC (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K, filed with the SEC on May 4, 2023).
2.2‡	Asset Purchase Agreement, dated as of January 11, 2024, by and among Nickel Road Development LLC, Nickel Road Operating LLC, Prairie Operating Co. and Prairie Operating Co., LLC (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K, filed with the SEC on January 12, 2024).
2.3‡	Asset Purchase Agreement, dated as of January 23, 2024, by and between Prairie Operating Co. and Matthew Austin Lerman (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K, filed with the SEC on January 24, 2024).
3.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K, filed with the SEC on October 13, 2023).
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K, filed with the SEC on May 9, 2023).
3.3	Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock (incorporated by reference to Exhibit 3.3 of the Company’s Current Report on Form 8-K, filed with the SEC on May 9, 2023).
3.4	Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the SEC on August 17, 2023).
4.1	Form of Series D PIPE Warrant (incorporated by reference to Exhibit C of Exhibit 10.2 of the Company’s Current Report on Form 8-K, filed with the SEC on May 4, 2023).
4.2	Form of Exok Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the SEC on August 17, 2023).
4.3	Form of Series E A Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K, filed with the SEC on August 17, 2023).
4.4	Form of Series E B Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K, filed with the SEC on August 17, 2023).
5.1*	Opinion of Vinson & Elkins L.L.P.
10.1	Master Services Agreement and Order Form, dated February 16, 2023, by and between Atlas Power Hosting, LLC and Creek Road Miners, Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the SEC on March 6, 2023).
10.2‡	Amended and Restated Purchase and Sale Agreement, dated as of May 3, 2023, by and among Prairie Operating Co., LLC, Exok, Inc. and Creek Road Miners, Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the SEC on May 4, 2023).
10.3	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K, filed with the SEC on May 4, 2023).
10.4‡	Support Agreement (Series B Preferred Stock), dated as of May 3, 2023, by and between Creek Road Miners, Inc. and Bristol Investment Fund, Ltd. (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K, filed with the SEC on May 4, 2023).
10.5‡	Form of Support Agreement (Series C Preferred Stock) (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K, filed with the SEC on May 4, 2023).
10.6‡	Support Agreement (Senior Secured Convertible Debenture), dated as of May 3, 2023, by and between Creek Road Miners, Inc. and Bristol Investment Fund, Ltd. (incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K, filed with the SEC on May 4, 2023).
10.7‡	Support Agreement (Senior Secured Convertible Debenture and Series A Preferred Stock), dated as of May 3, 2023, by and among Creek Road Miners, Inc., Barlock 2019 Fund, LP, Scott D. Kaufman and American Natural Energy Corporation (incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K, filed with the SEC on May 4, 2023).

II-5

10.8	Support Agreement (Convertible Promissory Note), dated as of May 3, 2023, by and between Creek Road Miners, Inc. and Creecal Holdings, LLC (incorporated by reference to Exhibit 10.7 of the Company’s Current Report on Form 8-K, filed with the SEC on May 4, 2023).
10.9	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K, filed with the SEC on May 9, 2023).
10.10	Stockholders Agreement, dated as of May 3, 2023, by and among Creek Road Miners, Inc., Bristol Capital Advisors, LLC, Paul Kessler, Edward Kovalik and Gary C. Hanna (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K, filed with the SEC on May 9, 2023).
10.11†	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.8 of the Company’s Current Report on Form 8-K, filed with the SEC on May 9, 2023).
10.12‡	Form of 12% Amended and Restated Senior Secured Convertible Debenture Due December 31, 2023 (incorporated by reference to Exhibit 10.9 of the Company’s Current Report on Form 8-K, filed with the SEC on May 9, 2023).
10.13	Amended and Restated Security Agreement, dated as of May 3, 2023, by and among Prairie Operating Co. and its subsidiaries, Barlock 2019 Fund, LP and Bristol Investment Fund, Ltd. (incorporated by reference to Exhibit 10.10 of the Company’s Current Report on Form 8-K, filed with the SEC on May 9, 2023).
10.14	Form of Amended and Restated Non-Compensatory Option Agreement (incorporated by reference to Exhibit 10.11 of the Company’s Current Report on Form 8-K, filed with the SEC on May 9, 2023).
10.15†	Form of Amended and Restated Employment Agreement (President and CEO) (incorporated by reference to Exhibit 10.18 of the Company’s Amendment No. 4 to Form S-1, filed with the SEC on October 24, 2023).
10.16†	Form of Amended and Restated Employment Agreement (Other Executive Officers) (incorporated by reference to Exhibit 10.19 of the Company’s Amendment No. 4 to Form S-1, filed with the SEC on October 24, 2023).
10.17‡	Securities Purchase Agreement, dated as of August 15, 2023, by and between Prairie Operating Co. and Narrogal Nominees Pty Ltd ATF Gregory K O’Neill Family Trust (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K, filed with the SEC on August 17, 2023).
10.18	Registration Rights Agreement, dated as of August 15, 2023, by and among Prairie Operating Co. and the holders thereto (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K, filed with the SEC on August 17, 2023).
10.19‡	Deed of Trust, Mortgage, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement, dated as of August 15, 2023, from Prairie Operating Co., LLC, as mortgagor, to Gregory O’Neill, as trustee, for the benefit of Narrogal Nominees Pty Ltd ATF Gregory K O’Neill Family Trust (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K, filed with the SEC on August 17, 2023).
10.20	Non-Compensatory Option Purchase Agreement, dated as of August 31, 2023, by and among Prairie Operating Co., Gary C. Hanna, Edward Kovalik, Bristol Capital, LLC and Georgina Asset Management, LLC (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the SEC on September 5, 2023).
10.21†	Amended & Restated Prairie Operating Co. Long-Term Incentive Plan, effective as of August 25, 2023 (incorporated by reference to Exhibit 10.24 of the Company’s Amendment No. 4 to Form S-1, filed with the SEC on October 24, 2023).
10.22†	Form of Restricted Stock Unit Award Agreement (for Non-Employee Directors and Consultants) (incorporated by reference to Exhibit 10.25 of the Company’s Amendment No. 4 to Form S-1, filed with the SEC on October 24, 2023).
10.23†	Form of Restricted Stock Unit Award Agreement (for Employees) (incorporated by reference to Exhibit 10.26 of the Company’s Amendment No. 4 to Form S-1, filed with the SEC on October 24, 2023).
16.1	Letter of MaughanSullivan LLC, dated June 1, 2023 (incorporated by reference to Exhibit 16.1 of the Company’s Current Report on Form 8-K, filed with the SEC on June 1, 2023).
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 of the Company’s Registration Statement on Form S-1, filed with the SEC on June 16, 2023).
23.1**	Consent of MaughanSullivan LLC.
23.2**	Consent of Ham, Langston & Brezina, LLP.
23.3**	Consent of Moss Adams LLP.
23.4**	Consent of Cawley, Gillespie & Associates, Inc.
23.5*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).
24.1**	Power of Attorney (included in the signature page to this Registration Statement).
99.1	Report of Cawley, Gillespie & Associates, Inc. dated January 11, 2024, as to pro forma reserves of Prairie Operating Co. as of February 1, 2024 (incorporated by reference to Exhibit 99.3 of the Company’s Amendment to its Current Report on Form 8-K/A, filed with the SEC on February 9, 2024).
99.2	Report of Cawley, Gillespie & Associates, Inc., dated November 6, 2023, as to the reserves of Nickel Road Operating LLC as of December 31, 2022 (incorporated by reference to Exhibit 99.4 of the Company’s Amendment to its Current Report on Form 8-K/A, filed with the SEC on February 9, 2024).
99.3**	Report of Cawley, Gillespie & Associates, Inc., dated January 26, 2024, as to the reserves of Prairie Operating Co. as of February 1, 2024.
104	Cover page Interactive Data File (formatted as inline XBRL).
107**	Filing fee table.

*	To be filed by amendment.
**	Filed herewith.
†	Indicates a management contract or compensatory plan, contract or arrangement.
‡	The schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon its request.

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Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas on February 9, 2024.

PRAIRIE OPERATING CO.

By:	/s/ Edward Kovalik
Edward Kovalik
Chief Executive Officer

Each person whose signature appears below constitutes and appoints Edward Kovalik, as his or her attorney-in-fact and agent, with full power of substitution and resubstitution, on his or her behalf, in any and all capacities, to sign this registration statement and any and all amendments (including post effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and to perform and do any and all acts and things whatsoever that any such attorney-in-fact or substitute may deem necessary or advisable to be performed or done in connection with any or all of the matters described in these resolutions, as fully as such officer or director might or could do if personally present and acting.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Edward Kovalik	Chief Executive Officer and Chair	February 9, 2024
Edward Kovalik	(Principal Executive Officer)

/s/ Craig Owen	Chief Financial Officer	February 9, 2024
Craig Owen	(Principal Financial and Principal Accounting Officer)

/s/ Gary C. Hanna	President and Director	February 9, 2024
Gary C. Hanna

/s/ Paul L. Kessler	Director	February 9, 2024
Paul L. Kessler

/s/ Gizman I. Abbas	Director	February 9, 2024
Gizman I. Abbas

/s/ Stephen Lee	Director	February 9, 2024
Stephen Lee

/s/ Jonathan H. Gray	Director	February 9, 2024
Jonathan H. Gray

/s/ Erik Thoresen	Director	February 9, 2024
Erik Thoresen

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